EXHIBIT 10.1

AMENDED AND RESTATED PURCHASE AGREEMENT

BY AND BETWEEN

IMD PARENT LLC,

LEHMAN BROTHERS HOLDINGS INC.

AND

THE OTHER SELLERS NAMED HEREIN

dated as of October 3, 2008

(continued)

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Page

Exhibit A	Form of Bid Procedures Order
Exhibit B	Form of Sale Order

AMENDED AND RESTATED PURCHASE AGREEMENT

This Amended and Restated Purchase Agreement (this “Agreement”), is made and entered into as of October 3, 2008, by and between IMD Parent LLC, a Delaware limited liability company (the “Purchaser”), Lehman Brothers Holdings Inc., a Delaware corporation (“Parent”), and the entities listed on Schedule I (such entities, together with Parent, individually and collectively, the “Seller”).

W I T N E S S E T H:

WHEREAS, Parent is a debtor-in-possession under title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”), and filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code on September 15, 2008 in the United States Bankruptcy Court for the Southern District of New York;

WHEREAS, the Seller and its Subsidiaries presently conduct the Business;

WHEREAS, the Seller desires to sell, transfer and assign to the Purchaser, and the Purchaser desires to purchase, acquire and assume from the Seller, pursuant to Sections 363 and 365 of the Bankruptcy Code and otherwise, all of the Purchased Assets and Assumed Liabilities free and clear of any and all Claims and Liens, all as more specifically provided herein; and

WHEREAS, the Seller and the Purchaser entered into the Purchase Agreement dated as of September 29, 2008 (the “Original Purchase Agreement”) and now wish to amend and restate the Original Purchase Agreement in its entirety as set forth herein, with effect from the execution and delivery of the Original Purchase Agreement on September 29, 2008 (the “Execution Date”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.

(a)           For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Acquired Subsidiary” means any member of the Company Group, the equity interests of which are purchased directly or indirectly by the Purchaser hereunder.

“Acquired Subsidiary Tax Proceeding” has the meaning set forth in Section 7.10(d).

“Active” means, as of a specified time, with respect to a Person employed in the NB Business as a member of a Team as of the Execution Date, that, as of the specified time, such Person (i) has entered into a definitive employment agreement in form and substance satisfactory to the Purchaser with respect to such Person’s continued employment in the Business after the Closing and (ii) has not retired, resigned, become disabled, died or otherwise ceased to perform services for such Team in a manner consistent with such Person’s employment agreement.  For the avoidance of doubt, term sheets and similar documentation shall not be treated as definitive employment agreements for purposes of this definition.

“Actual EBITDA” means the product of (i) 2 times (ii) EBITDA for the two fiscal quarters ended May 31, 2008, as calculated from the Audited Financial Statements; provided for purposes of such calculation, (A) compensation expense shall be deemed to include all compensation, whether paid in cash or deferred, as if such compensation was paid in full in cash ratably over the fiscal year for which such compensation was awarded and (B) the methodology for allocating dedicated costs to the Business (including the percentage allocation to the NB Business) shall be the same as was used in preparing the NB Business Financial Information.

“Administered Assets” has the meaning set forth in Section 7.16.

“Administrator” has the meaning set forth in Section 7.16.

“Advisory Contract” has the meaning set forth in Section 4.13(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing definition of “Affiliate,” no Fund shall be deemed an Affiliate of Seller or Parent for purposes of this Agreement, neither of the Trust Companies shall be deemed an Affiliate of Seller or Parent for purposes of this Agreement and no portfolio company of any direct or indirect equity holder of the Purchaser shall be deemed an Affiliate of Purchaser or any of its Subsidiaries.

“Aggregate Fixed Income Revenue Run-Rate” means the aggregate Fixed Income Revenue Run-Rate, calculated as of the close of business in New York on a given measurement date, of all Clients of the Fixed Income Business that are Consenting Fixed Income Clients as of such date.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 7.10(f).

“Ancillary Agreements” means the Transition Services Agreements, Subleases and any other agreement entered into on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby (but does not include any Retention Arrangements).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Auction” has the meaning set forth in the Bid Procedures Order.

“Audited Financial Statements” means the final audited statement of the special purpose combined financial position and statement of operations of the NB Business as of and for the two fiscal-quarter period ended May 31, 2008, prepared in accordance with GAAP on a full carve out basis with the exception that such financial statements shall (i) be on a pre-tax income basis and will not include the current and deferred provision for income taxes and related tax assets or liabilities, (ii) exclude any additional push-down of fixed asset balances and depreciation and amortization, asset impairment charges and interest income (not including the revenue associated with the margin debits) and expense outside of amounts historically recorded within the NB Business Financial Information and (iii) be prepared on a going-concern basis

“Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Bankruptcy Case” means any case, now or hereafter, filed under chapter 11 or 7 of the Bankruptcy Code by Seller or any Subsidiary of Parent or any case under SIPA filed against a Subsidiary of Parent.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court as has jurisdiction over a Bankruptcy Case.

“Bankruptcy Rules” means the United States Federal Rules of Bankruptcy Procedure and any local rules of the Bankruptcy Court.

“BarCap” means Barclays Capital Inc.

“BarCap APA” has the meaning set forth in the definition of “Excluded Assets”.

“BarCap TSA” has the meaning set forth in the definition of “Purchased Assets”.

“Base Aggregate Fixed Income Revenue Run-Rate” means $129,000,000.00, as presented on Schedule 1.1(a), which constitutes the aggregate Fixed Income Revenue Run-Rate of all Clients, calculated as of the close of business in New York on the Base Date.

“Base Aggregate NB Revenue Run-Rate” means, with respect to any Team, the amount set forth opposite such Team’s name under the column Captioned “Run Rate Revenues ($ Millions)” on the Team Run Rate Schedule.

“Base Date” means September 19, 2008, except (a) with respect to the WRAP products set forth on Schedules 1.1(a) and 1.1(b), the “Base Date” means August 31, 2008 and (b) with respect to those segments set forth under “Institutional FI Management” on Schedule 1.1(a), the “Base Date” means September 18, 2008.

“Base Purchase Price” has the meaning set forth in Section 2.8.

“Bid Procedures Order” means an Order of the Bankruptcy Court, substantially in the form attached hereto as Exhibit A, approving the Bidding Procedures.

“Bidding Procedures” has the meaning ascribed to it in the Bid Procedures Order.

“Broker-Dealer Subsidiaries” has the meaning set forth in Section 4.17(f).

“Business” means the investment management business conducted by the Seller and its Affiliates, which for purposes of this Agreement includes the businesses and the Funds set forth on Schedule 1.1(d) but excludes the businesses and the Funds set forth on Schedule 1.1(e), and which, during the periods covered by the Financial Statements, generated the revenues and earnings reflected therein, and which, for avoidance of doubt, includes the business of providing asset management, investment advisory services and, where applicable, brokerage and distribution services, to the Clients reflected on the Excel file provided prior to the Execution Date by Parent to Purchaser in the calculation of the Total Base Aggregate NB Revenue Run-Rate, the Clients reflected on the Excel file previously provided by Parent to Purchaser in the calculation of the Base Aggregate Fixed Income Revenue Run-Rate and the Clients of the other businesses and Funds set forth in Schedule 1.1(d), but excludes any portions of that business represented by the Excluded Assets and the Excluded Liabilities.

“Business Day” means any day of the year on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Cash” means the amount of cash, bank deposits and cash equivalents, as reflected in bank or brokerage statements, less, to the extent included therein, deposits, escrowed funds, prepaid charges and expenses or other restricted cash balances, and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination.

“Claims” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Client” means any Fund or other Person to which any member of the Company Group, directly or indirectly, provides investment advisory services pursuant to an investment advisory Contract.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash” has the meaning set forth in Section 2.11(a).

“Closing Cash Target” means $203,000,000, plus (a) the aggregate amount of the following Liabilities, determined immediately prior to the Closing Date: (i) with respect to any services rendered by Transferred Employees in any period ending on or before the Closing Date, all Liabilities for (A) accrued but unpaid salary and all other compensation-related Liabilities to Transferred Employees, to the extent required to be paid by Purchaser or its Subsidiaries in accordance with Section 7.9(b), determined (except with respect to compensation described in clause (i)(B) of this definition) in accordance with GAAP, and (B) the aggregate amount of the incentive compensation and bonuses, to the extent required to be paid by Purchaser or its Subsidiaries to Transferred Employees and accrued, in each case, pursuant to Section 7.9(c) that have not been paid prior to the Closing, the amount of which shall be determined in accordance with Section 7.9(c); (ii) Taxes of any Acquired Subsidiary for any pre-Closing period, including any Pre-Closing Straddle Period, and any other Taxes in respect of the Purchased Assets for which the Purchaser or any Subsidiary of the Purchaser may be liable after the Closing, determined in accordance with GAAP (excluding for this purpose deferred Taxes); (iii) all Liabilities of any member of the Company Group to Parent, the Seller or any of their respective Affiliates (other than members of the Company Group) that are not discharged on or prior to the Closing Date; (iv) $92,000,000, which represents an agreed estimated present value of the earn-out Liabilities set forth on Schedule 1.1(f) (to the extent that amount has not come due in accordance with its terms without any acceleration of any portion thereof and has not been paid on or prior to Closing); and (v) all accounts payable, including payables to brokers, dealers and clients, and all accrued expenses, of the Business, determined in accordance with GAAP plus (b) the pro-rated portion of any Management Fees, carried-interest, incentive fees and other fees based on assets under management or investment performance, in each case, paid on or before Closing that have yet to be earned as of the Closing Date, and minus (c) the pro-rated portion of any Management Fees that have been earned but not paid in cash as of the Closing Date that are receivable from Persons other than the Debtors, any other Person subject to insolvency or bankruptcy or any of their respective Affiliates, plus (d) the product of (I) $400,000,000 times (II) a fraction, the numerator of which shall be the Base Purchase Price, less the Estimated Aggregate Additional Adjustment or the Final Aggregate Additional Adjustment, as the case may be, plus the Closing Other Liabilities Adjustment and the denominator of which shall be the Base Purchase Price.  Notwithstanding anything to the contrary in clause (ii) of this definition of “Closing Cash Target”, Liabilities of any Acquired Subsidiary, or in respect of any Purchased Asset, arising pursuant to Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign Tax Law) shall only be taken into account to the extent such Liabilities have become fixed and determinable as of the time when Closing Cash Target is determined.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Other Liabilities Adjustment” means all Liabilities based on facts and circumstances first arising before the Closing (other than (i) Liabilities with respect to Taxes and (ii) Liabilities of any Acquired Subsidiary to the extent Purchaser would not have been liable for such Liabilities had Purchaser purchased such Acquired Subsidiary’s assets instead of equity interests in such Acquired Subsidiary) of the Business or any Seller or any of its Affiliates (a) for which the Purchaser or any of its Subsidiaries may be liable after the Closing and (b) that are not included in the calculation of the Closing Cash Target.

“Closing S&P Adjustment” means (a) if the S&P Percentage is less than or equal to zero, zero and, (b) if the S&P Percentage is greater than zero, a dollar amount equal to the (i) product of 0.5 times the S&P Percentage of the Total Base Aggregate NB Revenue Run-Rate multiplied by (ii) 7.5.

“Closing Schedule” has the meaning set forth in Section 2.11(a).

“Closing Schedule Calculation” has the meaning set forth in Section 2.11(b).

“Co-Invest Fund” has the meaning set forth in Section 7.30.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means, collectively, the entities listed on Schedule II.

“Company Benefit Plan” has the meaning set forth in Section 4.14(a).

“Company Documents” has the meaning set forth in Section 4.2.

“Company Group” means, collectively, the Companies and their direct and indirect Subsidiaries.

“Company Plans” has the meaning set forth in Section 7.9(a).

“Competing Transaction” is defined in Section 7.20(a).

“Confidentiality Agreements” means (a) the confidentiality agreement, dated as of July 28, 2008, by and between Hellman & Friedman Advisors LLC and Parent and (b) the confidentiality agreement, dated as of July 30, 2008, by and between Bain Capital Partners, LLC and Parent.

“Consenting Fixed Income Client” means, as of any date:

(a)           with respect to Clients of the Fixed Income Business that are not Funds, any Client that as of such date has provided written consent, or is deemed to have provided so-called implied or negative consent in accordance with Section 7.13 (or that is not required under applicable law or the applicable investment advisory agreement to consent), to the assignment or deemed assignment of its investment advisory agreement as a result of the transactions contemplated by this Agreement;

(b)           with respect to Clients of the Fixed Income Business that are Public Funds, any Public Fund that as of such date (i) has entered into a New Public Fund Investment Advisory Agreement and Other Public Funds Agreements in accordance with Section 7.14(a) and (ii) has obtained the shareholder approvals specified in Section 7.14(b); and

(c)           with respect to Clients of the Fixed Income Business that are Private Funds, any Private Fund whose investors (or the relevant person or group duly authorized to act on behalf of investors in the relevant capacity) have given the written consent to such matters related to the transactions contemplated by this Agreement as the Purchaser requests in order to approve and make effective such matters under the applicable provisions of the fund documents for such Private Fund.

“Consenting NB Client” means, as of any date:

(a)           with respect to Clients of the NB Business that are not Funds, any Client that as of such date has provided written consent, or is deemed to have provided so-called implied or negative consent in accordance with Section 7.13 (or that is not required under applicable Law or the applicable investment advisory agreement to consent), to the assignment or deemed assignment of its investment advisory agreement as a result of the transactions contemplated by this Agreement;

(b)           with respect to Clients of the NB Business that are Public Funds, any Public Fund that as of such date (i) has entered into a New Public Fund Investment Advisory Agreement and Other Public Funds Agreements in accordance with Section 7.14(a) and (ii) has obtained the shareholder approvals specified in Section 7.14(b); and

(c)           with respect to Clients of the NB Business that are Private Funds, any Private Fund whose investors (or the relevant person or group duly authorized to act on behalf of investors in the relevant capacity) have given the written consent to such matters related to the transactions contemplated by this Agreement as the Purchaser requests in order to approve and make effective such matters under the applicable provisions of the fund documents for such Private Fund.

“Contract” means any contract, agreement, release, consent, covenant, indenture, bond, mortgage, loan, lease or license.

“Cure Amounts” has the meaning set forth in Section 2.5(c).

“Debtors” means Parent and any Subsidiary of Parent or any member of the Company Group that is the subject of a proceeding under chapter 11 or chapter 7 of the Bankruptcy Code or under SIPA at any time prior to the Closing Date.

“Deferred Transfer Purchased Asset” has the meaning set forth in Section 7.22(a).

“Deferred Transfer Assumed Liability” has the meaning set forth in Section 7.22(b).

“Departure Percentage” means (i) the Departure Percentage Aggregate NB Revenue Run-Rate, divided by (ii) the Total Base Aggregate NB Revenue Run-Rate, expressed as a percentage.

“Departure Percentage Aggregate NB Revenue Run-Rate” means the sum of (a) the Base Aggregate NB Revenue Run-Rate of all Clients of Teams for which all Key Persons or all Principal Persons are Active as of the Closing Date, plus (b) 50% of the Base Aggregate NB Revenue Run-Rate of all Clients of Teams for which one and only one Principal Person is Active as of the Closing Date, plus (c) the Base Aggregate NB Revenue Run-Rate of all Clients that are not Clients of any Team.

“Designation Notice” means a notice delivered by the Purchaser, in its sole and absolute discretion, to the Seller designating any Seller or any member of the Company Group as an entity that will sell, assign, convey and deliver to the Purchaser the Purchased Assets, free and clear of all Liens and Claims pursuant to sections 363 and 365 of the Bankruptcy Code in a voluntary proceeding under the Bankruptcy Code in connection with the transactions contemplated herein, which notice shall be delivered to Parent no earlier than forty-five (45) days after the Execution Date and no later than sixty (60) days after the Execution Date.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar material related to or necessary for the conduct of the Business and the Purchased Assets in each case whether or not in electronic form.

“EBITDA” means, with respect to any specified fiscal period, the combined net income of the NB Business, (a) increased by the following (in each case to the extent deducted in determining combined net income): (i) combined income tax expense, (ii) combined interest expense and (iii) combined depreciation and amortization expense; and (b) excluding the following (in each case to the extent included in determining combined net income): (i) interest income (not including the revenue associated with referral fees associated with margin debits that are recorded as interest income), (ii) carried-interest, profit-sharing and other performance-based income, (iii) the impact of any mark-to-market of investments, (iv) extraordinary or non-recurring revenue items, (v) costs and expenses that have historically been treated as shared costs (but not costs and expenses that have historically been treated as direct charge or dedicated allocations) allocated from Parent and its Affiliates, to the NB Business and other members of the Company Group involved in the conduct of the NB Business (the “Shared LEH Allocations” as referenced in Schedule 4.6) and (vii) the Historic Adjustments as set forth on Schedule 1.1(i).

“EBITDA Adjustment” means:

(a)           if Target EBITDA is equal to or less than Actual EBITDA, $0; or

(b)           if Target EBITDA exceeds Actual EBITDA and clause (c) is not applicable, a dollar amount equal to the product of (i) the amount by which Target EBITDA exceeds Actual EBITDA multiplied by (ii) 7.5; or

(c)           if Parent validly elected in accordance with this Agreement to cause the Estimated EBITDA Adjustment to equal $190,000,000, $190,000,000.

“ERISA” has the meaning set forth in Section 4.14(a).

“ERISA Affiliate” has the meaning set forth in Section 4.14(d).

“Estimated Aggregate Additional Adjustment” means (a) the sum of (i) the Estimated Closing NB Adjustment plus (ii) the Estimated EBITDA Adjustment plus (iii) the Estimated Other Liabilities Adjustment plus (iv) the Estimated Closing S&P Adjustment; or (b) at the election of Parent (which shall be delivered in writing to Purchaser no later than five Business Days prior to Closing Date), $850,000,000.

“Estimated Closing Cash” has the meaning set forth in Section 2.10(a).

“Estimated Closing Cash Excess” means the positive amount, if any, by which Estimated Closing Cash is more than the Estimated Closing Cash Target.

“Estimated Closing Cash Shortfall” means the positive amount, if any, by which the Estimated Closing Cash Target exceeds Estimated Closing Cash.

“Estimated Closing Cash Target” has the meaning set forth in Section 2.10(a).

“Estimated Closing NB Adjustment” means:

(a)           if the Preliminary Closing NB Revenue Run-Rate Percentage equals or exceeds 100%, then $0;

(b)           if the Preliminary Closing NB Revenue Run-Rate Percentage is less than 100%, but greater than or equal to 70%, a dollar amount equal to the product of (i) 0.5 multiplied by (ii) the difference between (A) the Total Base Aggregate NB Revenue Run-Rate, minus (B) the Preliminary Closing Aggregate NB Revenue Run-Rate, multiplied by (iii) 7.5; or

(c)           if the Preliminary Closing NB Revenue Run-Rate Percentage is less than 70%, a dollar amount equal to the product of (i) 0.5 multiplied by (ii) 30% of the Total Base Aggregate NB Revenue Run-Rate, multiplied by (iii) 7.5.

“Estimated Closing S&P Adjustment” has the meaning set forth in Section 2.10(a).

“Estimated EBITDA Adjustment” has the meaning set forth in Section 2.10(a).

“Estimated Other Liabilities Adjustment” has the meaning set forth in Section 2.10(a).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

“Excluded Assets” shall mean the following assets, properties, interests and rights of Seller and its Subsidiaries (other than the Acquired Subsidiaries, except with respect to clause (r) of this definition of “Excluded Assets”):

(a)           the assets primarily associated with the ICG business of Parent and its Affiliates (which provides equities and fixed income capital markets execution services to midsized institutional clients);

(b)           the assets primarily associated with the CTS business of Parent and its Affiliates (which provides cash management services to primarily corporate clients and some high net worth clients);

(c)           the assets primarily associated with the Satori business of Parent and its Affiliates (which provides investment advisory services to private investment partnerships and managed accounts);

(d)           the assets primarily associated with the LibertyView business of Parent and its Affiliates (which provides investment advisory services to private investment partnerships that use the LibertyView brand name);

(e)           the assets that were sold to BarCap pursuant to that certain Asset Purchase Agreement among Parent, Lehman Brothers Inc., LB 745 LLC and BarCap, dated as of September 16, 2008 (as amended or modified prior to the Execution Date, the “BarCap APA”), including the assets described in the BarCap APA relating to the Private Investment Management business of Parent and its Affiliates (which provides traditional brokerage and comprehensive investment, wealth advisory, trust and capital markets execution services to high net worth individuals and institutional clients);

(f)            the equity interests in, and business conducted by, the Trust Companies; but for the avoidance of doubt, this exclusion shall not apply to Purchased Contracts pursuant to which the Business provides advisory or sub-advisory services to the Trust Companies or clients of the Trust Companies;

(g)           the assets primarily associated with the private equity business of Parent and its Affiliates other than the assets associated with the Funds and related entities set forth on Schedule 1.1(j) (the “Acquired Private Equity Business”);

(h)           the assets primarily associated with the asset management business of Parent and its Affiliates located in Europe and Asia other than the assets of the business segments set forth on Schedule 1.1(k);

(i)            [Reserved];

(j)            the Hedge Fund Minority Stake Investments;

(k)           the funded amount of Parent’s and/or its Affiliates’ limited partner and side-by-side capital commitments to the Funds (which for the avoidance of doubt, does not include funded commitments in respect of special limited partnership interests and general partnership interests);

(l)            seed capital invested in the Business’ asset management products (which shall be returned to Seller pursuant to the terms of the relevant fund documents but subject to the withdrawal limitations as set forth in Section 7.26);

(m)          any investment by Parent or any of its Affiliates as principal in, and the funded amount of Parent’s and or its Affiliates capital commitments as principal to, any third-party managed funds;

(n)           the shares of capital stock, limited liability company membership, general and limited partnership, and other equity interests, of Seller and its Subsidiaries (other than the shares of capital stock, limited liability company membership, general and limited partnership, and other equity interests that are treated as Purchased Assets by reason of clauses (l) and (n) of the definition thereof);

(o)           the Excluded Contracts and any accounts receivable to the extent arising out of any Excluded Contract;

(p)           any Intellectual Property Rights that do not constitute Purchased Intellectual Property;

(q)           any (i) confidential personnel and medical records pertaining to any Excluded Employee; (ii) other books and records that Seller is required by Law to retain or that Parent reasonably determines are necessary to retain including, without limitation, Tax Returns, financial statements, and corporate or other entity filings; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business or any of the Purchased Assets; and (iii) minute books, stock ledgers and stock certificates of Subsidiaries of the Seller the equity interests of which are not included in the Purchased Assets;

(r)            any claim, right or interest of Parent or any of its Subsidiaries (including any of the Acquired Subsidiaries) in or to any refund, rebate, abatement, credit or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date, other than any such refund, rebate, credit or other recovery arising from or attributable to the carryback of a loss or credit from a period ending after the Closing Date; provided, however, if it is possible under applicable law to carry back both (i)  a loss  or credit of an Acquired Subsidiary or the Purchaser or any Subsidiary of the Purchaser for a period ending after the Closing Date (a “Purchaser Loss”) and (ii) any other loss or credit (a “Seller Loss”) to the same tax period, then the Seller shall be entitled to any refund, rebate, credit or other recovery for such period in respect of  the Seller Loss if the Seller Loss is required under such law to be utilized before the Purchaser Loss, and the Purchaser shall be entitled to any refund, rebate, credit or other recovery for such period in respect of  the Purchaser Loss if the Purchaser Loss is required under such law to be utilized before the Seller Loss, except  in each case to the extent such refund, rebate, credit or other recovery previously has been paid to the other party.

(s)           all real property leases of Seller and its Subsidiaries, and all rights and obligations appurtenant thereto, other than the Transferred Real Property Leases;

(t)            if so elected by the Purchaser in its sole and absolute discretion at any time prior to the Closing Date, any or all of the equity interests in, or assets of, any member of the Company Group that is the general partner or managing member of, or the management company or investment advisor to, any Private Fund whose investors have not approved and made effective (or approved to be made effective in connection with the Closing), in accordance with the applicable provisions of the fund documents of such Private Fund, such amendments to the fund documents of such Private Fund and such other matters as the Purchaser may propose in connection with the Closing;

(u)           any margin debit balances in respect of loans advanced by the Seller or its Subsidiaries;

(v)           any deposits or prepaid charges and expenses to the extent paid in connection with or relating to any Excluded Assets;

(w)          the assets specified on Schedule 1.1(l) as being expressly set aside, segregated or held for the purpose of satisfying the Excluded Liabilities specified thereon;

(x)           any and all assets designated as Excluded Assets by the Purchaser pursuant to Section 7.23;

(y)           the assets and other properties specified on Schedule 1.1(m), which are under the control or direction of the respective administrator, liquidator, trustee or similar entity specified thereon;

(z)           all fine art paintings and sculptures owned by any member of the Company Group;

(aa)         any assets exclusively related to Excluded Liabilities described in Section 2.4(e), (f), (g), (h), (j) and (k); and

(bb)        any rights, claims, choses in action, or other causes of action, against any Person (other than an Acquired Subsidiary), whether or not asserted or known,  based on facts existing or events occurring in any period ending on or prior to the Closing, to the extent such rights, claims, choses in action or other causes of action arise from or relate to any of the foregoing or any Excluded Liabilities for which neither the Purchaser nor any of its Subsidiaries would be liable after the Closing by operation of law or otherwise.

“Excluded Contracts” means all Contracts, arrangements or understandings, whether written or oral, between any member of the Company Group on the one hand, and the Seller or any of its Affiliates, on the other hand, and all Contracts of Seller and its Subsidiaries (other than the Acquired Subsidiaries), other than the Purchased Contracts.

“Excluded Employee” has the meaning set forth in Section 7.9(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution Date” has the meaning set forth in the recitals.

“Final Aggregate Additional Adjustment” means (a) an amount equal to the sum of (i) the Final True-Up Date NB Adjustment plus (ii) the Final EBITDA Adjustment plus (iii) the Final Other Liabilities Adjustment plus (iv) the Final S&P Adjustment; or (b) if Parent validly elected in accordance with this Agreement to cause the Estimated Aggregate Additional Adjustment to equal $850,000,000, an amount equal to $850,000,000.

“Final Closing Cash” has the meaning set forth in Section 2.11(e).

“Final Closing Cash Target” has the meaning set forth in Section 2.11(e).

“Final Closing S&P Adjustment” has the meaning set forth in Section 2.11(e).

“Final EBITDA Adjustment” has the meaning set forth in Section 2.11(e).

“Final Measurement Date NB Adjustment” has the meaning set forth in Section 2.11(e).

“Final Order” shall mean an Order of any court of competent jurisdiction for which either (i) the period for the filing of a timely appeal of such Order shall have expired and such Order is not stayed, amended or modified without the Purchaser’s prior written consent or (ii) in the event there are any timely filed motions for a new trial, to alter or amend the judgment or for reconsideration or any appeals, all such motions or appeals shall have been resolved without any reversal, vacation or modification of such Order and the period for the filing of a timely appeal of such Order shall have expired.

“Final Other Liabilities Adjustment” has the meaning set forth in Section 2.11(e).

“Final True-Up Date NB Adjustment” has the meaning set forth in Section 2.11(e).

“Financial Information” has the meaning set forth in Section 4.6(a).

“Financial Statements” means the Financial Information and the NBH Financials.

“FINRA” means the Financial Industry Regulatory Authority.

“Fixed Income Assets Under Management” means, for any Client as of the close of business in New York on a particular measurement date, the amount, expressed in U.S. dollars, of assets under management or assets with respect to model portfolios by the Fixed Income Business for such Client as of the Base Date. In calculating Fixed Income Assets Under Management for a date that is after the Base Date, the calculation shall be:

(a)           adjusted to reflect the net cash flows (i.e., additions, including, in the case of Funds, reinvestments of distributions or dividends, and redemptions and withdrawals, including, in the case of Funds, dividends and distributions) after the applicable Base Date, but on or prior to the measurement date with respect to the accounts of such Clients from and after the Base Date;

(b)           reduced for accounts that, after the Base Date and on or prior to the measurement date, are terminated or with respect to which notices of termination or indications of an intention to terminate are received and not revoked;

(c)           not adjusted for any increase or decrease in the amount of assets under management for any Client accounts due to market appreciation or depreciation or changes in foreign exchange rates, in each case, from and after the Base Date; and

(d)           not adjusted for any increase or, with respect to the assets identified on Schedule 1.1(n), decrease after the Base Date in the amount of assets invested in any Fund by Parent or any of its controlled Affiliates acting as principal on its own behalf or in a fiduciary capacity on behalf of Clients where Parent or such controlled Affiliate has investment discretion.

For purposes of this definition: (i) any assets under management for any account for which the Seller or members of the Company Group act as investment adviser and sub-adviser will be counted only once; (ii) any assets under management for any set of accounts, one of which invests in the other will be counted only once if members of the Company Group or the Seller act as investment adviser to both; (iii) withdrawals and redemptions, or indications of an intention to withdraw or redeem, shall be taken into account when they are actually funded out of the applicable account or, if earlier and not revoked prior to the measurement date, the date the applicable notice of withdrawal or redemption or indication of intention to withdraw or redeem is received, and (iv) in the case of a Person that becomes a Client after the Base Date, or a Client that establishes a new account after the Base Date, the adjustments described above shall be reflected from and after the date such Person becomes a Client or such new account is established, as applicable. Notwithstanding anything else in the Agreement to the contrary, any calculation of Fixed Income Assets Under Management shall not include any assets under management or assets under supervision for Free State of Saxony (Germany).

“Fixed Income Business” means the portion of the Business that offers U.S. fixed income, liquidity and municipal mutual funds and WRAPs, U.S. institutional cash, short duration and municipal products, structured products, investment grade core and index, high yield, loans, and other fixed-income asset management products and services other than fixed income securities managed within, or on behalf of, the private asset management business.

“Fixed Income Revenue Run-Rate” means, with respect to any Client as of any date, the aggregate annualized Management Fees payable by such Client to the Fixed Income Business, determined by multiplying, with respect to each account of such Client, (a) the Fixed Income Assets Under Management for such Client as of the applicable date with respect to such account by (b) the applicable annual fee rate (expressed as a percentage) at which such Client pays Management Fees to the Fixed Income Business with respect to such account as of the date of the most recent billed invoice; provided, however, that in the case of any account of such Client of which the investment adviser is not wholly-owned by members of the Company Group that conduct the Fixed Income Business, the Fixed Income Revenue Run-Rate shall be calculated by multiplying the foregoing product by the aggregate percentage participation of the members of the Company Group that conduct the Fixed Income Business in the revenues or income, as applicable, of such investment adviser with respect to such account. For purposes of this definition, the “applicable annual fee rate” for any Client account shall be adjusted if applicable to take into account any fee waiver, cap, expense reimbursement or rebate arrangements, or any agreements regarding reallowance of administration or sub- or co-

administration fees in effect as of such date in connection with such account that have not already been taken into account in the calculation of Fixed Income Revenue Run-Rate. The calculation of the Fixed Income Revenue Run-Rate of any Client shall in all cases be determined using the same methodology used to determine the Fixed Income Revenue Run-Rates reflected in the fixed income revenue run-rate Excel file previously provided by Parent to Purchaser.

“Fixed Income Revenue Run-Rate Percentage” means, as of any given date, the Aggregate Fixed Income Revenue Run-Rate, as of such date, divided by the Base Aggregate Fixed Income Revenue Run-Rate, expressed as a percentage.

“Foreign Plan” has the meaning set forth in Section 4.14(h).

“Fund” means any partnership, limited liability company or other investment vehicle to which any member of the Company Group, directly or indirectly, provides investment advisory services or serves as the general partner, managing member or in any similar capacity.

“Fund Amendments” has the meaning set forth in Section 7.4(b).

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller and its Subsidiaries (other than the Acquired Subsidiaries) in the conduct of the Business, including all desks, chairs, tables, Hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means U.S. generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any government, court, regulatory, investigative or administrative agency, commission or authority, or other governmental instrumentality, arbitral body or Self-Regulatory Organization, federal, state or local, domestic, foreign or multinational.

“Guarantees” has the meaning set forth in Section 6.7.

“Hardware” means any and all computer and computer-related hardware, networks and peripherals, including but not limited to, information and communication systems, computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hedge Fund Minority Stake Investments” means Parent’s and its Affiliates’ minority stake investments in the following asset management firms, including Parent’s and its Affiliates’ investments on a principal basis in any such firms’ underlying managed funds:  D.E. Shaw & Co., Ospraie Management, Spinnaker Capital, R3 Capital

Partners, One William Street Capital, Field Street Capital Management, GLG Partners, BlueBay Asset Management, Synergy and Integrated Asset Management.

“Holdback Amount” means (a) if the Audited Financial Statements have been delivered to Purchaser prior to the Closing, an amount equal to $140,000,000 or (b) if the Audited Financial Statements have not been delivered to Purchaser prior to the Closing, an amount equal to $390,000,000.

“Holdback Release Amount” means (a) if Parent validly elected in accordance with this Agreement to cause the Estimated Aggregate Additional Adjustment to equal $850,000,000, the Holdback Amount or (b) if Parent did not validly elect in accordance with this Agreement to cause the Estimated Aggregate Additional Adjustment to equal $850,000,000, an amount equal to the Holdback Amount minus $140,000,000.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Interests” has the meaning set forth in Section 4.3.

“Intellectual Property Licenses” means (a) any grant to a third person of any license, immunity, a covenant not to sue or otherwise any right to use or exploit, any of the Purchased Intellectual Property owned by the Seller or any of its Subsidiaries, controlled by Seller or any Subsidiary as a sublicensor, or the use or exploitation of which is otherwise controlled by Seller or any Subsidiary; and (b) any grant to Seller or any of its Subsidiaries of a license, immunity or covenant not to sue or otherwise any right to exploit any Purchased Intellectual Property or other Intellectual Property Rights by any third party.

“Intellectual Property Rights” means all of the rights arising from or in respect of intellectual property rights, however denominated, throughout the world, whether or not registered, including the following:  (a) patents, patent applications, any reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof; (b) trademarks, service marks, trade names, service names, industrial designs or similar design rights, product configuration, trade dress rights, Internet domain names, identifying symbols, logos, emblems, slogans, signs, insignia, and other brand or source identifiers, as well as all goodwill associated with the foregoing (collectively, “Marks”); (c) copyrights and other proprietary works of authorship, and registrations and applications therefor; (d) trade secrets, proprietary data, and other proprietary or protected information, including data or information that any Person is obligated to treat as proprietary through Contract, binding policies of any trade or professional association, or other private or consensual arrangement; (e) rights of privacy and publicity, and moral rights; and (f) all applications, registrations, permits, claims and rights of action arising from or relating to any of the foregoing.

“Investment Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

“Investment Company Act” means the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, as amended from time to time.

“Investment Company Financial Statements” has the meaning set forth in Section 4.6(b).

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Key Person” means, with respect to a Team, each Person designated as a “Key Person” on the Team Run Rate Schedule.

“Knowledge of the Company” means the actual knowledge of those Persons identified on Schedule 1.1(o).

“Landlord Consent” shall mean any consent or approval from any landlord under an underlying Transferred Real Property Lease or Subleased Real Property Lease which is required pursuant to the terms of such Transferred Real Property Lease or Subleased Real Property Lease in order to effectuate the applicable assignment or sublease and/or any waivers from any landlord to the extent that any landlord under an underlying Transferred Real Property Lease or Subleased Real Property Lease has recapture and/or termination rights that would be triggered by the proposed assignment or sublease.

“Law” means any law or statute, code, ordinance, common-law doctrine, rule or regulation having the force of law, issued by any Governmental Body.

“Legal Proceeding” means any judicial or administrative action, suit or proceeding by or before a Governmental Body.

“Liability” means any debt, liability, commitment or obligation of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability).

“Lehman Brothers Pension Scheme (UK)” means the Lehman Brothers Pension Scheme, which was established by a deed dated 15 June 1965.

“Lien” means any mortgage, pledge, security interest, adverse claim, right of first refusal, option, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Business or their respective assets, any filing or agreement to file a financing statement as debtor under the uniform commercial code as in effect in the State of New York or any similar statute (other than to reflect ownership by a third party of property leased to the Business under a lease which is not in the nature of a conditional sale or title retention agreement), or any subordination arrangement in favor of another Person.

“Loss” or “Losses” has the meaning set forth in Section 9.2.

“Management Fees” means any investment advisory, administration, investment management, sponsor, subadvisory, supervisory, and similar management or advisory fees (including custody and other fees for trust accounts), in each case that are computed by reference to assets under management and are payable to any member of the Company Group in respect of any Fund or Client account, which, for the avoidance of doubt, excludes (a) Performance Fees, (b) transaction-based fees or referral fees and (c) any extraordinary or non-recurring revenue items.

“Mark(s)” has the meaning ascribed to it in the definition of Intellectual Property Rights set forth above.

“Material Adverse Effect” means any change, event, occurrence or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole, other than any such change, event, occurrence or effect resulting from (i) the announcement of the execution of this Agreement and of the transactions contemplated hereby (including the impact on customers and employees), (ii) changes after the Execution Date in the United States or world economy or in United States or global financial market conditions (including changes in interest rates or prices of securities generally), (iii) changes after the Execution Date in general political conditions in the United States or worldwide, (iv) changes in legal or regulatory conditions to the extent generally affecting the investment advisory and asset management industry, (v) any failure to meet forecasts or projections, in and of itself (as opposed to the facts and circumstances underlying any such failure, which will not be  excluded), (vi) the commencement of any Bankruptcy Case at the written request of the Purchaser, (vii) any decrease in the S&P 500 Index and (viii) any matter for which an adjustment to the Base Purchase Price would be made pursuant to this Agreement (to the extent of such adjustment); provided, however, that changes, events, occurrences and effects resulting from items (ii), (iii) and (iv) will only be excluded if they do not have a disproportionate effect on the Business relative to other businesses in the investment advisory and asset management industries.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Measurement Date” means a day selected by the Purchaser as the Measurement Date by notice to the Parent no later than the opening of trading on the New York Stock Exchange on such day, which day may be the True-Up Date or a day that is 15, 30, 45, 60, 75, 90, 105 or 120 days after the True-Up Date (or, if any such day is not a Business Day, the first Business Day after such day); provided, however, that if the Purchaser does not make such a selection, then the Measurement Date shall be the date that is 120 days after the True-Up Date (or, if such day is not a Business Day, the first Business Day after such day).

“Measurement Date Aggregate NB Revenue Run-Rate” means the sum of (a) the aggregate NB Revenue Run-Rate, calculated in each case as of the close of business in New York on the Measurement Date, of all Consenting NB Clients of Teams for which any Key Person or one or more Principal Persons was not Active as of either the Closing Date or the True-Up Date, plus (b) the aggregate NB Revenue Run-Rate, calculated as of the close of business in New York on the True Up Date, of (i) all Consenting NB Clients of Teams for which all Key Persons and all Principal Persons were Active on both the Closing Date and the True-Up Date and (ii) all Consenting NB Clients that are not Clients of any Team; provided, however, that the aggregate NB Revenue Run-Rate shall be $0 for all Consenting NB Clients of Non-Term Sheet Teams for which any Key Person is, or both Principal Persons are, not Active at the Closing Date and not Active at the Measurement Date.

“Measurement Date Holdback Amount” means an amount equal to the Holdback Amount minus the Holdback Release Amount.

“Measurement Date NB Adjustment” means:

(a)           if the Measurement Date NB Revenue Run-Rate Percentage equals or exceeds 100%, then $0;

(b)           if the Measurement Date NB Revenue Run-Rate Percentage is less than 100%, but greater than or equal to 70%, a dollar amount equal to the product of (i) 0.5 multiplied by (ii) the difference between (A) the Total Base Aggregate NB Revenue Run-Rate minus (B) the Measurement Date Aggregate NB Revenue Run-Rate multiplied by (iii) 7.5; or

(c)           if the Measurement Date NB Revenue Run-Rate Percentage is less than 70%, a dollar amount equal to the product of (i) 0.5 multiplied by (i) 30% of the Total Base Aggregate NB Revenue Run-Rate multiplied by (iii) 7.5.

“Measurement Date NB Revenue Run-Rate Percentage” means the Measurement Date Aggregate NB Revenue Run-Rate, divided by the Total Base Aggregate NB Revenue Run-Rate, expressed as a percentage.

“Measurement Date Schedule” has the meaning set forth in Section 2.11(c).

“Measurement Date Schedule Calculation” has the meaning set forth in Section 2.11(c).

“NB Adjusted Assets Under Management” means, for any Client as of the close of business in New York on a particular measurement date, the amount, expressed in U.S. dollars, of assets under management or other assets with respect to model portfolios by the NB Business for that Client as of the Base Date. In calculating NB Adjusted Assets Under Management for a date that is after the Base Date, the calculation shall be:

(a)           adjusted to reflect the net cash flows (i.e., additions, including, in the case of Funds, reinvestments of distributions or dividends, and redemptions and withdrawals, including, in the case of Funds, dividends and distributions) after the Base Date and on or prior to the measurement date with respect to the accounts of such Clients;

(b)           reduced for accounts that, after the Base Date and on or prior to the measurement date, are terminated or with respect to which notices of termination or indications of an intent to terminate are received and not revoked;

(c)           not adjusted for any increase or decrease in the amount of assets under management for any Client due to market appreciation or depreciation or currency fluctuations, in each case, from and after the Base Date; and

(d)           not adjusted for any increase or, with respect to the assets identified on Schedule 1.1(p), decrease after the Base Date in the amount of assets invested in any Fund by Parent or any of its controlled Affiliates acting as principal on its own behalf or in a fiduciary capacity on behalf of Clients where Parent or such controlled Affiliate has investment discretion.

For purposes of this definition: (i) any assets under management for any Client account for which the Seller or members of the Company Group act as investment adviser and sub-adviser will be counted only once; (ii) any assets under management for any set of Client accounts, one of which invests in the other will be counted only once if members of the Company Group or the Seller act as investment advisor to both; (iii) withdrawals and redemptions, or indications of an intention to withdraw or redeem, shall be taken into account when they are actually funded out of the applicable account or, if earlier and not revoked prior to the measurement date, the date the applicable notice of withdrawal or redemption or indication of intention to withdraw or redeem is received; provided that transfers from one Fund associated with the Business to another Fund associated with the Business will be considered to have taken place on the date such transfer is credited to the transferee Fund; and (iv) in the case of a Person that becomes a Client after the Base Date, or a Client that establishes a new account after the Base Date, the adjustments described above shall be reflected from and after the date such Person becomes a Client or such new account is established, as applicable.

“NB Business” means the portion of the Business that is the private asset management business (including relevant fixed income securities managed within, or on behalf of, the private asset management business), equities mutual fund, equities closed end fund, equities sub-advised fund, equities WRAP (Managed Account Group and model portfolio assets), equities global balanced portfolio, and the equities institutional separate accounts businesses. The NB Business does not include the Fixed Income Business.

“NB Business Financial Information” has the meaning set forth in Section 4.6(a).

“NB Revenue Run-Rate” means, with respect to any Client as of any date, the aggregate annualized Management Fees payable by such Client to the NB Business, determined by multiplying, with respect to each account of such Client, (a) the NB Adjusted Assets Under Management for such Client as of the applicable date with respect to such account by (b) the applicable annual fee rate (expressed as a percentage) at which such Client pays Management Fees to the NB Business with respect to such account as of the then most recent billed invoice; provided, however, that in the case of any Client account of which the investment adviser is not wholly-owned by one or more members of the Company Group that conduct the NB Business, NB Revenue Run-Rate shall be calculated by multiplying the foregoing product by the aggregate percentage participation of the members of the Company Group in the revenues or income, as applicable, of such investment adviser with respect to such Client account. For purposes of this definition, the “applicable annual fee rate” for any Client account shall be adjusted if applicable to take into account any fee waiver, cap, expense reimbursement or rebate arrangements, or any agreements regarding reallowance of administration or sub- or co-administration fees in effect as of such date in connection with such Client account. As of any date after the Base Date, NB Revenue Run-Rate of any Client will be reduced to give effect to any known reduction in the Management Fees related to assets under management for which the Trust Companies provide trust services (even if such reduction has yet to become effective). The calculation of the NB Revenue Run-Rate of any Client shall in all cases be determined using the same methodology used to determine the NB Revenue Run-Rates reflected in the NB revenue run-rate Excel file previously provided to Purchaser.

“New Debtor” has meaning set forth in Section 7.25(g).

“NBH Financials” has the meaning set forth in Section 4.6(a).

“New Public Fund Investment Advisory Agreement” has the meaning set forth in Section 7.14(a).

“Non-exclusive Intellectual Property Rights” has the meaning set forth in Section 2.6(e).

“Non-Term Sheet Team” means any Team that is not a Term Sheet Team.

“OCC” has the meaning set forth in Section 2.4(q).

“Offeree” has the meaning set forth in Section 7.9(a).

“Order” means any order, injunction, judgment, decree or ruling of a Governmental Body.

“Original Purchase Agreement” has the meaning set forth in the recitals.

“Other Public Fund Agreements” has the meaning set forth in Section 7.14(a).

“Parent” has the meaning set forth in the preamble.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pensions Regulator” means the Pensions Regulator established under section 1 of the UK Pensions Act.

“Performance Fees” means any carried-interest, incentive or other fees based on investment-performance.

“Permits” means any approvals, authorizations, consents, licenses, permits, registrations or certificates of  a Governmental Body.

“Permitted Exceptions” means (i) statutory liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, landlords’, warehouse and similar Liens arising or incurred in the ordinary course of business not yet delinquent, (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, (iv) the title and rights of lessors, lessees, licensors and licensees, as applicable, under leases and licenses executed in the ordinary course of business, (v) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in any policies of title insurance made available to the Purchaser and (vi) other imperfections in title, charges, easements, restrictions and encumbrances which do not impair in any material respect the existing use of the related assets in the Business currently conducted.

“Person” means any individual, corporation, limited liability company, general partnership, limited partnership, trust, Governmental Body or other entity.

“Post-Closing Straddle Period” has the meaning set forth in the definition of “Seller Taxes”.

“PPF” means the Board of the Pension Protection Fund established under section 107 of the UK Pensions Act.

“Pre-Closing Straddle Period” has the meaning set forth in the definition of “Seller Taxes”.

“Preliminary Calculation Date” means the date that is ten (10) calendar days prior to the Closing Date; provided that if such date is not a Business Day, the Business Day immediately preceding such date.

“Preliminary Closing Aggregate NB Revenue Run-Rate” means the sum of the aggregate NB Revenue Run-Rate, calculated, in each case, as of the close of business in New York on the Preliminary Calculation Date, of (a) all Consenting NB Clients of Term Sheet Teams as of such date, plus (b) all Consenting NB Clients of Non-Term Sheet Teams for which all Key Persons are, or at least one Principal Person is, Active on the Closing Date, plus (c) all Consenting NB Clients that are not Clients of any Team.

“Preliminary Closing NB Revenue Run-Rate Percentage” means the Preliminary Closing Aggregate NB Revenue Run-Rate, divided by the Total Base Aggregate NB Revenue Run-Rate, expressed as a percentage.

“Principal Person” means, with respect to a Team, each Person designated as a “Principal Person” on the Team Run Rate Schedule.

“Private Fund” means any Fund other than a Public Fund.

“Public Fund” means any Fund, the interests in which are publicly offered and that is registered or required to be registered with the SEC as an investment company under the Investment Company Act.

“Purchase Price” has the meaning set forth in Section 2.8.

“Purchased Assets” means, subject to Section 7.23, all of the assets of Seller and its Subsidiaries (other than the Acquired Subsidiaries) owned, held or used primarily in connection with the Business (other than the Excluded Assets), including;

(a)           all Cash;

(b)           all deposits (including customer deposits, security deposits for rent, electricity, telephone or otherwise and required capital deposits), escrowed funds for Assumed Liabilities and prepaid charges and expenses of the Seller and such Subsidiaries associated with the Business;

(c)           the Transferred Real Property Leases, together with all improvements, fixtures and other appurtenances thereto and right in respect thereof;

(d)           the Furniture and Equipment;

(e)           the Purchased Intellectual Property and all income, royalties, damages and payments due or payable at the Closing or thereafter relating to the Purchased Intellectual Property (including damages and payments for past or future infringements or misappropriations thereof), the right to register, prosecute, maintain and defend the Purchased Intellectual Property before any public or private agency or registrar, the right to sue and recover damages for past of future infringements or misappropriations thereof and the right to fully and entirely stand in the place of the Seller or any such Subsidiaries in all matters related thereto;

(f)            the Purchased Contracts;

(g)           all Documents that are used in, held for use in or intended to be used in, or that arise in connection with, or are necessary to carry on or are related to the operation of the Business, including documents relating to products, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), account agreements, books and records required to be maintained in connection with the Business under applicable Law, compliance manuals, supervisory policies and procedures, customer lists, supplier lists, records, literature, and correspondence, whether or not physically located on any of the premises referred to in clause (c) above, but excluding (i) personnel files for Excluded Employees of Seller or such Subsidiaries who are not Transferred Employees, (ii) such files as may be required under applicable Law regarding privacy, (iii) Documents which Seller or any such Subsidiary is not permitted to transfer pursuant to any contractual confidentiality obligation owed to any third party, and (iv) any Documents primarily related to any Excluded Assets;

(h)           all books and records of the Business, which shall include (i) all account statements and all worksheets and other documentation necessary to demonstrate the calculation of the performance or rate of return of each Client account, as required by applicable Law, including (x) Rule 204-2(a) (16) under the Investment Advisers Act, (y) Rule 482 under the Securities Act, and (z) as otherwise required by the SEC or FINRA or the staffs thereof, and (ii) all other book and records of the Business required to be maintained under applicable Law, including Rule 204-2 under the Investment Advisers Act;

(i)            all Permits used by Seller or any of such Subsidiaries in the Business to the extent assignable under applicable Law;

(j)            all supplies owned by Seller or any of such Subsidiaries and used in connection with the Business;

(k)           all rights of the Seller or any of such Subsidiaries under non-disclosure, confidentiality, non-compete or non-solicitation agreements with employees, contractors and agents of Seller or any of such Subsidiaries or with third parties to the extent relating to the Business, the Bidding Procedures or the Purchased Assets (or any portion thereof);

(l)            all of the Interests;

(m)          all avoidance actions and similar rights and causes of action, including causes of action under Sections 544 through 553 of the Bankruptcy Code, against any of the Acquired Subsidiaries or the Purchaser, any of its Affiliates or any portfolio company of any direct or indirect equity holder of the Purchaser or any of its Affiliates;

(n)           without duplication of any other Purchased Assets, any or all of the equity interests in, or assets of, any direct or indirect Subsidiary of Seller that the Seller and Purchaser may mutually agree on or prior to the entry of the Sale Order (in which case such Subsidiary will thereafter be considered an Acquired Subsidiary for all purposes of this Agreement);

(o)           all past and present goodwill and other intangible assets associated with or symbolized by the Business, including customer and supplier lists and the goodwill associated with the Purchased Intellectual Property;

(p)           any insurance proceeds or rights to insurance proceeds from the occurrence of any casualty or event with respect to any Purchased Asset except to the extent such proceeds are in respect of an Excluded Liability or any amount paid by Seller prior to the Closing;

(q)           the assets primarily used in connection with the portion of the business of Parent and its Affiliates that manages, advises and operates the China Long-Short Fund;

(r)            a non-exclusive sub-license to Parent’s rights under Section 8.9 of the BarCap APA with respect to use of the LEHMAN and LEHMAN BROTHERS names, and any logos or Marks containing such terms and common variations thereof, in the Business and other non-Mark Intellectual Property Rights used in or covering such Business, but only to the extent such rights relate to the Business;

(s)           Parent’s rights under the Transition Services Agreement between Parent and BarCap dated as of September 20, 2008 (the “BarCap TSA”) as they relate to services provided to the Business;

(t)            the general partner and special limited partner interests in the Funds included in the Business;

(u)           any rights, claims, choses in action, or other causes of action, against third parties, whether or not asserted or known, existing as of the Closing that arise from or relate to any of the foregoing;

(v)           the Acquired Private Equity Business;

(w)          property and liability insurance policies, including any fidelity, crime surety or other similar bonds that are primarily associated with the Business, but only to the extent permitted by the terms of such policy; provided, however, any right to bring claims in connection with events prior to the Closing under such claims made insurance policies that relate to Excluded Liabilities shall not be a Purchased Asset; and

(x)            all track record and related historical performance data related to the Business.

“Purchased Contracts” has the meaning set forth in Section 2.5(a).

“Purchased Intellectual Property” means the Purchased Marks and all other Intellectual Property Rights, Software and Technology throughout the world that are used in, related to, or otherwise necessary for the Business, including all Intellectual Property Rights that are owned by the Seller and its Subsidiaries (other than the Acquired Subsidiaries), used by the Seller or any such Subsidiary pursuant to transferable license interests, or are otherwise sublicensable or transferable by the Seller or any such Subsidiary to Purchaser, that are embodied in or arise from the Purchased Assets (in each case subject to Section 2.6(c)).

“Purchased Interests” has the meaning set forth in Section 6.5.

“Purchased Marks” means the following:  (i) the NEUBERGER BERMAN brand, including all Marks incorporating the brand or embodying the goodwill associated with the brand, and any variation or version thereof, whether or not registered, throughout the world; (ii) subject to the terms of the BarCap APA, all other Marks throughout the world that are used in, related to, or otherwise necessary for the Business, including Marks used in the Business pursuant to license, to the extent such license interests are transferable; (iii) all goodwill arising from or associated with the foregoing; (iv) all documents and materials (in any media format) bearing or embodying the foregoing; (v) all rights, claims, and causes of action arising from or relating to the foregoing.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Referee” has the meaning set forth in Section 2.11(d).

“Related Contract” means all Contracts of the Seller and its Subsidiaries (other than the Acquired Subsidiaries) primarily related to the conduct of the Business.

“Relevant Transaction” has the meaning given in Section 7.9(f).

“Registered Intellectual Property” has the meaning set forth in Section 4.12(a).

“Reimbursement Amount” means the reasonable out-of-pocket fees, costs and expenses of the Purchaser and its Affiliates (including fees, costs and expenses of counsel and any other professionals retained by the Purchaser or its Affiliates) in connection with the transactions contemplated by this Agreement, the negotiation, investigation, preparation, execution and delivery of this Agreement and any related agreements, documents and pleadings, or the Bankruptcy Case, or any other attempted acquisition of all or part of the Business, including any fees, costs and expenses incurred in connection with litigation, contested matters, adversary proceedings or negotiations necessitated by any proceedings relating to the foregoing, in an amount not to exceed an aggregate of $35,000,000 which shall be paid as set forth in Section 3.5 hereof.

“Representatives” means, with respect to any Person, any authorized officers, directors, employees, managers, partners, investment bankers, financial advisors, attorneys, accountants, consultants or other agents or representatives of such Person.

“Residual Intellectual Property Rights” has the meaning set forth in Section 2.6(d).

“Retention Arrangements” means any agreements, plans or other documents establishing an employee retention program established by the Purchaser with respect to the transactions contemplated by this Agreement and the operation of the Business by the Purchaser after the Closing.

“S&P Percentage” means 100%, minus the higher of (i) the closing price of the S&P 500 Index for the day on which the Bid Procedures Order is entered (or, if such day is not a trading day, the first trading day after such day) divided by 1202.77, expressed as a percentage, or (ii) the average closing price of the S&P 500 Index for the three consecutive full trading days immediately preceding the Closing Date divided by 1202.77, expressed as a percentage.

“Sale Hearing” means the hearing of the Bankruptcy Court to consider approval of the Sale Order.

“Sale Motion” means the motion or motions of the Seller, in form and substance reasonably satisfactory to the Purchaser and the Seller, seeking approval of the  Bid Procedures Order and Sale Order.

“Sale Order” means an Order of the Bankruptcy Court, substantially in the form attached as Exhibit B to this Agreement, that, among other things, approves the entry into this Agreement and the Ancillary Agreements by each member of the Company Group that becomes subject to the Bankruptcy Case.

“Sale Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Purchaser and its Affiliates, relating to any acquisition (whether in a single transaction or a series of related transactions) of all or any portion of the Business.

“Schedules” means the schedules delivered by the parties hereto, as applicable, on the Execution Date in connection with the execution and delivery of the Original Purchase Agreement.

“SEC” has the meaning set forth in Section 4.17(f).

“Securities Act” has the meaning set forth in Section 6.5.

“Self-Regulatory Organization” means any domestic or foreign securities exchange, commodities exchange, registered securities association, the Municipal Securities Rulemaking Board, National Futures Association, or any domestic or foreign clearing corporation, securities depository or contract market on which any member of the Company Group does business.

“Seller” has the meaning set forth in the preamble.

“Seller Documents” has the meaning set forth in Section 5.2.

“Seller Taxes” means (i) any and all Taxes imposed on the Purchaser (solely to the extent attributable to the Purchased Assets or any Acquired Subsidiary), the Purchased Assets or any Acquired Subsidiary for taxable periods ending on or before the Closing Date and for Pre-Closing Straddle Periods, (ii) any Loss arising or resulting from a breach or inaccuracy of the representations and warranties set forth in Section 4.9(c)(ii) or Section 4.9(h) as such representations would read if “three years” were replaced with “ten years” or a breach of the covenants set forth in Section 7.2(xi) or Section 7.10, (iii) any and all Taxes of any member of a consolidated, combined, or unitary group of which any Acquired Subsidiary (or any predecessor thereof) is or was a member of on or prior to the Closing Date, by reason of the liability of such Acquired Subsidiary  (or any predecessor thereof) pursuant to Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local, or foreign Tax Law), and (iv) any and all Taxes of any Person imposed on any Purchased Asset or Acquired Subsidiary as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of Taxes imposed on the Purchaser, the Purchased Assets or any Acquired Subsidiaries, as applicable, for such Straddle Period shall be allocated between the portion of the Straddle Period ending on, and including, the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period beginning after the Closing Date (the “Post-Closing Straddle Period”). The amount of Taxes imposed on the Purchaser, the Purchased Assets or any Acquired Subsidiaries for any Straddle Period that is based on or measured by income or receipts and any employment Taxes, withholding Taxes and sale or use Taxes shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period based on an interim closing of the books as of the close of business on the Closing Date (provided that, with respect to any Acquired Subsidiary that is a tax-paying entity in a particular Tax jurisdiction (other than a jurisdiction in which the transactions contemplated by this Agreement result in an adjustment to the basis of the assets of such Acquired Subsidiary), in calculating the Tax liability of such Acquired Subsidiary in such Tax jurisdiction, depreciation and amortization deductions for such Acquired Subsidiary shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period), and the amount of other Taxes imposed on the Purchaser, the Purchased Assets or any Acquired Subsidiaries for any Straddle Period shall be allocated to the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each such period.

“Seller Termination Fee” means $70,000,000.

“Services” has the meaning set forth in Section 7.32(a).

“SIPA” means the Securities Investor Protection Act (as amended).

“SIPC” means the Securities Investor Protection Corporation.

“SIPC Trustee” has the meaning set forth in Section 7.25(h).

“Software” means any and all (i) computer programs including any and all software implementations of algorithms, models and methodologies and application programming interfaces, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screen displays, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all software-related specifications documentation including user manuals and other training documentation related to the foregoing.

“Solicitation Period” has the meaning set forth in Section 7.20(b).

“Sponsor” means each of Hellman & Friedman Capital Partners VI, L.P. and Bain Capital Fund X, L.P.

“Straddle Period” has the meaning set forth in the definition of “Seller Taxes”.

“Sublease” has the meaning set forth in Section 7.19(b).

“Subleased Real Property Leases” means the real property leases listed on Schedule 1.1(q).

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, limited liability company or other similar entity, more than 50% of the general partnership, managing member or similar interests) are owned, directly or indirectly, by such Person. For the avoidance of doubt, no Fund shall be deemed to be a Subsidiary for purposes of this Agreement.

“Successful Bidder” has the meaning ascribed to it in the Bid Procedures Order.

“Target EBITDA” means $374,000,000.

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar, including FICA), unemployment, excise, severance, premium, escheat, windfall profits, environmental, disability, registration, alternative or add-on minimum, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), whether or not disputed, and (iii) any obligations to indemnify or otherwise assume or succeed to liability for items in (i) or (ii) of any other Person.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration of any Tax.

“Tax Return” means any declaration, return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Seller or any of its subsidiaries.

“Tax Statement” has the meaning set forth in Section 7.10(a).

“Team” means each team of investment professionals employed in the NB Business, as set forth on the Team Run Rate Schedule.

“Team Run Rate Schedule” means the schedule allocating the Total Base Aggregate NB Revenue Run-Rate among Teams (except for the portion indicated thereon as being allocated to “All other teams”), which was delivered to the Purchaser substantially contemporaneously with the execution and delivery of this Amended and Restated Purchase Agreement and was based on the NB revenue run-rate and team allocation Excel files that were also delivered to the Purchaser substantially contemporaneously with the execution and delivery of this Amended and Restated Purchase Agreement.

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, business and marketing information, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, non-public or confidential information, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology.

“Term Sheet Team” means any Team designated as a “Term Sheet Team” on the Team Run Rate Schedule.

“Termination Date” has the meaning set forth in Section 3.3(b).

“Total Base Aggregate NB Revenue Run-Rate” means $897,700,000, which is the sum of the aggregate NB Revenue Run-Rates for all Clients as presented on Schedule 1.1(b), which was prepared from the NB revenue run-rate Excel file previously provided to the Purchaser, which file sets forth the aggregate NB Revenue Run-Rate of all Clients calculated as of the close of business in New York on the Base Date.

“Total Business Financial Information” has the meaning set forth in Section 4.6(a).

“Transfer Taxes” has the meaning set forth in Section 10.1.

“Transferred Employee” has the meaning set forth in Section 7.9(a).

“Transferred Real Property Leases” means the real property leases listed on Schedule 1.1(r) and any other real property leases designated as Purchased Contracts pursuant to Section 2.5.

“Transition Period” has the meaning set forth in Section 7.32(a).

“Transition Services Agreements” means (a) the BarCap TSA and (b) one or more transition services agreements to be entered into on or prior to the Closing Date among some or all of the Purchaser and the members of the Company Group, on the one hand, and the Seller or certain of its Affiliates, on the other hand.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as amended.

“True-Up Date” means the later of (a) the six-month anniversary of the date the Bid Procedures Order is entered (or if such anniversary date is not a Business Day, the first Business Day after such anniversary date) and (b) the two month anniversary of the Closing Date (or if such anniversary date is not a Business Day, the first Business Day after such anniversary date).

“True Up Date Aggregate NB Revenue Run-Rate” means the sum of the aggregate NB Revenue Run-Rate, calculated in each case as of the close of business in New York on the True Up Date, of (a) all Consenting NB Clients of Term Sheet Teams as of such date, plus (b) all Consenting NB Clients of Non-Term Sheet Teams for which all Key Persons are, or at least one Principal Person is, Active on the Closing Date or the True-Up Date, plus (c) all Consenting NB Clients that are not Clients of any Team.

“True Up Date Aggregate NB Revenue Run-Rate Percentage” means the True Up Date Aggregate NB Revenue Run-Rate, divided by the Total Base Aggregate NB Revenue Run-Rate, expressed as a percentage.

“True Up Date NB Adjustment” means:

(a)           if the True Up Date Aggregate NB Revenue Run-Rate Percentage equals or exceeds 100%, then $0;

(b)           if the True Up Date Aggregate NB Revenue Run-Rate Percentage is less than 100%, but greater than or equal to 70%, a dollar amount equal to the product of (i) 0.5 multiplied by (ii) the difference between (A) the Total Base Aggregate NB Revenue Run-Rate, minus (B) the True Up Aggregate NB Revenue Run-Rate, multiplied by (iii) 7.5; or

(c)           if the True Up Date Aggregate NB Revenue Run-Rate Percentage is less than 70%, a dollar amount equal to the product of (i) 0.5 multiplied by (ii) 30% of the Total Base Aggregate NB Revenue Run-Rate multiplied by (ii) 7.5.

“Trust Companies” means Lehman Brothers Trust Company of Delaware and Lehman Brothers Trust Company, N.A.

“UK Pensions Act” means the Pensions Act 2004.

1.2           Other Definitional and Interpretive Matters.

Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Interpretation. All references to the “Business” or the “business” or “businesses” of the Companies and their Subsidiaries shall be interpreted for all purposes to exclude any and all Excluded Assets and Excluded Liabilities.

Effectiveness. This Agreement amends and restates the Original Purchase Agreement in its entirety, with effect from the execution and delivery of the Original Purchase Agreement on the Execution Date.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1           Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Purchaser shall purchase, acquire and accept (or cause one or more of its Subsidiaries to purchase, acquire and accept) from the Seller and its Subsidiaries, and the Seller shall sell, transfer, assign, convey and deliver (or cause to be sold, transferred, assigned, conveyed and delivered) to Purchaser or one or more of its Subsidiaries, all of Seller’s and its applicable Subsidiaries’ right, title and interest in, to and under the Purchased Assets, free and clear of all Claims and Liens, subject to Section 7.16 and Permitted Exceptions, to the extent applicable pursuant to section 363(f) and section 365 of the Bankruptcy Code.

2.2           Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey any Excluded Assets to Purchaser or any of its Subsidiaries, and Seller (directly and indirectly) shall retain all right, title and interest to, in and under the Excluded Assets.

2.3           Assumption of Liabilities. On the terms, and subject to the conditions, set forth in this Agreement, at the Closing, the relevant Subsidiary of the Purchaser to which the Purchaser has assigned the right to purchase assets of an entity that is a member of the Seller pursuant to Section 10.5 (or, if the Purchaser has made no such assignment, the Purchaser) shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities of such entity that is a member of the Seller (collectively, the “Assumed Liabilities”):

(a)           all Liabilities incurred after the Closing Date in connection with the ownership or operation of the Business, in each case to the extent based on facts and circumstances first arising after the Closing;

(b)           all Liabilities under the Purchased Contracts, in each case to the extent based on facts and circumstances first arising after the Closing;

(c)           all Liabilities assumed under Section 7.9;

(d)           50% of all Transfer Taxes to the extent provided in Section 10.1;

(e)           all Liabilities under Transferred Real Property Leases, in each case to the extent based on facts and circumstances first arising after the Closing;

(f)            Liabilities under the BarCap APA arising from the exploitation or use after the Closing Date by the Purchaser or its Subsidiaries after the Closing Date of the LEHMAN and LEHMAN BROTHERS names and any logos containing such names in the Business and other non-Mark intellectual property used after the Closing Date in or covering such Business;

(g)           Liabilities under the BarCap TSA arising from the Purchaser’s or its Subsidiaries’ receipt or use after the Closing Date of services provided thereunder as well as the obligations as an assignee in part of the BarCap TSA to provide services thereunder and otherwise comply with the applicable terms of that agreement from and after the Closing Date;

(h)           the unfunded amount of the Parent’s or its Affiliates’ general partner or special limited partner capital commitments associated with the Funds that are included in the Business for periods commencing after the Closing Date;

(i)            all Liabilities described in clauses (a)(i), (a)(ii), (a)(iii), (a)(iv) and (a)(v) of the definition of “Closing Cash Target” to the extent such Liabilities are taken into account in determining the Final Closing Cash Target and all Liabilities described in the definition of Closing Other Liabilities Adjustment to the extent such Liabilities are taken into account in determining the Final Closing Other Liabilities Adjustment; and

(j)            all Liabilities listed on Schedule 2.3(j).

2.4           Excluded Liabilities. Notwithstanding anything herein to the contrary, neither the Purchaser nor any Subsidiary of the Purchaser to which the Purchaser has assigned the right to assume any of the Purchased Assets shall assume or be liable for any Liabilities of the Seller or any of its Affiliates other than the Assumed Liabilities the Purchaser or such Subsidiary has assumed, and the Seller or its Affiliates (other than the Acquired Subsidiaries) shall retain and be responsible for all other Liabilities of the Seller and its Affiliates (the “Excluded Liabilities”), including (i) all Liabilities of Seller and its Affiliates to the extent they do not arise out of the Business and (ii) the following Liabilities:

(a)           all Liabilities related to the ownership or operation of the Business in any period ending on or prior to the Closing, including claims arising out of pre-Closing events, occurrences or circumstances regarding auction rate securities issued, underwritten, sold or distributed by Parent or any of its Affiliates, or with respect to which Parent or any of its Affiliates acts (or has purported to act) as remarketing agent or in a similar capacity to provide liquidity support in any market for such securities;

(b)           all Liabilities with respect to litigation, or other regulatory, statutory, fiduciary or employment-related claims made in respect of events, transactions, occurrences or circumstances occurring at or prior to the Closing;

(c)           all Liabilities with respect to the unfunded amount of Parent’s and/or its Affiliates’ limited partner and side-by-side capital commitments to the Funds (which, for the avoidance of doubt, does not include the unfunded capital commitments of special limited partnership interests and general partnership interests);

(d)           all Liabilities with respect to the unfunded amount of Parent’s and/or its Affiliates’ capital commitments on a principal basis to any third-party managed funds;

(e)           all Liabilities arising out of or related to defined benefit pension plans including the Lehman Brothers Holdings Inc. Retirement Plan and the Lehman Brothers Pension Scheme (UK);

(f)            all Liabilities arising under Section 412 or 430 of the Code, or Section 302 or Title IV of ERISA arising in respect of any Company Benefit Plan or by reason of any member of the Company Group being treated through the Closing Date as a member of a group under common control under Section 4001(a)(3) that includes the Seller;

(g)           all Liabilities arising out of or relating to any supplemental executive retirement plan, program, arrangement or agreement;

(h)           all Liabilities arising out of or related to individual account-based savings plans including the Lehman Brothers Savings Plan or the Lehman Brothers UK Savings Plan, including any liability related to the common stock of Seller held under any such plan;

(i)            all Liabilities arising under or related to the BarCap APA and the BarCap TSA (each as amended from time to time) and the transactions contemplated thereby (other than the Assumed Liabilities specified in Section 2.3(f) or Section 2.3(g));

(j)            all Liabilities with respect to carried interest plans, phantom carried interest plans and similar arrangements unless the related assets are transferred to Purchaser pursuant to the transactions contemplated by this Agreement;

(k)           except as expressly assumed by Purchaser pursuant to Section 7.9, all Liabilities related to the employment, termination of employment, or potential employment of any Person relating to or arising out of any period on or prior to the Closing;

(l)            all Liabilities for severance (including statutory severance) or separation pay or benefits arising directly out of the transactions contemplated by this Agreement and accruing in the period before, on or immediately following the Closing, including any such Liabilities arising under the laws of the United Kingdom, the European Union or Hong Kong;

(m)          all Liabilities with respect to any employee of the Seller or any of its Affiliates who does not become a Transferred Employee with respect to any period;

(n)           all Liabilities relating to any Excluded Asset;

(o)           all Liabilities with respect to any and all Seller Taxes to the extent not reflected in the determination of the Closing Cash Target;

(p)           all Liabilities incurred by the Purchaser or any Acquired Subsidiary as a result of waiving the Seller’s compliance with any “bulk sale” Laws pursuant to Section 2.7;

(q)           all Liabilities arising out of or relating to (i) the Agreement, entered into on or about October 29, 2003, by and between Parent and the Office of the Comptroller of the Currency (the “OCC”), (ii) the Capital Assurances and Liquidity Maintenance Agreement, dated as of November 4, 2003, by and between Neuberger Berman Trust Company, N.A., and Parent, and (iii) the Agreement, entered into on or about October 29, 2003, by and between Neuberger Berman Trust Company, N.A., and the OCC; and

(r)            all Liabilities listed on Schedule 2.4(r).

2.5           Assumption, Assignment, Cure Amounts.

(a)           No later than five (5) Business Days after delivery of the Designation Notice or the period expires to deliver such notice, the Purchaser shall have the right upon notice to Seller to designate any Related Contract as a Contract to be assumed and/or assigned (as applicable) pursuant to this Section 2.5 (such Contracts, the “Purchased Contracts”). In the event that a Debtor is a party to a Purchased Contract, Seller shall, or cause its Subsidiaries to, assume and assign such Purchased Contract to Purchaser (or its designee) pursuant to Section 365 of the Bankruptcy Code. In the event that a Debtor is not a party to a Purchased Contract, such Purchased Contract shall be assigned to the Purchaser (or its designee); provided, however, that Seller’s obligation to assign any Transferred Real Property Leases under this sentence is subject to the Seller obtaining the Landlord Consents). Purchaser shall use commercially reasonable efforts to designate Related Contracts as Purchased Contracts before the Sale Hearing. Until a date that is five (5) days before Closing, the Purchaser shall have the right, upon notice to the Seller, to remove without penalty any Related Contract designated as a Purchased Contract (other than a Transferred Real Property Lease) from the list of Purchased Contracts, in which case such Related Contract shall become an Excluded Contract.

(b)           On or prior to the Closing, the Seller shall assume and at the Closing assign to Purchaser (or its designee) those Transferred Real Property Leases to which a Debtor is a party pursuant to Section 365 of the Bankruptcy Code. With respect to those Transferred Real Property Leases to which a Seller but not a Debtor is a party, such Transferred Real Property Leases shall be assigned to the Purchaser (or its designee)

on the Closing Date; provided, however, that Seller’s obligation to assign such Transferred Real Property Leases under this sentence is subject to the Seller obtaining the Landlord Consents. The Seller (or, as applicable, the relevant Subsidiaries) and Purchaser will cooperate and use commercially reasonable efforts in obtaining the Landlord Consents and shall otherwise comply in all respects with the terms and provisions of the underlying lease in connection with the assignment; provided, however, that Seller shall not be obligated to incur any expenses in connection with obtaining such Landlord Consents.

(c)           Seller shall be obligated to pay or cause to be paid any and all amounts accrued or otherwise owed prior to the Closing Date (collectively, the “Cure Amounts”) under any Purchased Contract, Subleased Real Property Lease or Transferred Real Property Lease. In the event of any dispute relating to any Cure Amount, Seller shall escrow such funds in a manner approved by the Bankruptcy Court for payment of Cure Amounts pending resolution of any dispute regarding such Cure Amount. The Seller is responsible for the verification of all Cure Amounts, including all administrative responsibilities associated therewith, in its Bankruptcy Case and otherwise and shall use reasonable best efforts to establish the proper Cure Amount, if any, for each Purchased Contract, Transferred Real Property Lease or Subleased Real Property Lease, including taking all reasonable actions with respect to the filing and prosecution of any pleadings and proceedings in the Bankruptcy Court and the service and delivery of any related notices or pleadings.

(d)           The Purchaser or its designee shall be obligated to pay any amounts for services rendered, goods provided or benefits obtained from and after the Closing Date under each Purchased Contract, Transferred Real Property Lease or Sublease. Any amounts for services rendered, goods provided or benefits obtained under the Purchased Contract or a Transferred Real Property Lease or Subleased Real Property Lease during the period until the Closing Date shall be an Excluded Liability. Purchaser (or its designee) shall be required to provide adequate assurance of future performance with respect to such Purchased Contracts, Transferred Real Property Leases and Subleases and, notwithstanding anything to the contrary, neither Parent nor any Seller shall have liability for Purchaser’s failure to satisfy such requirements of the Bankruptcy Code.

2.6           Further Conveyances and Assumptions. Subject to the terms and conditions hereof:

(a)           From time to time following the Closing, Seller shall, or shall cause its Subsidiaries to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser and its Subsidiaries to transition such employees into Purchaser’s and its Subsidiaries’ records.

(b)           From time to time following the Closing, without further consideration, Seller and Purchaser shall, and shall cause their respective Subsidiaries to, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further conveyances, deeds, assignments, notices, assumptions, releases, acquaintances, powers of attorney and assurances (including any notarization, authentication, legalization and consularization of the signatures of Seller’s and its Affiliates’ Representatives), and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its Subsidiaries and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser or its Subsidiaries under this Agreement and the Ancillary Agreements, and to assure fully to Seller and its Subsidiaries and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser or its Subsidiaries under this Agreement and the Ancillary Agreements, and to otherwise make effective the transactions contemplated hereby and thereby.

(c)           If any third-party consent or agreement is required for the assignment of any Intellectual Property Licenses to Purchaser and such consent cannot be obtained, then, to the extent permitted by applicable Law and by Contract, Seller shall sublicense whatever rights they are permitted to sublicense under the respective Intellectual Property Licenses; provided such sublicense is at no cost to Seller. If Seller is permitted to assign or sublicense any Intellectual Property License to Purchaser only at a one time, fixed payment or an ongoing fee, Seller shall notify Purchaser thereof and, only if Purchaser or any of its Subsidiaries agrees in writing to be responsible to pay such payment or fee, as applicable, Seller shall assign or shall sublicense whatever rights it is permitted to assign or sublicense under the respective Intellectual Property Licenses, subject to the payment or fee being paid by Purchaser or any of its Subsidiaries.

(d)           If, pursuant to the transactions carried out under this Agreement Purchaser does not acquire Intellectual Property Rights owned or controlled by the Seller that have been exploited in the Business in the ordinary course of its operations (“Residual Intellectual Property Rights”), then Seller shall and hereby does grant to Purchaser, the perpetual, irrevocable, fully paid up, royalty free, worldwide, non-exclusive right and license to exploit such Residual Intellectual Property Rights in connection with the Business and other asset management and investment advisory activities in the manner in which such Residual Intellectual Property Rights were exploited prior to the Closing Date. The license granted herein is assignable and sublicensable by Purchaser; provided that it may only be assigned or sublicensed to a Person who is engaged in (or owns or controls a Person who is engaged in) the Business, as conducted from time to time, or a portion thereof.

(e)           If, pursuant to the transactions carried out under this Agreement Purchaser acquires Intellectual Property Rights used by Seller or any of its Subsidiaries outside of the scope of the Business in the ordinary course of Seller’s or any of its Subsidiaries’ operations (“Non-exclusive Intellectual Property Rights”), Purchaser shall and hereby does grant to Seller and its Subsidiaries, the perpetual, irrevocable, fully paid up, royalty free, worldwide, non-exclusive right and license to exploit such Non-exclusive Intellectual Property Rights outside the field of the Business in the manner in which such Non-exclusive Intellectual Property Rights were exploited prior to the

Closing Date. The license granted herein is assignable and sublicensable by Seller or any of its Subsidiaries, as applicable, in whole or in part; provided that it may only be assigned or sublicensed to a Person who is engaged in (or owns or controls a Person who is engaged in) those aspects of the business in which the relevant Non-exclusive Intellectual Property Rights were used prior to Closing Date, or a portion thereof.

2.7           Bulk Sales Laws. Purchaser hereby waives compliance by Seller and its Subsidiaries with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.

2.8           Purchase Price. The aggregate purchase price for the Purchased Assets shall equal $2,150,000,000 (the “Base Purchase Price”), subject to adjustment as provided in Sections 2.9 and 2.11 (such sum, as so adjusted, the “Purchase Price”).

2.9           Payment of Purchase Price.

(a)           On the Closing Date, the Purchaser (i) shall pay, or cause to be paid, to the Seller an amount equal to the Base Purchase Price less (A) the Estimated Closing Cash Shortfall (if the Estimated Closing Cash Target is greater than the Estimated Closing Cash) plus (B) the Estimated Closing Cash Excess (if Estimated Closing Cash is greater than the Estimated Closing Cash Target) less  (C) the Estimated Aggregate Additional Adjustment less (D) the Holdback Amount.

(b)           If (i) Estimated Closing Cash minus the Estimated Closing Cash Target exceeds (ii) Final Closing Cash minus the Final Closing Cash Target plus the Holdback Release Amount, then the Seller shall pay cash in the amount of such excess to the Purchaser or its designees by wire transfer of immediately available United States funds into an account to be designated by the Purchaser. If (i) Final Closing Cash minus the Final Closing Cash Target plus the Holdback Release Amount exceeds (ii) Estimated Closing Cash minus the Estimated Closing Cash Target, then the Purchaser shall pay, or cause to be paid, cash in the amount of such excess to the Seller or its designees by wire transfer of immediately available United States funds into an account to be designated by the Seller.

(c)           Subject to Section 2.11(g), if the Final Aggregate Additional Adjustment exceeds the Estimated Aggregate Additional Adjustment, then the Seller shall pay cash in the amount of such excess to the Purchaser or its designees by wire transfer of immediately available United States funds into an account to be designated by the Purchaser. Subject to Section 2.11(g), if the Estimated Aggregate Additional Adjustment exceeds the Final Aggregate Additional Adjustment, then the Purchaser shall pay, or cause to be paid, cash in the amount of such excess to the Seller or its designees by wire transfer of immediately available United States funds into an account to be designated by the Seller.

(d)           Subject to Section 2.11(g), if the Final Measurement Date NB Adjustment exceeds the sum of the Final True-Up Date NB Adjustment plus the Measurement Date Holdback Amount, then the Seller shall pay cash in the amount of such excess to the Purchaser or its designees by wire transfer of immediately available United States funds into an account to be designated by the Purchaser. Subject to Section 2.11(g), if the sum of the Final True-Up Date NB Adjustment plus the Measurement Date Holdback Amount exceeds the Final Measurement Date NB Adjustment, then the Purchaser shall pay, or cause to be paid, cash in the amount of such excess to the Seller or its designees by wire transfer of immediately available United States funds into an account to be designated by the Seller.

(e)           All payments required to be made under Section 2.9(b) or Section 2.9(c) will be made within 10 days after the components of all such payments (other than the Holdback Release Amount) have been determined pursuant to Section 2.11 and may be set off against any amounts owed by the Seller to Purchaser under this Agreement (in the case of a payment by Purchaser) or by Purchaser to Seller under this Agreement (in the case of a payment by Seller). To the extent each of the Seller and the Purchaser would otherwise be entitled to a payment under Section 2.9(b) or Section 2.9(c), such payments shall be netted against each other. Any payment required to be made under Section 2.9(d) will be made within 10 days after the components of such payment (other than the Measurement Date Holdback Amount) have been determined pursuant to Section 2.11 and may be set off against any amounts owed by the Seller to Purchaser under this Agreement (in the case of a payment by Purchaser) or by Purchaser to Seller under this Agreement (in the case of a payment by Seller). If not paid by the date required under this Section 2.9(e), any payment required under this Section 2.9(e) shall bear interest from and including such date to but excluding the date of payment at a rate per annum equal to the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at JPMorgan Chase Bank. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(f)            The Purchaser shall make, or cause to be made, any payment it is required to make to the Seller pursuant to Section 2.9(a), Section 2.9(b), Section 2.9(c) or Section 2.9(d) (i) by wire transfer of immediately available United States funds into an account to be designated by the Seller, (ii) by an in-kind transfer to the Seller or its designees (which may be effected by book-entry transfer) of any auction rate securities acquired by the Purchaser or its designees that were held in the accounts of Clients at any time prior to the Closing, which securities will be valued at par plus accrued but unpaid interest or dividends, as the case may be, for purposes of this Section 2.9 or (iii) any combination of the foregoing.

2.10         Pre-Closing Base Purchase Price Adjustment.

(a)           Not later than five (5) Business Days prior to the Closing Date, or in the case of clause (iii) below, immediately after the close of business on the day before the Closing Date, the Seller shall provide the Purchaser with its best estimates of the following calculations and other items along with the evidence and other information that support those estimates:

(i)            the Preliminary Closing Aggregate NB Revenue Run-Rate and the Estimated Closing NB Adjustment (if any);

(ii)           the aggregate amount of Cash that will be held by the Acquired Subsidiaries or otherwise acquired by the Purchaser and its Subsidiaries as a Purchased Asset as of the Closing (“Estimated Closing Cash”), the Closing Cash Target (the “Estimated Closing Cash Target”), the components of the Closing Cash Target and the Estimated Closing Cash Shortfall or the Estimated Closing Cash Excess as the case may be;

(iii)          the Closing S&P Adjustment (the “Estimated Closing S&P Adjustment”);

(iv)          the Closing Other Liabilities Adjustment (the “Estimated Other Liabilities Adjustment”); and

(v)           Actual EBITDA and the EBITDA Adjustment (the “Estimated EBITDA Adjustment”), which estimates will be based on the Audited Financial Statements, if they are then available, or the best financial information available to the Seller, if the Audited Financial Statements are not then available; provided, that at the election of Parent by written notice delivered to Purchaser no later than five (5) Business Days prior to the Closing Date, the Estimated EBITDA Adjustment will be $190,000,000.

(b)           The parties shall cooperate in good faith to attempt to resolve prior to the Closing any disputes related to any calculation or other item that is the subject of any of the foregoing estimates or any evidence or other information related thereto.

2.11         Post-Closing True-Ups.

(a)           No later than 45 days after the later of (i) the True-Up Date and (ii) the date the final Audited Financial Statements are delivered to the Purchaser, the Purchaser shall deliver to the Seller a schedule (the “Closing Schedule”) that sets forth its calculations of:

(i)            the True-Up Date Aggregate NB Revenue Run-Rate and the True-Up Date NB Adjustment;

(ii)           the actual aggregate amount of Cash held by the Acquired Subsidiaries or otherwise acquired by the Purchaser and its Subsidiaries as a Purchased Asset as of the Closing (“Closing Cash”), the Closing Cash Target and the components of Closing Cash and the Closing Cash Target;

(iii)          the Closing S&P Adjustment;

(iv)          the Closing Other Liabilities Adjustment; and

(v)           Actual EBITDA and the EBITDA Adjustment.

(b)           If the Seller disagrees with the Purchaser’s calculations of the True-Up Date NB Adjustment, Closing Cash or the Closing Cash Target, Closing S&P Adjustment, Closing Other Liabilities Adjustment or EBITDA Adjustment or any other calculation on the Closing Schedule delivered pursuant to Section 2.11(a) (each of the foregoing, a “Closing Schedule Calculation”), the Seller may, within 30 days after delivery of the documents referred to in Section 2.11(a) related to such calculation, deliver a notice to the Purchaser disagreeing with such calculation and setting forth the Seller’s calculation of any such amount.  Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Closing Schedule Calculations or otherwise reflected in the Closing Schedule.

(c)           No later than 45 days after the later of (i) the Measurement Date and (ii) the date the final Audited Financial Statements are delivered to the Purchaser, the Purchaser shall deliver to the Seller a schedule (the “Measurement Date Schedule”) that sets forth its calculations of the Measurement Date Aggregate NB Revenue Rate and the Measurement Date NB Adjustment.  If the Seller disagrees with the Purchaser’s calculations of the Measurement Date NB Adjustment or any other calculation on the Measurement Date Schedule delivered pursuant to this Section 2.11(c) (each of the foregoing, a “Measurement Date Schedule Calculation”), the Seller may, within 30 days after delivery of the documents referred to in this Section 2.11(c) related to such calculation, deliver a notice to the Purchaser disagreeing with such calculation and setting forth the Seller’s calculation of such amount.  Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees, and the Seller shall be deemed to have agreed with all other items and amounts contained in the Measurement Date Schedule Calculations or otherwise reflected in the Measurement Date Schedule.

Notwithstanding the foregoing provisions of this Section 2.11(c), if the Final True-Up Date NB Adjustment has not been determined as contemplated by Section 2.11(e) at the time the Purchaser would otherwise be required to deliver the Measurement Date Schedule, then the Purchaser will be entitled to defer delivery of the Measurement Date Schedule and its calculations of the Measurement Date Aggregate NB Revenue Rate and the Measurement Date NB Adjustment until ten business days after the amount of the Final True-Up Date NB Adjustment has been determined as contemplated by Section 2.11(e).

(d)           If a notice of disagreement shall be duly delivered pursuant to Section 2.11(b) or Section 2.11(c), the Purchaser and the Seller shall, during the 20 days following each such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine any disputed calculations included in such delivery.  If, during either such period, the Purchaser and the Seller are unable to reach such agreement, they shall promptly thereafter cause a local office of an independent accounting firm of nationally recognized standing reasonably satisfactory to the Purchaser and the Seller (which local office shall not have any material relationship with the Purchaser or the Seller or any of their respective Affiliates) (the “Referee”), promptly to review this Agreement and the disputed items or amounts for the purpose of calculating any disputed Closing Schedule Calculations or Measurement Date Schedule Calculations. In making such calculations, the Referee shall consider only those items or amounts in the Closing Schedule or Measurement Date Schedule or in the Purchaser’s calculations of the Closing Schedule Calculations or Measurement Date Schedule Calculations as to which the Seller has disagreed.  The Referee shall deliver to the Purchaser and the Seller, as promptly as practicable, a report setting forth such calculations of any disputed Closing Schedule Calculations or Measurement Date Schedule Calculations.  Such report shall be final and binding upon the Purchaser and the Seller. The cost of such review and report shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Referee) bears to the total amount of the disputed items.

(e)           For purposes of this Agreement, “Final Closing Cash” or “Final Closing Cash Target” or any of the “Final True-Up Date NB Adjustment”, “Final Closing S&P Adjustment”, “Final EBITDA Adjustment”, “Final Other Liabilities Adjustment”  or “Final Measurement Date NB Adjustment” means, respectively, the amount of Closing Cash or the Closing Cash Target or the amount of the True-Up Date NB Adjustment, Closing S&P Adjustment, EBITDA Adjustment, Closing Other Liabilities Adjustment or Measurement Date NB Adjustment, as the case may be, (i) as shown in the Purchaser’s calculation delivered pursuant to Section 2.11(a) or Section 2.11(c), as the case may be, if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.11(b) or Section 2.11(c), as the case may be; or (ii) if such a notice of disagreement is delivered, (A) as agreed by the Purchaser and the Seller pursuant to Section 2.11(d) or (B) in the absence of such agreement, as shown in the Referee’s report delivered pursuant to Section 2.11(d); provided that in no event (x) shall the Final Closing Cash Target, Final True-Up Date NB Adjustment, Final Closing S&P Adjustment, Final EBITDA Adjustment, Final Other Liabilities Adjustment or  Final Measurement Date NB Adjustment be more than the Purchaser’s calculation thereof delivered pursuant to Section 2.11(a) or Section 2.11(c), as the case may be, or less than the Seller’s calculation of thereof delivered pursuant to Section 2.11(b) or Section 2.11(c), as the case may be, or (y) shall Final Closing Cash be less than the Purchaser’s calculation thereof delivered pursuant to Section 2.11(a) or more than the Seller’s calculation of thereof delivered pursuant to Section 2.11(b).

(f)            The Purchaser and the Seller agree that they will cooperate and assist in the preparation of the Closing Schedule, the Closing Schedule Calculations and in the conduct of the audits and reviews referred to in this Section 2.11, including the making available to the extent necessary of books, records, work papers and personnel.

(g)           Notwithstanding anything to the contrary in this Agreement, if Parent validly elected in accordance with this Agreement to cause the Estimated

Aggregate Additional Adjustment to equal $850,000,000, then (i) none of the True-Up Date NB Adjustment, Closing S&P Adjustment, Closing Other Liabilities Adjustment (except as set forth in clause (ii) below), EBITDA Adjustment or Measurement Date NB Adjustment will be eligible to be included on the Closing Schedule or Measurement Date Schedule (the latter of which shall not be delivered) or the subject of a post-Closing adjustment to the Base Purchase Price under Section 2.9(c) or Section 2.9(d) or any review or dispute of such adjustments under this Section 2.11, and (ii) the provisions of this Section 2.11 will apply only to Closing Cash, the Closing Cash Target and the components of Closing Cash and the Closing Cash Target (including, only for purposes of clause (d) of the definition of “Closing Cash Target”, the Closing Other Liabilities Adjustment).

ARTICLE III

CLOSING AND TERMINATION

3.1           Closing Date.  The closing of the sale and purchase of the Purchased Assets provided for in Section 2.1 (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. (New York City time) on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.  It is agreed by the parties hereto that the delivery of the Audited Financial Statements is not a condition to the Closing.  The date on which the Closing is held is referred to herein as the “Closing Date”.

3.2           Certain Closing Deliveries.  At the Closing:

(a)           Each of the Purchaser and the Seller shall deliver, or shall cause to be delivered, to the other party, each Ancillary Agreement to which it or any of its Affiliates is a party, duly executed.

(b)           The Seller shall deliver to the Purchaser and/or its designated Subsidiaries the following items, each in form and substance reasonably satisfactory to the Purchaser:

(i)            a duly executed, reasonably customary bill of sale;

(ii)           duly executed, reasonably customary assignment and assumption agreements (subject to the limitations set forth in Section 2.5(b) and the receipt of the applicable Landlord Consents and including a separate assignment and assumption agreement for each Transferred Real Property Lease) and duly executed assignments of the U.S. and Canadian trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. and

Canadian trademark office, and general assignments of all other Purchased Intellectual Property;

(iii)          as applicable, a certificate from each entity selling assets pursuant to this Agreement, duly executed by such entity, that such entity is not a “foreign person” within the meaning of Section 1445 of the Code;

(iv)          duly executed Subleases with respect to the Subleased Real Property Leases, subject to Section 7.19(b) and Section 7.19(c) and the receipt of the applicable Landlord Consents; and

(v)           all other instruments of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary to convey the Purchased Assets to Purchaser and its Subsidiaries or as Purchaser may reasonably request.

(c)           The Purchaser shall deliver to the Seller, each in form and substance reasonably satisfactory to the Seller:

(i)            a duly executed, reasonably customary assignment and assumption agreement, subject to the limitations set forth in Section 2.5(b) and, to the extent necessary, the receipt of the applicable Landlord Consents and including a separate assignment and assumption agreement for each Transferred Real Property Lease); and

(ii)           duly executed Subleases with respect to the Subleased Real Property Leases, subject to Section 7.19(b) and Section 7.19(c) and the receipt of the applicable Landlord Consents.

3.3           Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           by mutual written consent of the Purchaser and the Seller;

(b)           by the Purchaser or the Seller in the event that the Closing has not been consummated on or prior to June 30, 2009 (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 3.3(b) shall not be available to a party if the failure of the Closing to be consummated on or before the Termination Date is primarily due to the failure of such party to perform any of its obligations under this Agreement;

(c)           by the Purchaser or the Seller upon a final non-appealable determination by a Governmental Body of competent jurisdiction denying an approval that is necessary for the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 3.3(c) shall not be available to a party if such denial is primarily due to the failure of such party to perform any of its obligations under this Agreement;

(d)           by the Purchaser in the event (i) none of the representations and warranties of the Purchaser shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.2(a) not to be satisfied and there has been no failure by the Purchaser to perform its covenants in such a manner as would cause the condition set forth in Section 8.2(b) not to be satisfied, and (ii) there shall have been a breach of the Seller’s representations and warranties in this Agreement or a failure by the Seller or any member of the Company Group to perform their respective covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied if such breach or failure occurred or was continuing as of the date on which the Closing was to occur; provided, however, that the Purchaser shall provide notice to the Seller as soon as practicable after becoming aware of any such breach described in clause (ii) above; and provided further that if such breach is curable by the Seller through the exercise of its commercially reasonable efforts then, so long as the Seller continues to exercise such commercially reasonable efforts, the Purchaser may not terminate this Agreement under this Section 3.3(d) prior to the earlier of (A) the Termination Date and (B) the 30th day following the date the Seller receives notice of such breach from the Purchaser and only if such breach or failure by Seller remains uncured on such date;

(e)           by the Seller in the event (i) none of the representations and warranties of the Seller shall have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.1(a) not to be satisfied and there has been no failure by the Seller or any Company to perform its covenants in such a manner as would cause the condition set forth in Section 8.1(b) not to be satisfied, and (ii) there shall have been a breach of the Purchaser’s representations and warranties in this Agreement or a failure by the Purchaser to perform its covenants in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied if such breach or failure occurred or was continuing as of the date on which the Closing was to occur; provided, however, that the Seller shall provide notice to the Purchaser as soon as practicable after becoming aware of any such breach described in clause (ii) above; and provided further that if such breach is curable by the Purchaser through the exercise of its commercially reasonable efforts then, so long as the Purchaser continues to exercise such commercially reasonable efforts, the Seller may not terminate this Agreement under this Section 3.3(e) prior to the earlier of (A) the Termination Date and (B) the 30th day following the date the Purchaser receives notice of such breach from the Seller and only if such breach or failure by the Purchaser remains uncured on such date;

(f)            by the Purchaser, upon notice to Parent, if at the Auction, the Purchaser is not selected as the Successful Bidder (as defined in the Bid Procedures Order);

(g)           by Purchaser, upon notice to Parent, if (i) the Bid Procedures Order, in form and substance reasonably satisfactory to the Purchaser, is not entered before the later of (A) ten (10) days after the date of the filing of the Sale Motion and (B) the first available date on the Bankruptcy Court’s calendar that is at least ten (10) days after the filing of the Sale Motion, or if after such entry, such Bid Procedures Order is stayed, reversed, amended or vacated or modified without Purchaser’s prior written consent and such Bid Procedures Order ceases to be reinstated after a period of five (5) Business Days during which Purchaser will work in good faith with the Debtors in an attempt to have such Bid Procedures Order entered in a manner reasonably acceptable to Purchaser and the Debtors or (ii) the Sale Order, in form and substance reasonably satisfactory to Purchaser, has not been entered in the Bankruptcy Case of Parent and each entity designated in the Designation Notice prior to the sixty-third (63rd) day after entry of the Bid Procedures Order, or the first available date on the Bankruptcy Court’s calendar that is at least sixty-three (63) days after entry of the Bid Procedures Order, or if after such entry, such Sale Order is stayed, reversed, amended, vacated or modified without Purchaser’s prior written consent and such Sale Order ceases to be reinstated after a period of ten (10) Business Days during which Purchaser will work in good faith with the Debtors in an attempt to have such Sale Order reinstated in a manner reasonably acceptable to Purchaser and the Debtors, (iii) any Bankruptcy Case that relates to any Purchased Asset is involuntarily converted to a case under Chapter 7 of the Bankruptcy Code, a trustee or examiner is appointed in any such Bankruptcy Case, any such Bankruptcy Case is dismissed or (iv) Parent, Seller or any Affiliate of Parent breaches Section 7.20(a), Section 7.25(f) or Section 7.25(g);

(h)           by the Seller, upon notice to the Purchaser, if the Purchaser is not the Successful Bidder at the Auction or a sale order has been entered with respect to a Competing Transaction; or

(i)            by Purchaser, upon notice to the Sellers, if Parent has made an election that would cause a condition set forth in either Sections 8.1(k) or 8.1(l) not to be satisfied.

3.4           Procedure Upon Termination.  In the event of termination by the Purchaser or the Seller, or both, pursuant to Section 3.3, written notice thereof shall forthwith be given by the terminating party to the Purchaser or Parent, as applicable, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by the Purchaser or the Parent.

3.5           Effect of Termination.

(a)           In the event that this Agreement is validly terminated in accordance with Sections 3.3 and 3.4, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Seller or their respective Affiliates; provided, however, that the obligations of the parties set forth in the Confidentiality Agreements, in this Section 3.5, and in Article X shall survive any such termination and shall be enforceable hereunder.

(b)           In the event of termination of this Agreement

(i)            (A) by Purchaser or Seller pursuant to Section 3.3(b), or by Purchaser pursuant to Section 3.3(i), Seller shall cause to be paid to Purchaser the Reimbursement Amount by wire transfer of immediately available funds to an account designated by the Purchaser as promptly as possible (but in any event within two (2) Business Days) following such termination and (B) if prior to such termination, a  proposal or offer is made in respect of a Competing Transaction, which offer or proposal has not been withdrawn and within twelve (12) months following such termination, Seller enters into a definitive agreement with respect to a Competing Transaction or a Competing Transaction is consummated, Seller shall cause to be paid to Purchaser the Seller Termination Fee by wire transfer of immediately available funds to an account designated by the Purchaser as promptly as possible (but in any event within two (2) Business Days) following such consummation;

(ii)           (A) by Purchaser pursuant to Section 3.3(d) or Section 3.3(g)(ii) or Section 3.3(g)(iv), Seller shall cause to be paid to Purchaser the Reimbursement Amount by wire transfer of immediately available funds to an account designated by the Purchaser as promptly as possible (but in any event within two (2) Business Days) following such termination and (B) within twelve (12) months following such termination, Seller enters into a definitive agreement with respect to a Competing Transaction or a Competing Transaction is consummated, Seller shall cause to be paid to Purchaser the Seller Termination Fee by wire transfer of immediately available funds to an account designated by the Purchaser as promptly as possible (but in any event within two (2) Business Days) following such consummation;

(iii)          by Purchaser pursuant to Section 3.3(f) or by Seller pursuant to Section 3.3(h), Seller shall cause to be paid to Purchaser the Seller Termination Fee and the Reimbursement Amount by wire transfer of immediately available funds to an account designated by the Purchaser as promptly as possible (but in any event within two (2) Business Days) following such termination; or

(iv)          by Purchaser pursuant to Section 3.3(g)(iii), Seller shall cause to be paid to Purchaser the Reimbursement Amount by wire transfer of immediately available funds to an account designated by the Purchaser as promptly as possible (but in any event within two (2) Business Days) following such termination.

(c)           Each of the parties hereto acknowledges that the agreements contained in Section 3.5(b) are an integral part of the transactions contemplated by this Agreement and that neither the Seller Termination Fee nor the Reimbursement Amount is a penalty, but rather constitute liquidated damages in a reasonable amount that will compensate the party receiving such payment in the circumstances in which the Seller Termination Fee or Reimbursement Amount, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Ancillary Agreements, working towards implementation of the transactions contemplated by this Agreement, and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP AND THE BUSINESS

Except as otherwise disclosed or identified in reasonable detail in the Parent’s reports and other documents filed with the SEC prior to September 19, 2008 (other than (x) in risk factors or forward-looking statements or similar language in such reports or other documents and (y) exhibits to any such reports or other documents to the extent not otherwise disclosed or identified in reasonable detail in such reports or other documents), or set forth on the corresponding disclosure schedule delivered to the Purchaser by the Seller prior to execution of this Agreement (it being understood that any matter disclosed in a Schedule by Seller shall be deemed to constitute disclosure with respect to other representations and warranties of Seller to the extent reasonably apparent on the face of such disclosure), the Seller hereby represents and warrants to the Purchaser that:

4.1           Organization and Good Standing.

(a)           Each member of the Company Group is a corporation, limited liability company, or limited partnership, as the case may be, duly organized, validly existing and, other than the entities set forth on Schedule 4.1(a), in good standing under the laws of its respective jurisdiction of incorporation or formation and has all requisite corporate, limited partnership, as the case may be, or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

(b)           Each member of the Company Group is duly qualified or authorized to do business as a foreign corporation, limited liability company, or limited partnership, as the case may be, and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

4.2           Authorization of Agreement.  Subject to any approval required in a Bankruptcy Case, or other insolvency, receivership or similar proceedings, each Subsidiary of the Seller has all requisite power and authority to execute and deliver each Contract, document or certificate contemplated by this Agreement or to be executed by such Subsidiary in connection with the consummation of the transactions contemplated by this Agreement (including this Agreement, the “Company Documents”) and to consummate the transactions contemplated hereby.  The execution and delivery of each Company Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the applicable Subsidiary.  Each of the Company Documents will be, at or prior to the Closing, duly and validly executed and delivered by the applicable Subsidiary of the Seller.  Each of the

Company Documents, when executed and delivered, will constitute the legal, valid and binding obligation of the Subsidiary of the Seller executing and delivering such Company Document, enforceable against  it in accordance with its terms.

4.3           Capitalization.  All of the issued and outstanding equity interests of each Company (the “Interests”) are duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable).  The Interests constitute 100% of the authorized, issued and outstanding equity interests of the Companies.  Neither the Seller nor any of its Affiliates has issued any option or warrant covering, any right to subscribe for, or any securities convertible into or exchangeable or exercisable for, any equity interests in any member of the Company Group.

4.4           Subsidiaries.

(a)           Schedule 4.4 sets forth the name of each Subsidiary of any Company, and, with respect to each such Subsidiary, (i) the jurisdiction in which it is incorporated or organized and (ii) the percentage of each of its equity ownership interests held by Seller or any of its Subsidiaries.

(b)           The outstanding shares of capital stock or comparable equity ownership interests of each Subsidiary of any Company are validly issued, fully paid and non-assessable, and all such shares or other equity interests are wholly-owned, directly or indirectly, by the Companies free and clear of any and all Liens except transfer restrictions under applicable securities laws.  No subsidiary of any Company has issued any option or warrant covering, any right to subscribe for, or any securities convertible into or exchangeable or exercisable for, any shares of capital stock of, or comparable equity ownership interests in, any member of the Company Group.

4.5           Conflicts and Consents.

(a)           Except as set forth on Schedule 4.5(a), and subject to any default, acceleration, or similar event that could occur as a result of the filing of a Bankruptcy Case after the Execution Date (and assuming the making of the filings and notifications, and receipt of the consents, waivers, approvals, Orders, Permits, Contracts and authorizations contemplated by Section 4.5(b) or listed on Schedule 4.5(a)(ii)), none of the execution and delivery by the Subsidiaries of Seller of the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Subsidiaries of Seller with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of acceleration, additional payment, termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws, or comparable charter and organizational documents, of such Subsidiaries of Seller or any Fund, (ii) any Material Contract to which any Subsidiary of Seller or any Fund is a party, (iii) any Order of any Governmental Body applicable to any Subsidiary of Seller or any Fund or by which any of their respective properties or assets of Subsidiary of Seller are bound or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a Material Adverse Effect.

(b)           Subject to any approval required in a Bankruptcy Case, except as set forth on Schedule 4.5(b), no consent, waiver, approval, Order, Permit, Contract or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of any Subsidiary of Seller or any Fund in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by such Subsidiaries of Seller or any Fund with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, other than (i) FINRA and other applicable Self-Regulatory Organization notifications or consents, (ii) filings, consents, approvals or notices required under the Investment Company Act or the Investment Advisers Act, (iii) compliance with the applicable requirements of the HSR Act and (iv) those the failure of which to obtain or make would not have a Material Adverse Effect.

4.6           Financial Statements.

(a)           Set forth in Schedule 4.6 are copies of (a) the combined financial information for the NB Business and the Business for the year ended November 30, 2007, (b) the combined financial information for the NB Business and the Business for the six (6) months ended May 31, 2008, (such date, the “Balance Sheet Date”; clause (a) and (b) respectively describing the “NB Business Financial Information” and “Total Business Financial Information” and together, the “Financial Information”), and (c) the audited financial statements of Neuberger Berman LLC and Neuberger Berman Management Inc. for the years ended November 30, 2005, 2006 and 2007( “NBH Financials”).  The NBH Financials have been prepared in accordance with GAAP, which have been consistently applied, and present fairly in all material respects, the financial position, results of operations and changes in net assets of the relevant entities at the dates, and for the periods, stated therein, and, as of the dates thereof and for the periods covered thereby.  The Financial Information was prepared in good faith from the books and records of the NB Business and Business and present fairly in all material respects the operating performance of the NB Business and the Business for the periods indicated therein except for (i) the exclusion of the provision for income taxes, (ii) compensation expense has not been adjusted to reflect the issuance of current and prior periods stock awards issued as part of any deferred compensation plan, (iii) selling, general and administrative allocations from the Parent and or Affiliates and or divisional corporate have been categorized as dedicated allocations and are not reflective of the underlying expense categories, and (iv) the exclusion of historical interest expense, interest income (not including the revenue associated with the margin debits), depreciation, intangible amortization and the Historic Adjustments (as defined in Schedule 4.6).

(b)           Investment Company Financial Statements.  The most recent audited and unaudited financial statements relating to the Public Funds contained in, respectively, the annual and semi-annual reports to shareholders of the Public Funds (complete and correct copies of all of which the Seller represent and warrant have been delivered to Purchaser) (collectively, the “Investment Company Financial Statements”) have been prepared in accordance with GAAP, which have been consistently applied, and present fairly in all material respects, the financial position, results of operations and changes in net assets of each Public Fund at the dates, and for the periods, stated therein, and, as of the dates thereof and for the periods covered thereby, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  In the case of interim periods, all adjustments relating to the Public Funds, consisting only of normal recurring items immaterial in amount, have been made subject to year-end audit adjustments.

4.7           Undisclosed Liabilities.  Neither the Seller (with respect to the Business) nor any member of the Company Group has any liability (other than an Excluded Liability for which the Purchaser and its Subsidiaries would not be liable after the Closing by operation of law or otherwise) which, if known, would be required to be reflected or reserved against on a balance sheet of the Seller or any member of the Company Group prepared in accordance with GAAP or on the notes thereto, except liabilities (a) reflected or reserved against on the balance sheet schedules or the notes thereto included in the Financial Statements or the NBH Financials, (b) expressly contemplated by this Agreement or (c) as would not, as of the Execution Date, have a Material Adverse Effect.

4.8           Absence of Certain Developments.  Since the Balance Sheet Date and prior to the Execution Date and other than the effects of the Parent’s Bankruptcy, except as set forth on Schedule 4.8, (i) the Seller, the Companies and their Subsidiaries have conducted the Business only in the ordinary course of business (except as expressly contemplated by this Agreement) and (ii) there has not been any change, event or occurrence with respect to the Business that has had or would reasonably be expected to have a Material Adverse Effect.

4.9           Taxes.  Except as set forth on Schedule 4.9:

(a)           The Seller (as relates to the Purchased Assets) and each of the members of the Company Group have each timely filed (taking into account requests for applicable extensions) all U.S. federal Tax Returns and all material state, local and non-U.S. Tax Returns required to be filed by it, all such Tax Returns were correct and complete and prepared in accordance with applicable laws and regulations, in each case, in all material respects, and all Taxes required to be paid by the Seller (as relates to the Purchased Assets) or the members of the Company Group (whether or not shown on any Tax Return) have been fully and timely paid or are reflected in accordance with GAAP as a reserve for Taxes on the most recent financial statements included in the Financial Statements;

(b)           no material deficiencies for any Taxes have been proposed, asserted or assessed, in writing, against the Seller (in respect of the Purchased Assets) or any member of the Company Group that are still pending; the Seller has caused to be provided true, correct and complete copies of all income and franchise Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Seller at any time during the past three taxable years;

(c)           (i) no extensions of the period for assessment of any Taxes are in effect with respect to any Purchased Asset or any member of the Company Group, and neither the Seller nor any of the members of the Company Group has in effect any application for any such extension and (ii) no closing agreements, private letter rulings, technical advice memoranda or similar agreements relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of any Purchased Asset or any member of the Company Group, in each case, within the past three taxable years;

(d)           all material Taxes required to be withheld by any member of the Company Group have been withheld and have been duly and timely paid to the proper Taxing Authority, and the Seller and each member of the Company Group has complied in all material respects with all reporting and recordkeeping obligations relating thereto;

(e)           no income or franchise Tax Return in respect of any Purchased Asset or of any member of the Company Group is under current examination by any Taxing Authority, and neither the Seller (in respect of the Purchased Assets) nor any of the members of the Company Group have received any written notice from a Taxing Authority that such Taxing Authority intends to conduct any such examination;

(f)            Schedule 4.9(f) lists each member of the Company Group that is or ever has been treated as a domestic corporation for U.S. Tax purposes or, by operation of law or otherwise, is a successor to an entity treated as a domestic corporation for U.S. Tax purposes;

(g)           each Fund intended to be a “regulated investment company” has properly and effectively elected to be a “regulated investment company” within the meaning of Section 851 of the Code; each such Fund has, for each of the three prior taxable years, qualified, and continues to qualify for treatment as a “regulated investment company” (i.e., subchapter M of the Code has applied to such Fund for each such taxable year) and has complied, during each of the past three taxable years, and continues to comply with all applicable provisions of law necessary to preserve such Fund’s eligibility for such treatment; no such Fund is a party to any agreement or arrangement that would require it to include in income following the Closing amounts that would cause such Fund to fail the income test described in Section 851(b)(2) of the Code; each such Fund has timely filed all Tax Returns required to be filed by it and has timely paid all Taxes that such Fund was required to pay for each prior taxable year and all such Tax Returns were true, correct and complete in all material respects; and no such Fund owns any assets that it received from a corporation described in subchapter C of the Code in a carry-over basis transaction;

(h)           no member of the Company Group is or has been required to make, within the last three taxable years, any adjustment pursuant to Code Section 481(a)

(or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, and there is no application pending by any member of the Company Group with any Taxing Authority requesting permission for any changes in any of such member of the Company Group’s accounting methods for Tax purposes, and no Taxing Authority has proposed any such adjustment or change in accounting method with respect to any member of the Company Group;

(i)            no member of the Company Group has received written notice of any claim by any Taxing Authority in a jurisdiction where it does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction;

(j)            no member of the Company Group is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing;

(k)           there are no Liens for Taxes upon any of the Purchased Assets or any assets of any member of the Company Group, except for Permitted Exceptions;

(l)            no member of the Company Group has any liability for any Taxes payable by reason of Contract, assumption, transferee liability, operation of Law, or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law);

(m)          no member of the Company Group has been required within the last six taxable years, and no member of the Company Group is currently required, to make any disclosure to the IRS pursuant to, and no member of the Company Group has participated within the last six taxable years in, any tax shelter within the meaning of, Section 6111 or 6222A of the Code or Section 1.6011-4 of the Treasury Regulations promulgated thereunder; and

(n)           no member of the Company Group is a United States real property holding company within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

All references to Seller or the members of the Company Group in this Section 4.9, other than in Section 4.9(f), shall include predecessors to such Persons.  This Section 4.9 and Section 4.14 represent the sole and exclusive representations and warranties regarding Tax matters.

4.10         Real Property.  No member of the Company Group owns fee title to any real property. Except as would not have a Material Adverse Effect, neither the Seller nor any member of the Company Group is in default under any of the Transferred Real Property Leases or Subleased Real Property Leases. There are no third parties in possession of the premises leased pursuant to the Transferred Real Property Leases set forth on Schedule 1.1(r).

4.11         Title to Purchased Assets.  Other than the fee interest in the real property subject to the Transferred Real Property Leases or Subleased Real Property Leases (in which the Seller or a member of the Company Group has a valid leasehold interest), Intellectual Property Rights licensed to Seller or a member of the Company Group (for which the Seller or a member of the Company Group has a valid license) and the personal property subject to personal property leases (in which the Seller or a member of the Company Group has a valid leasehold interest), Seller owns (directly or indirectly) each of the Purchased Assets and the assets of the Company Group, and, at the Closing, Purchaser and/ or one or more of its Subsidiaries (including the Acquired Subsidiaries) will be vested with good title to, or a valid leasehold interest in, or a valid license to, such Purchased Assets and the assets of the Acquired Subsidiaries, free and clear of all Liens, other than Permitted Exceptions, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.

4.12         Intellectual Property Rights.

(a)           Schedule 4.12(a) sets forth a complete list of all patents, registered trade and service marks, registered domain names, registered designs, registered copyrights, and all applications for any of the foregoing, owned by any member of the Company Group or, if used exclusively in the Business by Parent or any of its other Subsidiaries (collectively, the “Registered Intellectual Property”).  Except as set forth in Schedule 4.12(a), and as would not have a Material Adverse Effect, such member of the Company Group or Seller or one of its other Subsidiaries, as the case may be, is the sole and exclusive owner of all rights, title and interests in or arising from the Registered Intellectual Property free and clear of all Liens other than Liens which are Permitted Exceptions.  To the Knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Intellectual Property Right of such member of the Company Group or Seller or such other Subsidiary.

(b)           Except as would not have a Material Adverse Effect, to the Knowledge of Company, neither the Seller (with respect to the Business) nor any member of the Company Group nor any products or services sold or licensed by the Seller (with respect to the Business) or any member of the Company Group, nor the consummation of the transactions contemplated by this Agreement has infringed misappropriated or violated, or will, immediately following the Closing, infringe, misappropriate or violate the Intellectual Property Rights of any third party.  Except as would not have a Material Adverse Effect, neither the Seller (with respect to the Business) nor any member of the Company Group have received any written communication alleging or indicating that Seller or any member of the Company Group has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any third party, or that any Intellectual Property Rights purported to be owned or exclusively licensed by Seller or any member of the Company Group are invalid, unenforceable, or owned (partially or entirely) by a third party.  Except as would not have a Material Adverse Effect, immediately following the Closing, the Purchaser, or a Subsidiary of the Purchaser, and each of them, will own, or have by authorized license the right to use in the ordinary manner, all Intellectual Property Rights used or exploited in connection with the Business in the ordinary course of business.

(c)           Except as would not cause a Material Adverse Effect, the Seller (with respect to the Business) and members of the Company Group have established adequate measures and met all legal and contractual requirements regarding data security, privacy, the use of data and information.  With respect to data security, privacy and the use of data and information, each member of the Company Group is, and the consummation of the transactions contemplated by this agreement will be, in compliance with all Contracts and requirements of Law.  Without limitation, and except as would not cause a Material Adverse Effect, the Seller (with respect to the Business) and each member of the Company Group has established adequate measures, and met all legal and contractual requirements pertaining to:  (i) the protection of trade secret information in its possession, custody or control; (ii) the protection of the confidentiality, integrity and security of their computer systems, databases, and websites (and all information, transactions and content stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption in conformance with financial industry generally accepted good data processing and security practices; and, (iii) the collection, use, importation, or exportation of personally identifiable information.  Except as set forth on Schedule 4.12(c), there have been no security breaches relating to, violations of any security policy regarding or any unauthorized access or unauthorized use of any data or information within the past two (2) years.

4.13         Material Contracts.

(a)           Schedule 4.13(a) sets forth all of the following Contracts to which the Seller (with respect to the Business) or any member of the Company Group is a party, or by which any of the assets of any Seller (with respect to the Business) or any member of the Company Group are bound, as of the Execution Date (collectively, the “Material Contracts”):

(i)            Contracts providing that the Seller (with respect to the Business) or any member of the Company Group shall not compete in any line of business or geographic area or that will restrict the ability of the Purchaser or any Affiliate of the Purchaser to compete in any line of business or geographic area after the Closing Date;

(ii)           Contracts between the Seller or any of its Affiliates (other than members of the Company Group), on the one hand, and any member of the Company Group, on the other, in each case that will remain in effect following the Closing Date;

(iii)          any bonus or any other incentive compensation, deferred compensation, severance, salary continuation, pension, profit sharing or retirement Contract or plan, or any other employee benefit plan or arrangement relating to persons employed by the Seller or any of its Affiliates in connection with the Business under which Purchaser or any member of the Company Group may have any Liability, in each case that is not listed on Schedule 4.14(a);

(iv)          Contracts relating to the incurrence of indebtedness for borrowed money in excess of $5,000,000 (other than inter-company transactions with Affiliates that will be settled at or prior to the Closing and indebtedness of the Funds);

(v)           Contracts which require the expenditure of more than $5,000,000 in the aggregate in any future 12-consecutive-month period that are not terminable on notice of 90 days or less without further liability;

(vi)          Contracts pertaining to the licensing of Intellectual Property Rights or information technology systems used or otherwise exploited in the ordinary course of the business of any member of the Company Group, other than software licenses entered into on standard terms involving commercially available software involving fees and payments of less than $150,000 over the course of twelve-consecutive months; and

(vii)         any labor or collective bargaining agreements.

(b)           Except as has not had and would not have a Material Adverse Effect, each Material Contract and each other Contract required to be set forth on Schedule 4.13(a) is in full force and effect and is valid, binding and enforceable in accordance with its terms.  Except as has not had and would not have a Material Adverse Effect, neither the Seller nor any member of the Company Group nor, to the Knowledge of the Company, any other party thereto, is in default under the terms of any Material Contract, and the carrying out and completion of the transactions contemplated by this Agreement will not cause a breach of or default under any Material Contract, or result in the acceleration of any obligation, the loss or restriction of rights, or the requirement to pay additional fees or penalties, under any Material Contract.

(c)           Each contract under which any member of the Company Group serves as an investment adviser or sub-adviser (each an “Advisory Contract”) is valid and effective in accordance with its respective terms, and there is not, under any such Advisory Contract, an existing material breach or event which, with the giving of notice or the lapse of time or both, would become such a breach.  As of the Base Date, (i) the Total Base Aggregate NB Revenue Run-Rate was $898,000,000, as indicated on Schedule 1.1(b), and (ii) the Base Aggregate Fixed Income Revenue Run-Rate was $129,000,000, as indicated on Schedule 1.1(a).

4.14         Employee Benefits Plans.

(a)           Schedule 4.14(a) lists each material “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each material bonus, incentive compensation, equity-based incentive, deferred compensation, retirement, fringe benefit or other employee benefit plan or agreement sponsored and maintained by (i) any member of the Company Group with respect to any current or former employees, consultants, independent contractors, or directors of any member of the Company Group or (ii) any Seller or any Subsidiary of any Seller with respect to any persons employed by the Seller or any of its Subsidiaries primarily in connection with the Business, and each other employee benefit or compensation plan, program, or arrangement pursuant to which the Seller or any Subsidiary of Seller has (as of the Execution Date) or reasonably expects the Purchaser will have (as a result of the transactions contemplated by this Agreement) any liability (each, a “Company Benefit Plan”); provided that the Seller shall not be required to list on Schedule 4.14(a) any Company Benefit Plan disclosed in Parent’s reports and other documents filed with the SEC prior to September 19, 2008.  Except as disclosed in Parent’s reports and other documents filed with the SEC prior to September 19, 2008, the Seller has made available to the Purchaser correct and complete copies of each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, a description of all material terms thereof).  Each Company Benefit Plan has been maintained in compliance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws except for any non-compliance that would not have a Material Adverse Effect.  Neither the Seller (with respect to the Business) nor any member of the Company Group has incurred any liability under Section 502 of ERISA or any excise tax under Chapter 43 of the Code, nor does any circumstance exist that could reasonably be expected to result in any such liability or excise tax that would have a Material Adverse Effect.

(b)           As of September 15, 2008, each contribution, premium and payment required (whether by applicable Law or under applicable plan terms) or expected to be made under or in respect of the Company Benefit Plans has been timely made, or, in the case of any such contribution, premium or payment that is not yet due, has been properly accrued and reflected (or an adequate reserve in respect thereof has been established) in the financial statements of the Company Group except as would not reasonably be expected to result in a Material Adverse Effect.

(c)           Except as would not reasonably be expected to result in a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and, to the Knowledge of the Company, no circumstances exist that could be reasonably expected to adversely affect the qualified status of any such Company Benefit Plan.

(d)           Except as set forth on Schedule 4.14(d), no member of the Company Group, and no other entity that is or at any relevant time would have been treated as a single employer with any member of the Company Group under Section 414(b), (c), (m), or (n) of the Code or Section 4001(b) of ERISA (an “ERISA Affiliate”), contributes to or has any obligation to contribute to any multiemployer plan as defined in Section 3(37) of ERISA, nor is any Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  Except as would not reasonably be expected to result in a material liability, no member of the Company Group and no other ERISA Affiliate has incurred any liability under Title IV or Section 302 of ERISA that has not been satisfied in full, and no condition or circumstance exists or is contemplated, including without limitation the transactions contemplated hereby, that presents a material risk to any member of the Company Group or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due).  If any Company Benefit Plan were to terminate, there would be no amount of unfunded benefit liabilities (as defined in Section 4001(a)(17) of ERISA) with respect to such Company Benefit Plan that would result in a Material Adverse Effect.

(e)           To the Knowledge of the Company and except as set forth in Schedule 4.14(e), (i) the PBGC has not initiated any proceeding, or asserted any rights, under Section 4041 or 4042 of ERISA and (ii) neither Seller nor any member of the Company Group has received an inquiry, whether written or oral, from the PBGC, under its so-called “Early Warning Program” or otherwise, regarding the funded status of any pension plan of the Seller or any member of the Company Group.  As of the Execution Date, no notice or action has been taken to terminate the Lehman Brothers Holdings Inc. Retirement Plan.

(f)            Except as set forth on Schedule 4.14(f), the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any person employed by the Seller or any of its Subsidiaries primarily in connection with the Business to any bonus, severance, retirement, job security or other benefit, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any Company Benefit Plan.

(g)           Except as set forth on Schedule 4.14(g), there are no pending or, to the Knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), audits, investigations by any Governmental Bodies or otherwise or Legal Proceedings with respect to any Company Benefit Plan that would result in a Material Adverse Effect.

(h)           Without limiting the generality of (a) through (g) above and except as would not reasonably be expected to result in a Material Adverse Effect or as set forth on Schedule 4.14(h), with respect to each Company Benefit Plan (1) that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Foreign Plan”) and (2) for which the Purchaser or any of its Subsidiaries may have liability by operation of law or otherwise: (i) to the extent required by applicable Law or the terms of such Foreign Plans, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient in all material respects to provide for the accrued benefit obligations with respect to all current and former participants in such plan, based upon reasonable actuarial assumptions, and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be materially less than such benefit obligations, and (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

4.15         Labor.

(a)           Except as set forth in Schedule 4.15(a), (i) neither the Seller (with respect to the Business) nor any member of the Company Group is party to, or otherwise subject to, any labor or collective bargaining agreements and no employee of the Seller (with respect to the Business) or any member of the Company Group is represented by a labor union; (ii) there are no material lockouts, or strikes pending, or threatened between the Seller (with respect to the Business) or any member of the Company Group, on the one hand, and their respective employees, on the other hand, and there have been no such material lockouts or strikes for the past three years; and (iii) there is not currently, and has not been for the past three years, any proceeding, or to the Knowledge of the Company any activity, of any labor organization (or representative thereof) or employee or group of employees to organize employees of the Seller (with respect to the Business) or any member of the Company Group.

(b)           Except as set forth in Schedule 4.15(b), the Seller has provided to the Purchaser copies of all executive employment agreements (with respect to the Business) that carry annual compensation in excess of $100,000, and is in material compliance with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements.

4.16         Litigation.  As of the Execution Date, other than the Parent’s Bankruptcy Case or litigations referred to in Excluded Liabilities, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against any Seller or any of its Affiliates or any member of the Company Group before any Governmental Body which, if adversely determined, would have a Material Adverse Effect.  Neither Seller nor any of its Affiliates is subject to any Order of any Governmental Body that materially impacts the operation of the Business.

4.17         Compliance with Laws; Permits.

(a)           Since January 1, 2005, the Seller (with respect to the Business) and each member of the Company Group has been, and currently is, in compliance with all Laws of Governmental Bodies applicable to the Business as currently conducted, except for noncompliance that has not had and would not have a Material Adverse Effect.

(b)           The Seller (with respect to the Business) and each member of the Company Group (i) has all Permits which are required for the lawful operation of the Business as currently conducted, other than those the failure of which to possess would not have a Material Adverse Effect and (ii) have, to the extent required, made, or will make, all filings necessary to request the timely renewal or issuance of all Permits prior to the Closing for each of them to own, operate and maintain their respective assets and to conduct the Business as conducted prior to the Closing, except for those filings the failure of which has not had and would not have a Material Adverse Effect.

(c)           Neither the Seller (with respect to the Business) nor any member of the Company Group is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term or condition of any Permit to which it is a party, except where such default or violation has not had and would not have a Material Adverse Effect.

(d)           The Seller (with respect to the Business) and each member of the Company Group that acts as an investment adviser that is required to be registered is duly registered as an investment adviser under the Investment Advisers Act and the Seller (with respect to the Business) and each member of the Company Group that acts as an investment adviser, unless exempt from registration, is registered, licensed and qualified in all jurisdictions where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified has not had and would not have a Material Adverse Effect.

(e)           Neither the Seller (with respect to the Business) nor any member of the Company Group that acts as an investment adviser or, to the Knowledge of the Company, any person “associated” (as defined in the Investment Advisers Act) with the Seller nor any such member of the Company Group, is ineligible or disqualified pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or person “associated” (as defined in the Investment Advisers Act) with a registered investment adviser, nor is there any Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing, by any Governmental Body, which would reasonably be expected to become the basis for any such ineligibility or disqualification.

(f)            Each member of the Company Group that is required to be registered as a broker or a dealer with the Securities and Exchange Commission (the “SEC”), the securities commission or similar authority of any state or foreign Governmental Bodies is duly registered as such (and is listed on Schedule 4.17(f))with its respective jurisdictions of registration and Self-Regulatory Organization memberships,  and referred to herein as the “Broker-Dealer Subsidiaries”) and such registrations are in full force and effect, and each Broker-Dealer Subsidiary is a member in good standing with FINRA and all applicable Self-Regulatory Organizations, and each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD, as amended as of the Execution Date, and each of its other registrations, forms and other reports filed with any Governmental Body in connection with its activities as a broker or a dealer is in compliance in all material respects with the applicable requirements of the Exchange Act and other Law and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and no Broker-Dealer Subsidiary has exceeded in any material way with respect to its business, the business activities enumerated in any membership agreements or other limitations imposed in connection with its registrations, forms (including Form BDs) and other reports filed with any Governmental Body.

(g)           The Seller (with respect to the Business) and each of the respective directors, officers and employees of the members of the Company Group who is required to be registered in any capacity, including as a principal, a registered representative or a salesperson (or any limited subcategory thereof) with the SEC, the securities commission or similar authority of any Governmental Body is duly registered as such and such registrations are in full force and effect, in each case, except where the failure to be so registered has not had and would not have a Material Adverse Effect.

(h)           Neither the Seller (with respect to the Business) nor any member of the Company Group, nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees or other agents or representatives: (w) has received any written notification or communication from any Governmental Body (A) asserting that any such Person is not in compliance, in any material respect, with any Law or Permit or has otherwise engaged in any unlawful business practice, (B) threatening to suspend, materially modify the terms of, or revoke any such Person’s Permit, franchise, seat or membership in any securities exchange, commodities exchange or Self-Regulatory Organization, or governmental authorization, (C) requiring any such Person to enter into a cease and desist order, acceptance, waiver and consent agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy), or (D) materially restricting or disqualifying such Person’s activities (except for restrictions generally imposed by (1) rule, regulation or administrative policy on brokers or dealers generally or (2) a Self-Regulatory Organization) or (E) that such Person is the subject of any  Legal Proceeding; (x) is aware of any pending or threatened Legal Proceeding by any Governmental Body against the Seller (with respect to the Business) or any member of the Company Group, or any manager, officer, director, employee, agent or representative thereof; (y) since January 1, 2005 has been nor currently is required to be registered as a broker or a dealer (other than the Broker-Dealer Subsidiaries), national securities exchange, commodity trading advisor, commodity pool operator, clearing agency, municipal securities dealer, government securities dealer, futures commission merchant or exchange or transfer agent under any Law and is not so registered; or (z) since January 1, 2005, has been the subject of any customer complaint involving an amount exceeding, individually or in the aggregate, $1,500,000.

(i)            Since January 1, 2005, neither the Seller (with respect to the Business) nor any member of the Company Group that acts as a broker or a dealer nor, to the Knowledge of the Company, any of its respective “associated persons of a broker or dealer” (as defined in the Exchange Act) has been, or currently is, ineligible or disqualified pursuant to Section 15, Section 15B or Section 15C of the Exchange Act to serve as a broker-dealer or as an “associated person of a broker or dealer” (as defined in the Exchange Act), nor is there any Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing, by any Governmental Body, which would reasonably be expected to become the basis for any such ineligibility or disqualification, nor, to the Knowledge of the Company, is there any reasonable basis for a proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in any such ineligibility or disqualification.

(j)            Each of the Broker-Dealer Subsidiaries is in compliance in all material respects with Regulation T of the Board of Governors of the Federal Reserve System, NASD Rule 2520 and the margin rules or similar rules of a Self-Regulatory Organization of which it is a member, including the rules governing the extension or arrangement of credit to customers, and neither the Seller (with respect to the Business) nor any member of the Company Group (other than the Broker-Dealer Subsidiaries) has or does extend or arrange credit for any customer within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(k)           Each of the Broker-Dealer Subsidiaries is in compliance with all applicable regulatory net capital requirements and no distribution of cash from a Broker-Dealer Subsidiary after the Execution Date, where such action occurs prior to the Closing, will result in such Broker-Dealer Subsidiary not being in compliance with applicable regulatory capital requirements, and Schedule 4.17(k) sets forth, with respect to each of the Broker-Dealer Subsidiaries, the required net capital for such Broker Dealer Subsidiary as of July 31, 2008 and the actual net capital of such Broker-Dealer Subsidiary as of July 31, 2008.

(l)            To the Knowledge of the Company, no facts or circumstances exist that would (i) cause FINRA, any Self-Regulatory Organization or any other Governmental Body not to approve the transfer of control and ownership of the Business and the Broker-Dealer Subsidiaries under this Agreement; or (ii) cause FINRA, any Self-Regulatory Organization or any other Governmental Body to revoke or restrict the Broker-Dealers Subsidiaries’ Permits to operate in any jurisdiction as a broker or a dealer after the change in ownership and control of the Business contemplated by this Agreement;

(m)          With respect to the Seller and each member of the Company Group that serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act with respect to a Fund, (i) neither the Seller nor such member of the Company Group is (taking into account any applicable exemption) ineligible under such Section 9(a) or 9(b) to serve in such capacity, (ii) no “affiliated person” (as defined in Section 2(a)(3) of the Investment Company Act) of the Seller or such member of the Company Group is (taking into account any applicable exemption) ineligible under such Section 9(b) to serve as an “affiliated person” of the Seller or such member of Company Group and (iii) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened in writing by any Governmental Body, which would reasonably be expected to become the basis for any such ineligibility to serve in such capacity under such Section 9(a) or 9(b) or the ineligibility under such Section 9(b) of such “affiliated person” to serve as an “affiliated person” of such member of the Company Group.

(n)           Since January 1, 2006, each Fund has had and now has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings,

applications and registrations with, federal, state, local or foreign governmental or regulatory bodies, and self-regulatory bodies, that are required (including by the rules of any self-regulatory body) in order to permit such Fund to carry on its respective business as presently conducted, except where the failure to have had or have any such permits, licenses, certificates of authority, orders or approvals, or make any filings, applications and registrations, is not reasonably likely to have a material adverse effect on the Funds; and all such permits, licenses, certificates of authority, registrations, orders and approvals are in full force and effect.

(o)           Since January 1, 2005, each Client account and each Fund, for which the Purchaser or any of its Subsidiaries will act as a general partner, managing member, management company or investment advisor after the Closing, has at all times been operated in compliance in all material respects with all federal and state laws, rules, regulations and orders applicable to it or its business, and consummation of the transactions contemplated by this Agreement will not result in any violation of such laws, rules, regulations, orders or any procedures adopted by any governing body of any Client account or Fund.

(p)           None of the Seller, a member of the Company Group or any of the Public Funds have, or at any time since January 1, 2005 have had, any agreements or understandings (i) with any individual shareholder or group of shareholders to permit or encourage the practice of short-term buying or selling of Public Fund shares or (ii) relating to the receipt and transmission of orders to purchase or redeem Public Fund shares after 4:00 p.m. Eastern time, other than arrangements with financial intermediaries (including retirement plan administrators) who are to receive orders from investors prior to 4:00 p.m. Eastern time.

(q)           Since January 1, 2006, the Seller (with respect to the Business), each member of the Company Group and each Client account (relating to the Business) has complied and is in compliance in all material respects with the objectives, guidelines and restrictions of such Client account, including as set forth in the applicable prospectuses, statements of additional information, confidential offering memoranda, private placement memoranda or other offering, advertising or marketing materials of or account guidelines or instructions for such Client account.

(r)            No Public Fund owns any shares or other interests in any hedge fund, which, for the avoidance of doubt, shall not include any unregistered money market funds.

(s)           The Companies have maintained all books and records of the Business (including, without limitation, all account statements and all worksheets and other documentation necessary to demonstrate the calculation of the performance or rate of return of each Client account) as required by Rule 204-2 under the Investment Advisers Act and other applicable Law.

4.18         Sufficiency of Assets.  After giving effect to (i) the rights obtained under the Transition Services Agreements and (ii) the transactions contemplated by this Agreement, except for Administered Assets that are not acquired by the Purchaser or one of its Subsidiaries at or prior to the Closing, the Purchaser and its Subsidiaries, collectively, will own or have the right to use all of the assets necessary to conduct the Business in all material respects in substantially the same manner conducted by the Seller, its Affiliates and the Company Group (including the Funds) on and prior to the Base Date.

4.19         Insurance.  Schedule 4.19 sets forth as of the Execution Date a complete list of all insurance policies related to the business currently conducted by any Public Fund (true and current copies of which have been supplied to the Purchaser).  No Public Fund is in default under or with respect to any of such policies, nor has the Seller or any member of the Company Group or any Public Fund received any written or oral notice of cancellation or termination with respect to any of such policies.  The fidelity insurance of each Public Fund has been maintained in accordance with all requirements of applicable law.  No claim relating to any Public Fund has been made under any of such insurance policies within the last five years and, to the Knowledge of the Company, there is no event or condition that is reasonably likely to give rise to any such claim.

4.20         No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article IV (as modified by the Schedules hereto and the SEC reports referred to in the introductory paragraph of Article IV (to the extent specified therein)), Article V or any certificates delivered in connection with the Closing, no Person makes any other express or implied representation or warranty with respect to any member of the Company Group or the transactions contemplated by this Agreement, and the Seller disclaims any other representations or warranties, whether made by the Seller or any of their respective Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in Article IV hereof (as modified by the Schedules hereto and the SEC reports referred to in the introductory paragraph of Article IV (to the extent specified therein)), Article V or any certificates delivered in connection with the Closing, (i) the Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative the Seller or any of their respective Affiliates), and (ii) no Person makes any representations or warranties to Purchaser regarding the probable success or profitability of any member of the Company Group.  The disclosure of any matter or item in any Schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.  Nothing in this Section 4.20 or in Section 6.9 will relieve any Person from any liability for fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller hereby represents and warrants to the Purchaser that:

5.1           Organization and Good Standing.  Each Seller is a corporation, limited liability company, limited partnership, limited company or public limited company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is currently registered.

5.2           Authorization of Agreement.  Subject to any approval required in a Bankruptcy Case, the Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document or certificate contemplated by this Agreement or to be executed by the Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Seller.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by the Seller and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of the Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Ownership of the Interests.  The Seller owns the Interests free and clear of any and all Liens (other than transfer restrictions under applicable Laws).

5.4           Conflicts and Consents.

(a)           Except as set forth in Schedule 4.5(a) and subject to any default, acceleration or similar event which could occur as a result of the filing of a Bankruptcy Case after the Execution Date, assuming the making of the filings and notifications, and receipt of the consents, waivers, approvals, Orders, Permits, Contracts and authorizations, contemplated by Section 5.4(b)), none of the execution and delivery by the Seller of this Agreement or the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof, will conflict with, result in any violation of or default, result in any acceleration or loss of obligations or rights, or result in the payment of additional fees or penalties (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws of the Seller, (ii) any Material Contract to which the Seller is a party, (iii) any

Order of any Governmental Body applicable to the Seller or by which any of the properties or assets of the Seller are bound or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

(b)           Subject to any approval required in a Bankruptcy Case, except as set forth on Schedule 4.5(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by the Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, other than (i) to the extent applicable, FINRA and other applicable Self-Regulatory Organization notifications or consents, (ii) compliance with the applicable requirements of the HSR Act and (iii) those the failure of which to obtain or make would not have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

5.5           Litigation.  There are no Legal Proceedings pending or, to the knowledge of the Seller, threatened against the Seller that would have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

5.6           Financial Advisors.  Except for Barclays Capital Inc. and Lazard Freres & Co. LLC, the fees and expenses of which shall be borne by the Seller, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller, its Affiliates or any member of the Company Group in connection with the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

6.1           Organization and Good Standing.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate properties and carry on its business.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

6.2           Authorization of Agreement.  The Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document or certificate contemplated by this Agreement to be executed by the Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the

Purchaser Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of the Purchaser.  This Agreement has been, and each of the Purchaser Documents will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3           Conflicts and Consents.

(a)           Except as set forth in Schedule 6.3, none of the execution and delivery by the Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof, will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of formation or operating agreement of the Purchaser, (ii) any Contract to which the Purchaser is a party, (iii) any Order of any Governmental Body applicable to the Purchaser or by which any of the properties or assets of the Purchaser are bound or (iv) any applicable Law other than, in the case of clause (iii) and (iv), such conflicts, notations, defaults, terminations or cancellations that would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby.

(b)           Except compliance with the applicable requirements of the HSR Act and as set forth on Schedule 6.3, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, other than (i) Self-Regulatory Organization notifications or consents, (ii) compliance with the applicable requirements of the HSR Act and (iii) those the failure of which to obtain or make would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby.

6.4           Litigation.  There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened, against the Purchaser that would have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby.

6.5           Investment Intention.  The Purchaser is acquiring any Interests sold pursuant to the terms of this Agreement, if any (the “Purchased Interests”) for its own

account, for investment purposes and not with a view to the distribution thereof in contravention of any Law.  The Purchaser is an “accredited investor” as such term is defined in the rules promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Purchased Interests.  The Purchaser understands that the Purchased Interests have not been registered under the Securities Act or any other securities or “blue sky” law and cannot be sold unless subsequently registered or an exemption from registration is available.

6.6           Financial Advisors.  Except for the fees and expenses of financial and other advisors that shall be borne by the Purchaser, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.7           Guarantees.  Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller a duly executed guarantee of each of the Sponsors (the “Guarantees”).

6.8           Arrangement with Portfolio Managers.  The portfolio managers listed on Schedule 6.8 attached hereto have entered into letter agreements, substantially in the form provided to the Seller prior to the Execution Date, with the Purchaser regarding continued employment in the Business following the Closing Date.

6.9           Acknowledgement.  Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that:

(a)           none of the Companies nor the Seller is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Seller in Article IV, Article V or any certificates given in connection with the Closing (as modified by the Schedules and the SEC reports referred to in the introductory paragraph to Article IV (to the extent specified therein));

(b)           except for the covenants herein and in the Ancillary Agreements and except for the representations and warranties contained in Article IV, Article V or any certificates given in connection with the Closing, the Purchased Interests, and the properties, assets and the business of the Companies and their Subsidiaries, are being transferred on a “where is” and, as to condition, “as is” basis;

(c)           the Purchaser has not been induced by, or relied upon, any representations, warranties or statements (written or oral, express or implied, or otherwise), made by any Person, that are not expressly set forth in Article IV, Article V or any certificates given in connection with the Closing (and, without limiting the generality of the foregoing, the Purchaser acknowledges that, except for such representations and warranties, (i) no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Purchaser or any of its Affiliates or representatives, and (ii) none of the Seller or its Affiliates will have or be subject to any liability to the Purchaser or any other Person resulting from the distribution or making available to the Purchaser or its representatives (or their use of) any such information or any information contained in any confidential memoranda relating to any Company or any Subsidiary of any Company or contained in any “data rooms” to which the Purchaser or its representatives may have been given access); and

(d)           the Purchaser has conducted, to its satisfaction, its own independent investigation of the condition, operations, business and prospects of the Companies and their Subsidiaries.

ARTICLE VII

COVENANTS

7.1           Access to Information.

(a)           Prior to the Closing, the Purchaser shall be entitled, through its officers and representatives (including its legal advisors, accountants and sources of financing and their representatives), to make such additional reasonable investigation of the Business and such additional reasonable examination of the books and records of the members of the Company Group and of the Seller with respect to the Business as the Purchaser reasonably requests, including for the purpose of assisting Seller with the preparation of audited financial statements of the Business.  Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances.  The Seller shall cause its and its Subsidiaries’ employees and other representatives to cooperate reasonably with the Purchaser and the Purchaser’s representatives in connection with such investigation and examination, and the Purchaser and its representatives shall cooperate with the Seller and its representatives and shall use reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, such investigation or examination need not be permitted to the extent that it would require the Seller or any of its Subsidiaries to disclose any information subject to attorney-client privilege or to disclose any information in violation of any applicable Law or in violation of any confidentiality obligation to which the Seller or any of its Subsidiaries is bound so long as the Seller notifies Purchaser in advance that it is withholding such information and makes reasonable efforts to provide such information in a way that does not violate any such agreement or law or waive any such privilege.

(b)           The Purchaser shall preserve and keep the business records (including electronic documents and email) transferred to it by the Seller for the time and in the manner specified by applicable Law and, for a period of seven years after the Closing (or earlier if the Seller notifies the Purchaser that such preservation is no longer necessary), the Purchaser shall cause its Subsidiaries to give the Seller reasonable access during the Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances to books and records transferred to the Purchaser and its Subsidiaries hereunder to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of the Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings, inspection, investigation or examination relating to any such period.  The Seller shall be entitled to make copies of the books and records to which it is entitled to access pursuant to this paragraph.  In addition, after the Closing, the Seller shall give access to its books and records and cooperate with the Purchaser in connection with the preparation of financial statements and other financial or other information about the Business.  Notwithstanding the foregoing, the parties shall only be required to comply with applicable discovery rules with respect to information relevant to disputes between the parties.

7.2           Conduct of the Business Pending the Closing.  Prior to the Closing, except (a) as required by applicable Law, (b) as otherwise expressly contemplated by this Agreement (including the actions taken or to be taken in connection with the consummation of the transactions contemplated hereby and the Bidding Procedures) or (c) with the prior written consent of the Purchaser, (1) the Seller, with respect to the Business, shall and shall cause each member of the Company Group to conduct the Businesses in all material respects in the ordinary course of business consistent with past practice and (2) the Seller (with respect to the Business) shall not, and shall cause each member of the Company Group not to (it being understood that Parent has the right without the consent of Purchaser to cause any of Parent’s Subsidiaries the equity interests or assets of which are not Purchased Assets to commence a Bankruptcy Case and in such event, Parent will use its commercially reasonable efforts to notify Purchaser in advance of any such Bankruptcy Case):

(i)            declare or pay any dividend or other cash distribution to the extent doing so would impair the ability of the Business to operate in the ordinary course;

(ii)           issue or sell any shares of capital stock, limited liability company membership interests or other equity ownership interests, of any member of the Company Group, or grant options, warrants or other rights to purchase any shares of capital stock, limited liability company membership interests or other equity ownership interests of any member of the Company Group;

(iii)          increase the compensation payable or the benefits provided to any of its officers or employees or adopt, modify, or amend any employee benefit plan, other than (A) as required pursuant to applicable Law, (B) as required by the terms of Contracts or employee benefit plans or arrangements in effect on the Execution Date, (C) increases (made in the ordinary course of business and consistent with past practices) in salaries, wages and benefits of employees who (after taking into account all such increases) receive less than $500,000 per annum in annual compensation and (D) as set forth on Schedule 7.2(iii);

(iv)          enter into any employment agreement not terminable at will without severance benefits other than (A) employment agreements providing for total annual compensation not to exceed $500,000 per person and $2,500,000 in the aggregate and (B) severance benefits pursuant to Parent’s existing plan in accordance with past practice;

(v)           sell or license any of its material properties or assets, except (A) sales and licenses in the ordinary course of business, (B) pursuant to Contracts in effect on the Execution Date, (C) dispositions of obsolete or worthless assets, (D) transfers among such Company and its Subsidiaries;

(vi)          subject any of its material properties to a Lien, except for Permitted Exceptions;

(vii)         make any acquisition (including by merger) of the capital stock, or a division or (except in the ordinary course of business) other material portion of the assets, of any other Person for consideration in excess of $5,000,000 in the aggregate;

(viii)        enter into any merger or consolidation with any Person;

(ix)           adopt a plan or agreement of complete or partial liquidation or dissolution;

(x)            incur any indebtedness for borrowed money having an outstanding principal amount in excess of $5,000,000 (excluding intercompany transactions with Affiliates that will be settled at or prior to the Closing);

(xi)           make any new, or change or revoke any existing, material election with respect to Taxes; file an amended Tax Return or enter into any closing agreement with respect to, or settle, any Tax liability that would adversely affect the Purchaser, any Purchaser Subsidiary to which the Purchaser has assigned the right to purchase the assets of a member of the Company Group pursuant to Section 10.5 or any Acquired Subsidiary after the Closing; consent to any extension (except in the ordinary course of business) or waiver of the limitations period applicable to any Tax claim or assessment with respect to any Taxes of any member of the Company Group; change any Tax accounting method or taxable period of any member of the Company Group; provided, however, nothing in this clause (xi) shall prohibit or restrict the Seller or any of its Affiliates from making any election, entering into any closing agreement, settling any Tax liability, consenting to any extension or waiver of limitations period, filing or amending any Tax Return or changing any Tax accounting method or tax period with respect to any consolidated, combined or unitary group of which the Seller or any of its Affiliates is or was a member, except to the extent that such action would increase the Tax liability of the Purchaser or any of its Subsidiaries (including, after the Closing, any Acquired Subsidiary) for any period ending after the Closing Date;

(xii)          enter into any Contract not to compete in any line of business or geographic area that could bind the Purchaser or any of its Affiliates after the Closing;

(xiii)         enter into any Advisory Contract except in the ordinary course of business consistent with past practice, or amend, terminate or provide or grant any waiver under any Material Contract or Advisory Contract;

(xiv)        agree to reduce, waive, cap or subject to rebate the compensation paid by any Client other than in the ordinary course of business consistent with past practice and which reductions, waivers, caps and rebates will be reflected in the applicable revenue run rate calculations for purposes of Article II;

(xv)         enter into any agreement or transaction with an Affiliate that is not a member of the Company Group other than as permitted by Schedule 7.2(xv);

(xvi)        accelerate or permit to be accelerated the collection of management fees or any other receivable related to the Business;

(xvii)       delay or permit to  be delayed the payment of any payables by the Business;

(xviii)      fail to make any filing, pay any fee, or take any other action necessary to maintain the ownership, validity and enforceability of any  material Intellectual Property Rights related to the Business;

(xix)         make any change in accounting methods, principles or practices except as required by GAAP; or

(xx)          agree to do anything prohibited by this Section 7.2.

7.3           Preservation of Back Office Support.  Seller will use all commercially reasonable efforts to preserve prior to the Closing the functionality of its and its Affiliates back offices and the availability of its personnel and systems that have historically provided services to the Business.

7.4           Consents.

(a)           Seller shall use, and shall cause its Subsidiaries to use, commercially reasonable efforts, and the Purchaser shall cooperate with the Seller, to obtain at the earliest practicable date all consents (other than with respect to brokerage and investment advisory agreements, the subject matter of which is covered in Sections 7.12, 7.13 and 7.14) and approvals required to consummate the transactions contemplated by this Agreement; provided, however, that no party shall be obligated to pay any consideration (or grant any financial accommodation) to any third party from whom consent or approval is requested.

(b)           The Seller shall use, and shall cause its Subsidiaries to use,  commercially reasonable efforts to obtain, at the earliest practicable date, the requisite investor approval of such amendments to the fund documents of any Fund as the Purchaser may propose (“Fund Amendments”).  The Purchaser may designate as “Excluded Assets” any assets or capital stock of any entity serving as the general partner or managing member of, or the management company or investment advisor to, any Fund whose investors do not approve Fund Amendments by the Closing or may elect to delay the purchase and sale of any such assets or capital stock until such time as such Fund Amendments are approved; provided, however, that no such action may be undertaken if such action would delay the Closing.

7.5           Regulatory Approvals.  Subject to all of the terms and conditions hereof:

(a)           Each of the parties hereto shall cooperate with the other parties and use their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the other party’s conditions to Closing to be satisfied as promptly as practicable and to consummate the Closing in the most expeditious manner practicable, and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Body or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party hereto agrees to cooperate to make the appropriate application to FINRA and each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within ten (10) Business Days of the Execution Date and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and use its commercially reasonable efforts to take, or cause to be taken, all other actions consistent with this Section 7.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable (including by requesting early termination of the waiting period under the HSR Act).

(b)           Each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Body in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Body relating to the transactions contemplated by this Agreement, including any such proceeding initiated by a private party, and (ii) keep the other party reasonably informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the Department of Justice, FINRA, the SEC or any other

Governmental Body, in each case regarding any of the transactions contemplated by this Agreement.

7.6           Further Assurances; Etc.

(a)           Subject to all of the terms and conditions hereof, each of the parties shall use its commercially reasonable efforts to (i) take all actions, both prior to and after the Closing, necessary or appropriate to consummate and implement the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to the other party’s obligations to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, from the Execution Date until the Closing, the Seller shall not, and shall cause its Affiliates not to, assign or otherwise transfer from the Business to any Person any asset, right, property or interest of a type treated or expected to be treated as a Purchased Asset under this Agreement, or assign or otherwise transfer to the Business any Liability of a type treated or expected to be treated as an Excluded Liability under this Agreement.  Parent will take all actions, necessary and desirable, to the extent reasonably within its power and control to cause any of its Subsidiaries, which is the owner of any of the Purchased Assets that has otherwise not executed and delivered this Agreement, to execute and deliver to Purchaser a joinder to this Agreement.

(b)           Without limiting the foregoing, on and after the Closing Date, each party shall cooperate with the other party, without any further consideration, to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, under any permit, license, agreement, indenture or other instrument, and to take all such other actions as either party may request to take by any other party from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and, to the extent necessary, (i) the transfer to the Purchaser or any Subsidiary of the Purchaser of any asset used primarily in connection with the conduct of the Business, or that is otherwise necessary to cause the representation of Seller in Section 4.18 to be true and correct and (ii) the transfer of any Excluded Asset from the Purchaser or any Subsidiary of the Purchaser to any Seller and the assumption by the Seller of any Excluded Liability; provided that neither party shall be obligated to make any payment, incur any obligation or grant any concession to any Governmental Body in connection therewith, other than the payment of ordinary and customary fees.

(c)           In the event that at any time and from time to time (whether prior to, at or after the Closing), Seller or any of its Affiliates shall receive or otherwise possess any Purchased Asset or any asset that is the property of the Purchaser or any of its Subsidiaries, Seller shall or shall cause such Affiliate to promptly transfer such asset in the form received to the Purchaser or any Subsidiary of the Purchaser.

(d)           In the event that at any time and from time to time (whether prior to, at or after the Closing), the Purchaser or any Subsidiary of the Purchaser shall receive or otherwise possess any Excluded Asset, Purchaser shall cause such member of the Company Group to promptly transfer such Excluded Asset in the form received to Seller.

(e)           As soon as practicable, and in any event prior to the Closing, Purchaser may request Seller to consider establishing and if so requested Seller shall use commercially reasonable efforts to establish a new limited liability company formed and licensed and registered as a broker dealer and investment adviser with the SEC, FINRA, other Self-Regulatory Organizations, Government Bodies, and U.S. states and territories and subsequently having the accounts of any existing broker dealer/investment adviser conducting the Business transferred to such new entity.

(f)            Seller shall use commercially reasonable efforts to deliver the Audited Financial Statements to Purchaser as promptly as practicable following the Execution Date, and in any event prior to February 28, 2009.

7.7           Preservation of Records.  The Seller and the Purchaser agree that each of them shall preserve and keep the business records held by them relating to the Business for a period of seven years (or such longer period as may be required under applicable Law) from the Closing Date and shall make such business records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of the Seller or the Purchaser or any of their respective Affiliates to the extent required to enable the Seller or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby; provided, however, that the Seller may deliver such business records to the Purchaser if the Seller winds down its affairs prior to the end of such seven year period.

7.8           Publicity.  Neither the Seller nor the Purchaser shall issue, or permit any of its respective Affiliates to issue, any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Seller or the Purchaser, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Parent, Seller or the Purchaser lists securities.

7.9           Employee Benefits.

(a)           Effective as of the Execution Date, Purchaser shall be entitled to offer, or to cause one of its Subsidiaries to offer, to employ each Offeree with the Purchaser or any of its Subsidiaries.  For purposes of this Agreement, the term “Offeree” means each active employee of Seller or any Subsidiary of Seller (other than an employee of an Acquired Subsidiary but including an employee of any member of the Company Group that becomes one of the entities comprised by the Seller pursuant to Section 7.23), who has been employed primarily in connection with the Business as of the Execution Date.  Each Offeree to whom Purchaser or one of its Subsidiaries has extended such an offer and who accepts Purchaser’s, or one of its Subsidiary’s, offer of employment, together with each person who is employed at Closing by an Acquired Subsidiary or whose employment transfers to Purchaser or a Subsidiary of Purchaser automatically by operation of law, shall be referred to herein as a “Transferred Employee”. An Offeree who reports for work and performs work for the entity (Purchaser or its Subsidiary, as applicable) that offered such Offeree employment pursuant to the first sentence of this Section 7.9(a) on the first Business Day immediately following the Closing on which such Offeree is scheduled to work shall be deemed for all purposes of this Agreement to have accepted such entity’s (Purchaser’s or its Subsidiary’s, as applicable) offer of employment and shall be deemed to be a Transferred Employee.  Each Person who is not a Transferred Employee shall be referred to herein as an “Excluded Employee”.  Under the employee benefit plans, policies and arrangements established by Purchaser or its Subsidiaries after the Closing (the “Company Plans”) covering any Transferred Employee, each Transferred Employee shall be credited with his or her period of service with the Seller or the applicable member of the Company Group and their respective predecessors before the Closing Date, for purposes of eligibility and vesting (other than with respect to new equity plans or awards) and not for benefit accrual purposes, to the extent credited under any similar type of employee benefit plan, policy or arrangement applicable to such Transferred Employee immediately prior to the Closing Date; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.  The Purchaser shall cause its Subsidiaries to provide uninterrupted medical benefits coverage of Transferred Employees and their eligible spouses and dependents from and after the Closing Date under one or more Company Plans, and such Company Plans shall not deny the Transferred Employees coverage on the basis of pre-existing conditions (except to the extent such a denial of coverage was in effect under a comparable plan applicable to such Transferred Employee immediately prior to the Closing Date) and shall credit the Transferred Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Company Plans.  Seller shall not, prior to Closing, take action to terminate the Lehman Brothers Holdings Inc. Retirement Plan without first consulting with Purchaser.

(b)           After the Closing, the Purchaser shall, or shall cause one or more of its Subsidiaries to, assume and be solely responsible for providing and paying (i) cash incentive compensation and/or bonuses to Transferred Employees with respect to any performance periods that have started as of the Closing Date but have not ended on or prior to the Closing Date, including with respect to the portion of the performance period prior to the Closing Date, (ii) accrued and unpaid salaries or wages as of the Closing Date, (iii) unused vacation or other paid time off to the extent earned as of the Closing Date, and (iv) any and all educational or training assistance for Transferred Employees for academic or training periods that have not been completed as of the Closing Date in accordance with the terms of the applicable educational or training program (a summary of which has been provided to the Purchaser).  For the avoidance of doubt, except as otherwise agreed by any Transferred Employee or group of Transferred Employees with Purchaser or a Subsidiary of Purchaser, all payments of bonuses and incentive compensation should be made substantially in accordance with the terms and conditions of the plans, policies and arrangements in effect immediately prior to the Closing for such Transferred Employees except as permitted by Section 7.9(c).

(c)           With respect to the period from December 1, 2007, until the Closing Date, the Seller shall, and shall cause the Company Group, to accrue for liabilities in respect of incentive compensation and bonuses payable to Transferred Employees in amounts no less than the amounts set forth on Schedule 7.9(c) and based on the formula specified thereon (per diem in the case of employees customarily paid discretionary bonuses) (regardless of when such incentive compensation and bonuses are expected to be paid) and the Company Group shall (and Seller on or prior to the Closing, and Purchaser following Closing, shall cause its Subsidiaries to) pay all such formulaic incentive compensation and bonuses, and, except as the Purchaser otherwise agrees in writing, 100% of such discretionary incentive compensation and bonuses, to Transferred Employees in cash at the time in the year when compensation of such type has been paid according to past practices, as specified on Schedule 7.9(c); for purposes of such accruals, amounts previously paid in forms other than cash shall be deemed not to have been paid.

(d)           On or prior to Closing, Seller shall, and shall cause each member of the Company Group to, accelerate vesting of all employee benefits of Transferred Employees provided under the Lehman Brothers Holdings Inc. Retirement Plan and the Lehman Brothers Savings Plan.

(e)           Parent shall, and shall cause its Subsidiaries to, use reasonable efforts to consult with Purchaser with respect to the allocation and timing of the payment of bonuses to be paid to any employee who is employed primarily in connection with the Business by Parent or any of its Subsidiaries.

(f)            The Seller undertakes to the Purchaser to provide all material information within 30 Business Days after execution of this Agreement in relation to any act or omission to which a member of the Company Group or any of its directors, officers or employees is or was party which, in the light of all relevant factors (including the factors referred to in sections 38(7) and 43(7) of the UK Pensions Act), may in the reasonable opinion of the Seller cause the Pensions Regulator to exercise its powers so as to impose liabilities on the Purchaser, the Purchaser’s Subsidiaries, or any member of the Company Group, or any of their directors, officers or employees under sections 38-51 of the UK Pensions Act (“Relevant Transaction”).

(g)           The Seller agrees to use reasonable commercial efforts to reach agreement as soon as practicable with the trustees of the Lehman Brothers Pension Scheme (UK), the Pensions Regulator and the PPF, to obtain a clearance statement in favour of the Companies, the Purchaser and Purchaser’s Subsidiaries from the Pensions Regulator, under sections 42 and 46 of the UK Pensions Act in respect of the following:

(i)            the transaction governed by this Agreement; and

(ii)           if any member of the Company Group or any of its directors, officers or employees is or was a party to any Relevant Transaction, the Relevant Transaction, under which the Pensions Regulator confirms (on a basis that is not conditional upon any member of the Company Group or any associated or connected company fulfilling any obligations, other than a one-off payment to the Lehman Brothers Pension Scheme (UK) or the PPF) that it will not issue to any member of the Company Group or any of its directors, officers or employees:

(A)          a contribution notice under sections 38, 47 or 55 of the UK Pensions Act or (to the extent the Pensions Regulator is willing to provide such confirmation) under forthcoming amendments to the UK Pensions Act (or any other legislation) made in connection with the announcement by the UK Department for Work and Pensions dated 14 April 2008; or

(B)           a financial support direction under section 43 of the UK Pensions Act.

(h)           It is agreed that Seller and its advisers shall prepare and submit the clearance application to the Pensions Regulator and shall have principal conduct of all matters relating to the clearance application and correspondence with the Pensions Regulator.   Purchaser agrees to cooperate with the Parent and the Seller in all matters relating to the process described in Section 7.9(g) above, including without limitation by:

(i)            providing any such information as may be within the control of the Purchaser and is necessary to respond to questions raised by the trustees, the Pensions Regulator or the PPF; and

(ii)           keeping Seller promptly informed of all communications received from the Pensions Regulator, the PPF and the trustees of the Lehman Brothers Pension Scheme (UK) in relation to the clearance application and providing Seller with draft copies of all communications relevant to the trustee discussions and clearance application at such time as will allow Seller a reasonable opportunity to comment on such submission or communication before it is submitted; take into account any reasonable comments and promptly provide Seller with a copy of all such communication in the form submitted except that confidential information contained in such submission or communication may be redacted.

(i)            At the Purchaser’s option and to such extent as Purchaser may reasonably specify, the Purchaser may directly or through one or more designated parties participate in the process referred to in Section 7.9(g) above, and for these purposes hold discussions with the trustees of the Lehman Brothers Pension Scheme (UK), the Pensions Regulator and the PPF provided that the Purchaser (or any party designated by the Purchaser) will not hold or initiate any independent discussions with such trustees, the Pensions Regulator or the PPF without inviting and giving the Seller a reasonable opportunity to join such discussions.

(j)            In the event that a payment is required to be made to the Lehman Brothers Pension Scheme (UK) or the PPF to enable a clearance statement to be issued by the Pensions Regulator in accordance with Section 7.9(g) the Seller and Purchaser agree that, to the extent that such payment has not been made by the Parent or any of its subsidiaries prior to Closing, the amount of such payment shall be included as a Liability in the calculation of the Closing Other Liabilities Adjustment.

(k)           Nothing contained herein shall be construed as requiring, and neither the Seller nor any member of the Company Group shall take any action that would have the effect of requiring the Purchaser to continue any specific employee benefit plan or to continue the employment of any specific person.  Nothing in this Agreement is intended to establish, create or amend, nor shall anything in this Agreement be construed as establishing, creating or amending, any employee benefit plan, practice or program of the Purchaser, any of its Affiliates or any Company Benefit Plan, nor shall anything in this Agreement create or be construed as creating any contract of employment or as conferring upon any Transferred Employee or upon any other person, other than the parties to this Agreement in accordance with its terms, any rights to enforce any provision of this Agreement under ERISA or otherwise.

7.10         Tax Matters.

(a)           The Purchaser shall provide the Seller with draft Tax Returns for any of the Acquired Subsidiaries for any Straddle Period, as well as any other Tax Return of any of the Acquired Subsidiaries that could adversely affect the Seller.  The Purchaser shall provide to the Seller any Tax Return described in the preceding sentence at least thirty (30) days prior to the due date for filing such Tax Returns, together with a statement setting forth the amount of Seller Taxes attributable to such Tax Returns for which the Seller would be responsible pursuant to Section 9.2 (after taking into account any adjustment to the Closing Target Cash) (the “Tax Statement”), and at least fifteen (15) days prior to the due date for the filing of such Tax Returns, the Seller shall notify the Purchaser of the existence of any objection(s) the Seller may have to any items set forth on such draft Tax Return or Tax Statement, and if, after consulting in good faith, the Purchaser and the Seller are unable to resolve such objection(s), such objection(s) shall be resolved as provided in Section 7.10(b).  The Seller shall pay to the relevant Acquired Subsidiary the Taxes as calculated on the Tax Statement at least five (5) days prior to the due date (including any extensions) for the filing of the Tax Return to which the Tax Statement relates.  Notwithstanding anything to the contrary in this Section 7.10(a), neither the Purchaser nor any of its Affiliates (including, after the Closing, the Acquired Subsidiaries) shall, without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed), make or change any election of or with respect to any of the Acquired Subsidiaries, or amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of any of the Acquired Subsidiaries, if the making or changing of such election, or the amendment, refiling or modification of such Tax Return, could increase the amount of

Seller Taxes for which the Seller would be required to indemnify the Purchaser pursuant to Section 9.2.

(b)           With respect to any Tax Return described in Section 7.10(a), if, after consulting in good faith with one another as provided in Section 7.10(a), the Seller and the Purchaser are unable to resolve any objection(s) with respect to any items on such Tax Return, such objection(s) shall be referred to an independent accounting firm mutually acceptable to the Purchaser and the Seller for resolution on a basis consistent with the past practices of the Acquired Subsidiaries with respect to such items.  If such independent accounting firm is unable to make a determination with respect to any disputed item within five (5) days prior to the due date for the filing of the Tax Return in question, then the Purchaser may file such Tax Return on the due date therefor without such determination having been made and without the Seller’s consent.  Notwithstanding the filing of such Tax Return, such independent accounting firm shall make a determination with respect to any disputed item, and the amount of Seller Taxes for which the Seller is responsible under Section 9.2. shall be as determined by such independent accounting firm.  The fees and expenses of such independent accounting firm shall be paid one-half by the Purchaser and one-half by the Seller.

(c)           The Purchaser, the Seller, and the Acquired Subsidiaries shall, to the extent permitted by applicable Law, elect with the relevant Governmental Body to treat for all purposes the Closing Date as the last day of a taxable period of each Acquired Subsidiary (including Acquired Subsidiaries that are treated as partnerships for U.S. tax purposes).  The Purchaser, the Seller and the Acquired Subsidiaries shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns and any audit, inquiry, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, inquiry, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  From the Execution Date until Closing, the Seller shall assist Purchaser, as and to the extent reasonably requested, in completing the Tax due diligence in respect of the Acquired Subsidiaries or Purchased Assets, including by providing the Purchaser with records and information, which are reasonably relevant to such inquiry, or making employees available on a mutually convenient basis to provide additional information or explanation. The party requesting any such information will bear all of the reasonable out-of-pocket costs and expenses reasonably incurred in connection with providing such information.

(d)           The Purchaser shall have the sole right to control any audit or examination by any Governmental Body, initiate any claim for refund, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of any Acquired Subsidiary (collectively, “Acquired Subsidiary Tax Proceedings”); provided, however, if any Acquired Subsidiary Tax Proceeding could reasonably be expected to increase the amount of Seller Taxes for which Seller would be responsible pursuant to

Section 9.2, or could reasonably be expected to otherwise materially adversely affect the Seller or its Affiliates, then the Purchaser shall (i) keep the Seller fully and timely informed with respect to such Acquired Subsidiary Tax Proceedings, (ii) in good faith, allow the Seller to make comments to the Purchaser regarding the conduct of or positions taken in any such Acquired Subsidiary Tax Proceedings, (iii) allow the Seller to participate at its own expense in any such Acquired Subsidiary Tax Proceedings, and (iv) not enter into any settlement or compromise with respect to such Acquired Subsidiary Tax Proceedings without the prior written consent of the Seller (such consent not to be unreasonably conditioned, withheld or delayed).

(e)           Upon the receipt by the Purchaser or any Acquired Subsidiary of, or upon filing of any Tax Return claiming a credit for, any Excluded Asset described in clause (r) of the definition of “Excluded Assets”, the Purchaser shall pay to the Seller an amount equal to such Excluded Asset within ten (10) days after receipt thereof or within ten (10) days of the filing of such Tax Return, as applicable; provided that, to the extent any portion of such refund or claim is subsequently disallowed, the Seller will refund to the Purchaser an amount equal to the disallowed portion.

(f)            The Purchaser and the Seller shall in good faith determine the allocation of the Purchase Price among the Purchased Assets and the assets of the Acquired Subsidiaries in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations issued thereunder (the “Allocation”), including in preparing any U.S. Tax filings or other forms required to be filed in connection with such allocation. The Purchaser and the Seller agree that (i) they shall file all U.S. Tax Returns and other forms consistent with the Allocation; (ii) any subsequent adjustments to the Purchase Price shall be reflected in the Allocation in a manner consistent with the Allocation and applicable law; and (iii) they shall consult with one another with respect to any Tax audit, controversy or litigation relating to the Allocation by any Taxing Authority.  The Seller further agrees that with respect to any Acquired Subsidiary that is classified as a “partnership” within the meaning of Treasury Regulation Section 301.7701-2, the Seller shall, where permitted, file or cause each such Acquired Subsidiary to file, or have in effect, an election pursuant to Section 754 of the Code for the taxable period ending on the Closing Date.  Each such Acquired Subsidiary described in the preceding sentence shall prepare the statement of adjustments described in Treasury Regulation Section 1.743-1(k)(1) consistently with the Allocation and no party shall take any position on any Tax Return that is inconsistent therewith.

(g)           Prior to the Closing, the Seller shall cancel or cause to be cancelled any tax sharing, allocation, indemnity or similar agreement or arrangement  to which any Acquired Subsidiary is a party.

(h)           Except as required by Law, Seller may not amend, refile, revoke or otherwise modify or cause or permit to be amended, refiled, revoked or otherwise modified any Tax Return or Tax election of Seller (as relates to the Purchased Assets), any Subsidiary of the Seller or any Acquired Subsidiary that affects or may affect the Tax liability of Purchaser or any Acquired Subsidiary with respect to a taxable year ending after the Closing Date without the prior written consent of Purchaser (such consent not to be unreasonably conditioned, withheld or delayed); provided, however, nothing in this Section 7.10(h) shall prohibit or restrict the Seller or any of its Affiliates from making any election, entering into any closing agreement, settling any Tax liability, consenting to any extension or waiver of limitations period, filing, amending or modifying any Tax Return or changing any Tax accounting method or tax period with respect to any consolidated, combined or unitary group of which the Seller or any of its Affiliates is or was a member, except to the extent that such action would increase the Tax liability of any Acquired Subsidiary for any period ending after the Closing Date.

(i)            The Seller hereby agrees to undertake all actions necessary to transfer or cause to be transferred at the Purchaser’s request any Purchased Assets from any member of the Company Group, which may be liable for any Seller Taxes described in clause (iii) or (iv) of the definition of “Seller Taxes”, to a transferee entity designated by Purchaser, including by subjecting such member of the Company Group to a Chapter 11 proceeding or a Chapter 7 proceeding.  The Seller further agrees to cooperate with Purchaser to structure and implement the sale of any non-U.S. Acquired Subsidiary as a sale of assets for U.S. Tax purposes, including without limitation by converting such Acquired Subsidiary from a “per-se” corporation within the meaning of the Treasury Regulations issued under Code Section 7701 to an “eligible entity” prior to Closing and by filing entity classification elections as requested by Purchaser with respect to any non-US Acquired Subsidiary; provided, however, the Seller shall not be required to implement any such structure, undertake any such sale or make any such election, if doing so could reasonably be expected to result in material adverse economic or tax consequences to the Seller or any of its Affiliates.

Seller shall and shall cause any member of the Company Group to promptly transfer to Seller’s Affiliates, immediately prior to the Closing, any assets (including Contracts) of such member of the Company as the Purchaser may designate by written request.

7.11         [Reserved].

7.12         Client Brokerage Consents.  Promptly and in any event within 30 Business Days following the Execution Date, to the extent required by applicable Law or pursuant to a brokerage agreement, the Seller shall and shall cause the applicable members of the Company Group to inform each of its applicable brokerage clients in writing of the transactions contemplated by this Agreement by sending such client a notice thereof, and, other than with respect to the Public Funds (which are addressed in Section 7.14 of this Agreement), shall use its reasonable best efforts to seek such client’s consent to the continuation of its brokerage agreement with the applicable member of the Company Group or a Subsidiary of the Purchaser following consummation of the transactions contemplated hereby, which notice shall comply with applicable Law.  To the extent consistent with applicable Law or SEC or FINRA pronouncements or unless affirmative consent is required by the applicable agreement, such consent may take the form of a so-called implied or negative consent.  The Purchaser will provide to the Seller all information regarding the Purchaser and its Affiliates reasonably required in connection therewith.  The Seller shall deliver drafts of all such consents and related materials to the Purchaser a reasonable time prior to the mailing or other distribution of such documents to any Client in order to afford the Purchaser an opportunity to fully review and comment on such documents, and the Purchaser shall have the right to so review and comment on such documents.  The Purchaser will provide to the Seller all information regarding the Purchaser and its Affiliates reasonably required to be included in the consents and related materials and the Purchaser covenants that any information related to the Purchaser that is provided by the Purchaser or its Affiliates or their respective operations or plans will not contain, at the time such materials are furnished to the Seller, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Seller covenants that all other information contained in the consents and related materials will not contain, at the time such materials are furnished to any client, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

7.13         Client Investment Advisory Consents.  Promptly and in any event within 30 Business Days following the Execution Date, to the extent required by applicable Law or pursuant to an investment advisory agreement, the Seller shall, or shall cause the applicable members of the Company Group to, inform each Client in writing of the transactions contemplated by this Agreement by sending such Client a notice thereof, and, other than with respect to the Public Funds (which are addressed in Section 7.14 of this Agreement), shall use its reasonable best efforts to seek such Client’s consent to the continuation of its investment advisory agreement with the applicable member of the Company Group or a Subsidiary of the Purchaser following consummation of the transactions contemplated hereby, which notice shall comply with applicable Law.  To the extent consistent with applicable Law or SEC pronouncements or unless affirmative consent is required by the applicable agreement, such consent may take the form of a so-called implied or negative consent; provided that, in seeking any such Client consent through such implied or negative consent, the Seller or the applicable member of the Company Group shall provide, no less than 45 days prior to the Closing, written notice to the Client that the applicable member of the Company Group or Subsidiary of the Purchaser will continue to provide investment advice to the Client, pursuant to the Client’s existing investment advisory agreement, after the Closing. The Seller shall deliver drafts of all such consents and related materials to the Purchaser a reasonable time prior to the mailing or other distribution of such documents to any Client in order to afford the Purchaser an opportunity to fully review and comment on such documents, and the Purchaser shall have the right to so review and comment on such documents.  The Purchaser will provide to the Seller all information regarding the Purchaser and its Affiliates reasonably required to be included in the consents and related materials and the Purchaser covenants that any information related to the Purchaser that is provided by the Purchaser or its Affiliates or their respective operations or plans will not contain, at the time such materials are furnished to the Seller, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Seller covenants that all other information contained in the consents and related materials will not contain, at the time such materials are furnished to any client, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

7.14         Public Fund Investment Advisory Consents.

(a)           As soon as practicable after the Execution Date, the Seller shall, or shall cause the applicable member of the Company Group to, use its reasonable best efforts to, in accordance with applicable Law, (i) obtain, with respect to each Public Fund, the approval by the relevant Public Fund’s board of directors or board of trustees acting in accordance with Section 15(c) of the Investment Company Act of a new investment advisory agreement with the applicable member of the Company Group on terms that are no less favorable to the applicable member of the Company Group than the terms of the existing investment advisory agreement with such Public Fund (each such new investment advisory agreement, a “New Public Fund Investment Advisory Agreement”); and (ii) obtain, with respect to each Public Fund, the approval by the relevant Public Fund’s board of directors or board of trustees of the continuation after the Closing, or the replacement, of any other existing agreement with the applicable member of the Company Group, on terms that are no less favorable to the applicable member of the Company Group than the terms of such existing agreement with such Public Fund, but only to the extent any such other contract will terminate as a result of the consummation of the transactions contemplated by this Agreement (the “Other Public Fund Agreements”).

(b)           Promptly after obtaining the approvals set forth in Section 7.14(a) above, the Seller shall, or shall cause the applicable member of the Company Group to, use its reasonable best efforts to cause to be prepared and filed with the SEC proxy materials for meetings of the shareholders of each of the Public Funds and to cause proxy solicitations to be undertaken in order that such meetings be held and concluded as early as practicable prior to the Closing.  At such shareholder meetings, the approval of the applicable shareholders will be sought for (i) the New Public Fund Investment Advisory Agreements; (ii) to the extent required by Law to be approved by shareholder vote, the Other Public Fund Agreements; and (iii) such other matters related to the transactions contemplated by this Agreement as may be required by Law to be approved by shareholder vote.  The Seller shall deliver drafts of such proxy materials to the Purchaser a reasonable time prior to filing any such documents with the SEC and prior to mailing such documents to shareholders of the Public Funds in order to afford the Purchaser an opportunity to fully review and comment on such documents, and the Purchaser shall have the right to so review and comment on such documents.

(c)           The Seller covenants that such proxy materials for each of the Public Funds will comply as to form in all material respects with the applicable rules of the SEC.

(d)           Each party covenants that any information describing such party or its Affiliates or their respective operations or plans or provided by such party or its Affiliates that is contained in any proxy materials will not contain, at the time such materials are furnished or at the time of the shareholder meeting contemplated thereby, any untrue statement of material fact or omit to state any material fact required to be stated therein, where necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(e)           In the event that, with respect to a Public Fund, the Seller or a member of the Company Group expects that it will be unable to obtain the approvals of the shareholders of the Public Fund in accordance with Section 7.14(b) hereof prior to the Closing, the Seller or the applicable member of the Company Group shall use its reasonable best efforts to seek such approvals as soon as possible following the Closing (but in no event later than 150 days following the Closing), and shall request the board of directors or board of trustees of such Public Fund to approve, before the Closing and in conformity with Rule 15a-4 under the Investment Company Act, an interim investment advisory agreement to be effective immediately following the Closing, for such Public Fund, containing the same terms and conditions as the existing investment advisory agreement (except as required under Rule 15a-4 under the Investment Company Act) with such Public Fund (each, a “New Public Fund Interim Investment Advisory Agreement”).

(f)            The Seller shall use its reasonable best efforts to cause the Public Funds to timely amend the Public Funds’ Registration Statements on Form N-1A or Form N-2, as applicable, pursuant to Rule 485(a) under the Securities Act to reflect the consummation of the transactions contemplated by this Agreement and the approval of the New Public Fund Investment Advisory Agreements.

(g)           For purposes of this Agreement, any New Public Fund Investment Advisory Agreement, New Public Fund Interim Investment Advisory Agreement and Other Public Fund Agreement may, at the election of the Purchaser prior to seeking the relevant approvals of such agreement, be with a Subsidiary of the Purchaser instead of the applicable member of the Company Group on terms at least as favorable to such Subsidiary as would have been the case if such agreement had been with the applicable member of the Company Group.

7.15         Section 15 of the Investment Company Act.  The parties each agree to use all commercially reasonable efforts to ensure compliance with the requirements of Section 15(f) of the Investment Company Act in respect of this Agreement and the transactions contemplated hereunder.  In that regard, the Purchaser shall conduct its business and shall, subject to applicable fiduciary duties in relation to any Public Fund, use its commercially reasonable efforts to cause each of its Subsidiaries to conduct their business, so as to enable (i) for a period of three years after the Closing Date, at least 75% of the members of each board of directors/trustees of each Public Fund not to be (A) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the relevant Fund after the Closing, or (B) “interested persons” (as that term is defined in the Investment Company Act) of the investment adviser of the relevant Fund immediately prior to the Closing and (ii) there not to be imposed an “unfair burden” (as that term is defined in the Investment Company Act) on any Public Fund as a result of the transactions contemplated hereby, or any express or implied terms, conditions or understandings applicable thereto; provided, however, that if the Purchaser shall have obtained an order from the SEC exempting it from the provisions of Section 15(f), while still maintaining the “safe harbor” provided by Section 15(f), then this covenant shall be deemed to be modified to the extent necessary to permit the Purchaser to act in any manner consistent with such SEC exemptive order.

7.16         Administration.  Promptly after the Execution Date, the parties will use their commercially reasonable efforts to structure and document an arrangement whereby Pricewaterhouse Coopers LLP (in its capacity as the administrator of Lehman Brothers International (Europe), Lehman Brothers Holdings plc, Lehman Brothers UK RE Holdings Limited and Lehman Brothers Limited, and in the case of any other assets intended to be part of the Purchased Assets subject to or under administration, receivership, bankruptcy or other similar insolvency proceeding in any non-U.S. jurisdiction, any Person appointed to manage such asset, the “Administrator”) would be asked to agree to (a) transfer any of the Purchased Assets that are subject to the dominion and control of the Administrator (the “Administered Assets”) pursuant to the terms and conditions of this Agreement and (b) a transitional operating plan to maintain the ordinary course operations of the relevant operations of the Business (at the expense of the Seller if requested by the Administrator) under the dominion and control of such Administrator in exchange for receipt from Seller (or the applicable Subsidiary) of a mutually agreed portion of the Purchase Price hereunder to be agreed by Parent and the Administrator.  To facilitate the transfer of the Administered Assets, Purchaser will organize one or more entities into which the Administered Assets would be transferred at Closing and would use its commercially reasonable efforts to obtain, on or prior to Closing, any consents, licenses or other authorizations necessary to own and operate the Administered Assets from each relevant Governmental Body, including the Financial Services Authority and the Irish Financial Regulator, as applicable.

7.17         Qualification of the Public Funds.  The Seller will prior to the Closing use its reasonable best efforts to cause each of the Public Funds to continue to qualify as a “regulated investment company” within the meaning of Section 851 of the Code, and will not take any action prior to the Closing that would reasonably be expected to prevent any of the Public Funds from qualifying as such a “regulated investment company.”  In addition, the Seller will use its best efforts to cause the Public Funds to take no action prior to the Closing that would be inconsistent with any Public Fund’s prospectus and statements of additional information or other offering, advertising or marketing materials.

7.18         [Reserved].

7.19         Real Property Leases.

(a)           On or prior to the Closing Date, the Subleased Real Property Leases shall be assumed by the Seller and each Subleased Real Property Lease shall be assigned to BarCap.

(b)           With respect to each Subleased Real Property Lease, Seller shall use commercially reasonable efforts to cause BarCap to (i) on or prior to the Closing Date, negotiate in good faith, in accordance with, and limited by Seller’s rights under the BarCap APA, with the Purchaser a sublease agreement (a “Sublease”) on mutually agreeable terms, pursuant to which a portion of the demised premises under such underlying Subleased Real Property Lease (such portion of the premises to be agreed upon by the parties) shall be subleased to the Purchaser, and (ii) execute and deliver on the Closing Date such mutually acceptable Sublease. The Sublease shall be subject to the terms of the applicable underlying Subleased Real Property Lease.

(c)           Seller’s obligation to enter into, or to cause BarCap to enter into, Subleases in accordance with this Section 7.19 is subject to the receipt by Seller or BarCap, as applicable, of all applicable Landlord Consents. BarCap or Seller, as applicable and Purchaser will cooperate and use commercially reasonable efforts in obtaining such Landlord Consents with respect to the Subleases; provided, however, that Seller shall not be obligated to incur any expenses in connection with obtaining such Landlord Consents.  BarCap or Seller, as applicable and Purchaser shall otherwise comply in all respects with the terms and provisions of the underlying Subleased Real Property Lease in connection with the execution and delivery of the applicable Sublease.

(d)           (i)  Notwithstanding the above, in the event that, following the Closing, BarCap, through an assignment from Seller, obtains a leasehold interest that continues to be used or occupied by an employee of Purchaser or its Subsidiaries, and such leasehold interest is not subleased by BarCap to Purchaser or its designees, then, to the extent permitted under the terms and conditions of the BarCap APA and subject to Purchaser’s commercially reasonable efforts to re-locate such persons, Seller shall cause BarCap to permit the Purchaser to continue to occupy or use such property to the same extent and in the same manner as prior to the Closing for a period commencing on the Closing Date and expiring on June 10, 2009.

(ii)  In addition, with regard to leasehold interests held by Seller which are used in the operation of the Business (including, but not limited to, the lease of 399 Park Avenue, New York, New York) and not subleased to Purchaser pursuant to this Section 7.19, Seller shall provide reasonable prior notice to Purchaser before rejecting or otherwise acting to terminate the underlying lease, and shall not reject or take other action resulting in the rejection or termination of such lease or the interruption of Purchaser’s occupation of such space without taking all reasonable steps necessary to, or, following the Closing, to provide Purchaser reasonable opportunity to, relocate assets or activities of the Business to alternate facilities in an orderly fashion no later than March 19, 2009.

7.20         Competing Transaction.

(a)           Except as provided in Section 7.20(b) and the Bid Procedures Order, neither the Seller nor any Affiliate of Seller shall, directly or indirectly, through any officer, director, employee, agent, professional, advisor or other Representative (i) solicit, initiate, encourage or discuss any proposal or offer from any Person (other than Purchaser) relating to any financing, refinancing, acquisition, divestiture, public offering, recapitalization, business combination or reorganization of or involving all or any part of the business and operations of the Business (a “Competing Transaction”), (ii) furnish any information with respect to, or assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek the foregoing or (iii) seek or support Bankruptcy Court approval of a motion or Order inconsistent in any way with the transactions contemplated herein.

(b)           From the date of the entry of the Bid Procedures Order until the Auction (“Solicitation Period”), the Seller is permitted to cause its Representatives and Affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates, agents and Representatives) in connection with any Competing Transaction.  In addition, during such Solicitation Period, the Seller shall have the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Business and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable law, including, without limitation, supplying information relating to the Business and assets of the Companies to prospective buyers.  The Seller shall contemporaneously provide Purchaser with any information provided to any prospective purchasers not previously provided to Purchaser.  The Seller shall, within forty-eight (48) hours of their receipt thereof, notify Purchaser of and provide Purchaser with a copy of any proposal received by the Seller with respect to any Competing Transaction, including disclosing to Purchaser the identity of the party making such proposal.

7.21         [Reserved].

7.22         Deferred Transfers.

(a)           If and to the extent that the allocation to and vesting in Purchaser or any of its Subsidiaries of any Purchased Assets pursuant to Section 2.1 or otherwise would be a violation of applicable Law or require any consent or the approval of any Governmental Body or the fulfillment of any condition that cannot be fulfilled by the Purchaser prior to the Closing then, unless the parties shall otherwise agree, the allocation to and vesting in Purchaser or any of its Subsidiaries of such Purchased Asset shall be, without any further action by any party hereto, automatically deferred and any allocation or vesting of such Purchased Asset pursuant to Section 2.1 or otherwise shall be null and void until such time as all violations of applicable Law are eliminated, such consents or approvals of Governmental Bodies are obtained, and such conditions are fulfilled, which in all cases shall be no later than twelve (12) months from the Closing Date unless otherwise agreed to by the parties hereto.  Any such Purchased Asset shall be deemed a “Deferred Transfer Purchased Asset.”

(b)           If and to the extent that the allocation to Purchaser or any of its Subsidiaries of, and Purchaser’s or any such Subsidiary’s becoming responsible for, any Assumed Liabilities pursuant to Section 2.3 or otherwise would be a violation of applicable Law or require any consent or approval of any Governmental Body or the fulfillment of any condition that cannot be fulfilled by Seller prior to the Closing, then, unless the parties hereto shall otherwise agree, the allocation to Purchaser or any of its Subsidiaries of, and Purchaser’s or any such Subsidiary’s becoming responsible for, such Assumed Liability shall, without any further action by any party, be automatically deferred and any allocation or responsibility for such Assumed Liability pursuant to Section 2.3 or otherwise shall be null and void until such time as all violations of applicable Law are eliminated, such consents or approvals of Governmental Bodies are obtained, and such conditions are fulfilled.  Any such Assumed Liability shall be deemed a “Deferred Transfer Assumed Liability.”

(c)           With respect to any Deferred Transfer Purchased Asset or any Deferred Transfer Assumed Liability, insofar as it is reasonably possible, (i) Seller shall, and shall cause any applicable Subsidiary of the Seller to, following the Closing, hold such Deferred Transfer Purchased Asset for the use and benefit of Purchaser and its Subsidiaries (at the expense of Purchaser) and (ii) Purchaser shall, or shall cause its applicable Subsidiary to, pay or reimburse Seller for all amounts paid or incurred in connection with the retention of such Deferred Transfer Assumed Liability.  In addition, Seller shall, and shall cause any applicable Subsidiary of the Seller to, insofar as reasonably possible and to the extent permitted by applicable Law, hold and treat such Deferred Transfer Purchased Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by Purchaser in order to place Purchaser or any of its Subsidiaries, insofar as permissible under applicable Law and reasonably possible, in the same position as if such Deferred Transfer Purchased Asset had been transferred to and vested in Purchaser or an applicable Subsidiary of the Purchaser at the Closing and so that, to the extent possible, all the benefits and burdens relating to such Deferred Transfer Purchased Asset, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Deferred Transfer Purchased Asset, are to inure from and after the Closing to Purchaser or its applicable Subsidiary entitled to the receipt of such Deferred Transfer Purchased Asset.

(d)           If and when the consents, approvals of Governmental Bodies and/or conditions, the absence or non-satisfaction of which caused the deferral or transfer of any Deferred Transfer Purchased Asset or Deferred Transfer Assumed Liability pursuant to Section 7.22(a) and Section 7.22(b), are obtained or satisfied, the transfer, allocation or novation of the applicable Deferred Transfer Purchased Asset or Deferred Transfer Assumed Liability shall be effected in accordance with and subject to the terms of this Agreement.

(e)           Seller shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed or agreed in advance to be reimbursed by Purchaser, other than reasonable attorney’s fees and recording or similar fees, all of which shall be promptly reimbursed by Purchaser.

7.23         Right to Exclude, Delay, Etc.  At any time prior to the fifth (5th) Business Day prior to the Closing, the Purchaser may elect, in its sole discretion with notice to the Seller, but without any effect on the Purchase Price, (a) to designate as an Excluded Asset any asset, interest or right that would otherwise constitute a Purchased Asset hereunder if the Purchaser reasonably and in good faith determines that it or any of its Subsidiaries could become subject to any Liability as a result of acquiring such asset that is material to such asset or (b) to elect to purchase the assets of any member of the Company Group and assume the Liabilities of such member of the Company Group of a type that constitute Assumed Liabilities in lieu of purchasing the equity interests of such member of the Company Group (including a member of the Company Group previously expected to be treated under this Agreement as an Acquired Subsidiary); provided, however, that such member was expected to be an Acquired Subsidiary; and provided further that, if the time frame for the Purchaser to deliver a Designation Notice shall have expired, then such member shall not be required to become a Debtor and the timeframe for Purchaser to deliver a Designation Notice shall not be extended or (c) to delay to a date beyond the Closing Date the purchase of any Purchased Assets hereunder.  If the Purchaser makes any election of the type described by clause (b), the Seller, subject to Section 7.16, shall cause the applicable member of the Company Group to agree in writing to become party to and bound by this Agreement as one of the entities comprised by the Seller and each direct Subsidiary of such member will automatically be deemed to be a “Company” for purposes of this Agreement.  Without limiting the generality of the foregoing, the Purchaser shall in no event be required, on the Closing Date to purchase any assets, or assume any Liabilities, in respect of the Fixed Income Business unless and until the Fixed Income Revenue Run-Rate Percentage as of the Preliminary Calculation Date is equal to or greater than 70%.  All representations and warranties (including, for the avoidance of doubt, the corresponding Schedules) and indemnification provisions in this Agreement will be interpreted as if no election has been made pursuant to Section 7.23(b).

7.24         Trust Companies.  If Purchaser or an Affiliate of Purchaser (i) has submitted an application to form a trust company on or before the six month anniversary of the Closing Date and (ii) been issued a charter for a trust company on or before the 18-month anniversary of the Closing Date, then Seller will pay Purchaser, promptly upon receipt of an invoice, an amount equal to 50% of such trust company’s equity capitalization as of such 18-month anniversary date, but in no event shall Seller pay more than $24,000,000.

7.25         Bankruptcy Pleadings.

(a)           As soon as reasonably practicable after the execution of this Agreement, but in any event no later than five (5) Business Days thereafter, the Seller shall file the Sale Motion with the Bankruptcy Court, which Sale Motion may be supplemented with any appropriate declarations, pleadings and/or notices, each in form and substance reasonably satisfactory to the Purchaser.

(b)           The Seller shall use reasonable best efforts to serve notice of the Sale Motion and related notices (including notices to be provided to counterparties of Purchased Contracts, Transferred Real Property Leases and Subleases) on all Persons entitled to notice under the Bankruptcy Code and the Bankruptcy Rules including, providing notice to all known persons who may have claims against any member of the Company Group that may become subject to a Bankruptcy Case.

(c)           In the event an appeal is taken or a stay pending appeal is requested (or a petition for certiorari or motion for rehearing or reargument is filed), with respect to the Bid Procedures Order, the Sale Order, or any Order of the Bankruptcy Court related to this Agreement, the Seller shall promptly notify the Purchaser of such appeal or stay request and shall promptly provide to the Purchaser a copy of the related notice of appeal or Order of stay.  The Seller shall also provide the Purchaser with written notice of any motion or application filed in connection with any appeal from either of such Orders.  Each of the Sellers agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and the Purchaser agrees to cooperate in such efforts.  Each party hereto agrees to use commercially reasonable  efforts to obtain an expedited resolution of such appeal; provided that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Sale Order shall have been entered and has not been stayed.

(d)           From and after the Execution Date and to the extent Purchaser is the Successful Bidder at the Auction, from and after the date of the Auction, the Seller shall not take any action that is intended to result in, or fail to take any action the intent of which failure to act would result in, the reversal, voiding, modification or staying of the Bid Procedures Order or the Sale Order.  Each of the Sellers further covenants and agrees that the terms of any plan of reorganization or liquidation or proposed order of the Bankruptcy Court that may be filed, proposed or submitted or supported by the Seller after entry of the Sale Order or consummation of the transactions contemplated hereby shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement, the Bid Procedures Order or the Sale Order or the rights of the Purchaser hereunder or thereunder.

(e)           From and after the Execution Date, subject to the terms and conditions of this Agreement, the Seller shall use reasonable best efforts to obtain approval of this Agreement, the Sale Motion and entry of the Bid Procedures Order, and the Sale Order.  Each party shall provide the other party with reasonable advance notice and opportunity to review any motion, pleading, proposed order, press release, public statement or other document that relates or refers to the Agreement or the other party prior to making any such filing, release or disclosure.

(f)            As soon as reasonably practicable after Seller receives a Designation Notice, but in any event no later than three (3) Business Days thereafter, any Seller designated in the Designation Notice shall, or cause the designated Affiliate to, file a voluntary Chapter 11 (or, if so designated by the Purchaser with respect to an Affiliate that is not eligible for Chapter 11, a voluntary Chapter 7) petition in the United States Bankruptcy Court for the Southern District of New York, together with appropriate supporting declarations, pleadings and notices, each in form and substance reasonably satisfactory to the Purchaser; provided, however, that with respect to any Seller that is a Broker-Dealer Subsidiary that is a member of SIPC, Seller shall not be required to file a voluntary Chapter 11 case until such time as a new broker dealer has been established and the brokerage accounts from such Broker-Dealer Subsidiary that is a member of SIPC have been transferred to a new broker dealer; provided further that Seller shall use commercially reasonable efforts to promptly establish the new broker-dealer and transfer such accounts prior to the expiration of the period for Purchaser to provide the Designation Notice to Seller.

(g)           In the event that any Seller or any member of the Company Group becomes subject to a proceeding under the Bankruptcy Code (a “New Debtor”), such Seller and the Parent shall file a joinder to the Sale Motion, seeking approval of the Sale Order with respect to such Seller and the assumption of this Agreement by such Seller.  Any such motion shall be filed no later than three (3) days after the commencement of such proceeding and shall request that the Bankruptcy Court hold a hearing to consider approval of such motion on the same date of the Sale Hearing in Parent’s Bankruptcy Case; provided, however, upon the request of the Purchaser, the Parent shall (i) seek an adjournment of the Auction and the Sale Hearing to a date not later than fifteen (15) days after commencement of the New Debtor’s proceeding and (ii) provide notice, to the extent not already provided, to all known persons who may have Claims against the New Debtor or its property of the Auction and Sale Hearing.

(h)           In the event that any Seller or any member of the Company Group becomes subject to a proceeding under SIPA and a trustee (the “SIPC Trustee”) is proposed by SIPC and appointed by an Order, Parent and Seller’s management immediately shall request of the SIPC Trustee the immediate filing of a motion, in form and substance satisfactory to the Purchaser, seeking entry of the Sale Order with respect to such Seller no later than five (5) days after entry of the Sale Order with respect to other Sellers not subject to the SIPC proceeding.

7.26         Withdrawal of Seller Capital.  With respect to the seed capital amounts listed on Schedule 7.26, the Seller shall, and shall causes its Affiliates to, maintain such seed capital according to the timeline and other requirements specified on Schedule 7.26.

7.27         Lehman Commitments to Funds.

(a)           From the Execution Date until the Closing Date, Seller shall, or shall cause its Affiliates to, honor all existing capital commitments made by the Seller and each of its Affiliates both (i) in their capacity as general partner or similar controlling member, shareholder, trustee or other entity, including any interest as a special limited partner, and (ii) as a limited partner or in respect of any side by side commitment, in each case, in any Fund that is included in the Purchased Assets.

(b)           From the Execution Date until the Closing Date, Seller shall not and shall cause its Affiliates not to, sell, transfer, pledge or otherwise directly or indirectly dispose of any side by side interest or interest as a limited partner, shareholder or member of any Fund unless Seller shall have, prior to any such transfer, received written confirmation from the transferee that the transferee will (i) vote in favor of any Fund Amendments applicable to such Fund and grant the consents (in whatever capacity) or approvals (in whatever capacity), in each case, applicable to such Fund in support of the transactions contemplated hereby (in whatever capacity); (ii) not solicit and not vote in favor of any liquidation or termination of any such Fund, or the removal of the general partner, investment advisor or comparable entity for such Fund or similar event, other than any such action taken in support of the transactions contemplated by this Agreement; and (iii) refrain from transferring such interest until the earlier of the Closing or the termination of this Agreement; provided, however, that the Seller or its Affiliates may permit such transferee to transfer such interest if the subsequent transferee provides written confirmation to Purchaser and Seller that such transferee will comply with the terms set forth in this Section 7.27(b).

7.28         Director Resignations.  Prior to the Closing, the Seller shall cause all directors, trustees, officers and managers of any Acquired Subsidiary and of any Fund (other than independent directors or trustees of a Public Fund) advised by any member of the Company Group who are not Transferred Employees to resign from their offices, effective no later than the Closing.

7.29         Taxing Authority Notification.  Any member of the Company Group filing a case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court in accordance with this Agreement that files Tax Returns on a consolidated, combined or unitary basis with Seller or any of its Affiliates shall notify, in accordance with applicable law, the IRS and any other applicable Taxing Authority in the jurisdiction, in which such case was filed, of the commencement of such case.

7.30         Employee Securities Company.  In connection with any “employee securities company” (as such term is defined in the Investment Company Act), the management contract of which is being assigned to Purchaser or its designee pursuant to this Agreement, Purchaser agrees to use its commercially reasonable efforts to assist Seller in (i) obtaining an amendment to that certain Order pursuant to Section 6(c) of the Investment Company Act that sets forth the conditions of operation of such “employee securities company” (or other regulatory approval), to permit an affiliate of Purchaser to manage and control such “employee securities company” or (ii) arranging alternative means by which such “employee securities company” may continue to operate in accordance with the existing conditions set forth in the Order, in either case, as soon as practicable, but, in any event, no later than five Business Days prior to the Closing.

Purchaser may elect, in its sole discretion with notice to Seller to designate as an Excluded Asset the shares of capital stock, limited liability company membership, general and limited partnership interests or other equity interests of Subsidiaries of Seller constituting employee securities companies or the advisors or controlling members of Funds organized primarily for co-investment by employees of Parent or its Subsidiaries (each a “Co-Invest Fund”).  In the event that Purchaser elects to exclude any such interest, Parent shall cause the Co-Invest Fund to enter into a sub-advisor agreement with an Affiliate of Purchaser that will provide such Affiliate, as nearly as possible, with the same compensation as it would have received if Purchaser had acquired the Co-Invest Fund’s advisor and general partner or other controlling entity.

7.31         Artwork.  Purchaser shall have the right to possess, for a period of one-year after the Closing, all of the artwork located, as of the Execution Date, in the premises used by the Business, including 605 Third Avenue, New York, New York but excluding 399 Park Avenue, New York, New York.  At any time during such period, Purchaser shall have the option to purchase any or all of such artwork and any or all other artwork identified prior to the Execution Date as being part of the Neuberger Berman art collection, wherever located, for a price equal to its then appraised value (as determined by an independent, mutually acceptable, recognized appraiser). To the extent Purchaser does exercise such option on any or all of the artwork by the first anniversary of the Closing that is not located on premises occupied by the Purchaser or any of its Subsidiaries, the Purchaser shall be responsible for crating and moving such artwork after its purchase.  To the extent the Purchaser does not exercise such option on any or all of such artwork by the first anniversary of the Closing that is located on premises occupied by the Purchaser or any of its Subsidiaries, the Seller shall be responsible for crating and moving such artwork.  During such period that Purchaser has the right to possess the artwork following the Closing, Purchaser shall bear the risk of loss for such artwork located in premises used by the Business other than 399 Park Avenue, New York, New York.  In the event that any artwork located in premises used by the Business other than 399 Park Avenue, New York, New York is damaged or lost during such period, Purchaser shall pay to Seller an amount equal to the damage or loss, consistent with the insured appraised value (as determined by such appraisal) for such artwork, assuming such artwork had not been lost or damaged.

7.32         Transition Services Obligations.

(a)           Seller and Purchaser acknowledge that prior to the Closing, the Business has been operated by Seller as an integrated division of a larger organization, and that the successful operation of the business in the ordinary course of its operations and the operation by Seller of the businesses retained by it and its Affiliates has depended, and will continue to depend, on the uninterrupted receipt by the Business and such retained businesses of rights, information, goods, and services (collectively “Services”) from: (i) those portions of Seller’s business that are not being acquired by Purchaser pursuant to this Agreement; and (ii) those portions of Seller’s business that are being acquired by Purchaser pursuant to this Agreement, respectively.  Except as set forth below regarding Services that may be provided by others, Seller covenants that it shall provide Purchaser, and to Purchaser’s successors, assigns, sublicensees, and transferees, for the Transition Period, (as defined below) all Services that have been previously provided by Seller or any Affiliate of Seller, to the Business, and that are necessary to allow Purchaser to continue to operate the Business in the ordinary course, at the level and in such manner as Seller or its Affiliates have provided such Service during the period from July 1, 2007 through June 30, 2008.  Similarly, Purchaser covenants that it shall provide Seller and its Subsidiaries, and to Seller and its Subsidiaries’ successors, assigns, sublicensees, and transferees, for the Transition Period, (as defined below) all Services that have been previously provided by the portions of Seller’s business that are being acquired by Purchaser pursuant to this Agreement, and that are necessary to allow Seller and its Subsidiaries to continue to their ordinary course of business as conducted prior to Closing and/or unwind their operations, at the level and in such manner as the portions of Seller’s business that are being acquired by Purchaser pursuant to this Agreement have provided such Service during the period from January 1, 2008 through June 30, 2008. The “Transition Period” means the period commencing on the Closing Date and continuing for two (2) years.  Seller and Purchaser shall each be reasonably compensated for such Services pursuant to the terms of the mutually agreed transition services more fully described in Section 7.32(c) below.

(b)           Notwithstanding Seller’s and Purchaser’s obligations to provide Services pursuant to Section 7.32(a) above, Seller and Purchaser shall not be obligated to provide Services directly and may contract for the provision of necessary Services by others and “Services” shall not include those Services to be provided by or to BarCap under the BarCap TSA.  Without limitation, in the event Seller or Purchaser disposes of or transfers facilities, systems, or other assets upon which Services are based or are necessary for the rendering of Services, Seller or Purchaser, as applicable, shall require all assignees and transferees to such assets to become contractually bound to Seller or Purchaser, and Seller’s or Purchaser’s successors and assigns, as applicable, to provide Services utilizing such assets up to the level and in the manner that Seller or Purchaser would have been obligated to provider hereunder had such assets not been assigned or transferred.

(c)           Commencing immediately as of the Execution Date, the authorized representatives of the parties shall meet and confer to draft and reach mutual agreement upon a detailed transition services agreement consistent with the obligations of Seller and Purchaser set forth above which sets forth, through mutually agreed schedules and exhibits the specific services to be provided, the service level commitments, service pricing, and other commercially reasonable provisions and details.  In addition, commencing immediately as of the Execution Date, Seller shall use commercially reasonable efforts to include Purchaser and Purchaser’s successors and assigns in the process of developing Schedules under Section 3.05 of the BarCap TSA (including, as appropriate, attending meetings with the personnel responsible for developing and negotiating the content of those schedules) and taking such other commercially reasonable steps to facilitate the receipt of services from BarCap as Purchaser or its successors or assigns may request, provided that, after the final specification of the

BarCap TSA Schedules,  Purchaser or its successors or assigns shall reimburse Seller for Seller’s commercially reasonable out of pocket expenses associated with responding to any such request.  With regard to the BarCap TSA Schedules, Seller shall give reasonable consideration to advice given by Purchaser and Purchaser’s successors and assigns with respect to the content of those Schedules or the provision or receipt of services under the BarCap TSA, but the parties acknowledge that Purchaser is not acquiring pursuant to this Section 7.32(c) a right of approval over the terms of the Schedules, and Seller retains those rights and privileges provided by the BarCap TSA and this Agreement with regard to the process of creating and finalizing the BarCap TSA Schedules.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1           Conditions Precedent to Obligation of the Purchaser.  The obligation of the Purchaser to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           (i) the representations and warranties of the Seller set forth in Sections 4.1(a) (Organization), 4.2 (Authorization), 4.3 (Capitalization), 4.8(ii) (No Material Adverse Effect), 5.1 (Seller Organization), 5.2 (Seller Authorization), 5.3 (Ownership), and 5.6 (Financial Advisors) shall be true and correct when made and, except for Section 4.8(ii), at and as of the Closing as though made at and as of such time (other than any such representations and warranties that relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) all other representations and warranties of the Seller set forth in this Agreement shall be true and correct (disregarding for purposes of this clause (ii) any qualifications or exceptions as to “materiality”, including the term “Material Adverse Effect”) when made and, at and as of the Closing as though made at and as of such time (other than any such representations and warranties that relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent the failure of the representations and warranties referred to in this clause (ii) to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Material Adverse Effect or a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby, and the Purchaser shall have received a certificate signed by an authorized officer of the Seller, dated the Closing Date, to the foregoing effect;

(b)           Seller shall have performed and complied in all material respects with all material obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date (it being acknowledged that the failure to obtain any consents or approvals sought under this Agreement shall not be considered to be a failure to perform or comply with any of the Seller’s obligations or agreements so long as the Seller has complied in all material respects with Section 7.4,

Section 7.5, Section 7.6, Section 7.12, Section 7.13, Section 7.14 and Section 7.19), and the Purchaser shall have received a certificate signed by an authorized officer of the Seller, dated the Closing Date, to the foregoing effect;

(c)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           (i) the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted and any applicable non-United States antitrust and merger control requirements shall have been satisfied and (ii) all approvals required from  FINRA and other self-regulatory organizations with respect to the transactions contemplated by this Agreement will have been obtained;

(e)           the Seller shall have delivered, or caused to be delivered, to the Purchaser, duly executed Ancillary Agreements to which the Seller or any Affiliate thereof is a party, including the Transition Services Agreement, which will contain arrangements reasonably satisfactory to Purchaser for the provision of proprietary transition services and the replacement of such services for at least 24 months following the Closing;

(f)            the Departure Percentage shall not be less than 80%;

(g)           the Preliminary Closing NB Revenue Run-Rate Percentage shall be equal to or greater than 70%;

(h)           the average closing price of the S&P 500 Index for the 10 consecutive full trading days immediately preceding the Closing Date shall be at least 75% of 1202.79;

(i)            the Bankruptcy Court shall have entered the Bid Procedures Order in form and substance reasonably satisfactory to Purchaser and substantially in the form attached hereto as Exhibit A;

(j)            the Bankruptcy Court shall have entered the Sale Order in form and substance reasonably satisfactory to Purchaser and substantially in the form attached hereto as Exhibit B, and such Order shall not have been stayed, amended, modified, reversed, vacated or revoked and is in full force and effect;

(k)           Parent shall not have elected to cause the Estimated Aggregate Additional Adjustment to equal $850,000,000;

(l)            Parent shall not have elected to cause the Estimated EBITDA Adjustment to equal $190,000,000; and

(m)          the sum of (i) the Estimated Closing NB Adjustment plus (ii) the Estimated EBITDA Adjustment plus (iii) the Estimated Other Liabilities Adjustment plus (iv) the Estimated Closing S&P Adjustment (in each case, calculated as though Parent has made no elections that would otherwise limit such amounts) shall not be greater than $1,250,000,000.

8.2           Conditions Precedent to Obligation of the Seller.  The obligation of the Seller to consummate the Closing is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law):

(a)           (i) the representations and warranties of the Purchaser set forth in Sections 6.1 (Organization), 6.2 (Authorization), 6.6 (Financial Advisors) and 6.7 (Guarantees) shall be true and correct in all material respects when made and at and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (ii) the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (disregarding for purposes of this clause (ii) any qualifications or exceptions as to “materiality”) when made and at and as of the Closing as though made at and as of such time (other than such representations and warranties that relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except to the extent the failure of such representations and warranties to be so true and correct has not had a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby, and the Seller shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;

(b)           the Purchaser shall have performed and complied in all material respects with all material obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date, and the Seller shall have received a certificate signed by an authorized officer of the Purchaser, dated the Closing Date, to the foregoing effect;

(c)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(d)           the waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination shall have been granted and any applicable non-United States antitrust and merger control requirements shall have been satisfied;

(e)           the Purchaser shall have delivered, or caused to be delivered, to the Seller, duly executed Ancillary Agreements to which the Purchaser or any Affiliate thereof is a party, including the Transition Services Agreement, which will contain arrangements reasonably satisfactory to Seller for the provision of proprietary transition services and the replacement of such services for at least 24 months following the Closing; and

(f)            the Bankruptcy Court shall have entered a Sale Order in form and substance reasonably satisfactory to Seller and substantially in the form attached hereto as Exhibit B.

8.3           Frustration of Closing Conditions.  Neither the Purchaser nor the Seller may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was primarily due to the failure of such party (or, in the case of the Seller, a failure by any Company) to perform any of its obligations under this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations and Warranties.  All representations and warranties contained in this Agreement (other than the representations and warranties contained in Section 4.9(c)(ii) and Section 4.9(h)) shall terminate on the Closing Date and shall not be subject to any claim after the Closing Date.

9.2           Indemnification by the Seller.  Subject to the provisions of this Article IX, the Seller hereby agrees, from and after the Closing, to indemnify and hold the Purchaser, its Affiliates (including the Acquired Subsidiaries), and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and permitted assigns harmless from and against any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (including without limitation attorneys’ and accountants’ fees) (individually, a “Loss” and, collectively, “Losses”) arising or resulting from, or relating to, any Excluded Liabilities.

9.3           Indemnification by the Purchaser.  Subject to the provisions of this Article IX, the Purchaser hereby agrees, from and after the Closing, to indemnify and hold the Seller, its Affiliates, and their respective directors, officers, employees, stockholders, agents, attorneys, representatives, successors and permitted assigns harmless from and against any and all Losses arising or resulting from, or relating to, any Assumed Liabilities.

9.4           Certain Limitations on Indemnification.  The amount of any Losses for which indemnification is provided under this Article IX shall be net of any amounts actually recovered by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any expenses incurred in connection with such recovery and net of the amount of any increased insurance premiums or other costs for such indemnified party).  Each party shall use its commercially reasonable efforts to recover under insurance policies for any Losses concurrently with seeking indemnification under this Agreement.

9.5           Tax Treatment of Indemnity Payments.  The Purchaser and the Seller agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes.

9.6           Survival of Indemnification.  All Liabilities for breach of Section 4.9(c)(ii) or Section 4.9(h) shall survive until the applicable statute of limitations and shall not be subject to objection or disallowance under section 502(e) of the Bankruptcy Code.  All Liabilities for indemnification under this Article IX shall survive until the nine-month anniversary of the Closing Date and shall not be subject to objection or disallowance under section 502(e) of the Bankruptcy Code.

ARTICLE X

MISCELLANEOUS

10.1         Payment of Sales, Use or Similar Taxes.  All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by the Purchaser and the Seller. The Purchaser and the Seller shall cooperate with each other in order to minimize applicable Transfer Taxes in a manner that is mutually agreeable and in compliance with applicable Law, and shall to that extent execute such documents, agreements, applications, instruments, or other forms or take such actions as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.

10.2         Expenses.  Except as otherwise provided in this Agreement, each of the Sellers and the Purchaser shall bear its own and its respective Affiliates’ expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.3         Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto), the Guarantees, the Ancillary Agreements and the Confidentiality Agreements represent the entire understanding and agreement between the parties hereto and their respective Affiliates with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties hereto and their respective Affiliates with respect to such subject matter, including the Original Purchase Agreement. Upon the Closing, the non-solicitation obligation of Purchaser and its Affiliates under the Confidentiality Agreements with respect to employees of the Business shall be of no further force and effect.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4         Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Purchaser, to:

c/o Hellman & Friedman Capital Partners VI, L.P.

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Facsimile:  1 415 788 0176

Attention:  Allen R. Thorpe

Jeffrey A. Goldstein

Arrie A. Park

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Facsimile:  1 212 225 3999

Attention:  Daniel S. Sternberg

Christopher E. Austin

and

c/o Bain Capital Partners LLC

111 Huntington Avenue

Boston, MA 02199

Facsimile:  1 617 516 2010

Attention:  Mark Nunnelly

Andrew Balson

Phil Loughlin

With a copy (which shall not constitute notice) to:

Ropes & Gray

One International Place

Boston, MA 02110

Facsimile:  1 617 951 7050

Attention:  Alfred O. Rose

William M. Shields

If to the Seller, to:

Lehman Brothers Holdings Inc.

745 Seventh Avenue

New York, New York 10019

Facsimile:  646 758 2652

Attention:  Chief Restructuring Officer

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Facsimile:  (212) 310-8007

Attention:  Thomas A. Roberts

Michael E. Lubowitz

Jane E. McDonald

10.5         Binding Effect; No Third-Party Beneficiaries; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may at any time assign any or all of its rights or obligations under this Agreement to one or more of its Subsidiaries.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee unless the context otherwise requires.

10.6         Enforcement.

(a)           The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the parties shall be entitled to equitable relief to prevent or remedy breaches of this Agreement, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance in respect of such breaches.  Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy.  Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of the provisions of this Agreement.

(b)           Notwithstanding any other provision of this Agreement, the sole and exclusive pre-Closing remedy of Purchaser, Parent, the Seller, their respective Affiliates and any other Person for any breach or threatened breach of this Agreement prior to Closing by the Seller or the Purchaser, as the case may be, shall be the right of the Seller or Purchaser to seek an injunction or injunctions against any such breach or to specifically enforce the other party’s obligations hereunder or the right to terminate this Agreement in accordance with, and subject to, the terms and conditions of Section 3.3 and receive the amounts, if any, that become payable pursuant to Section 3.5 (it being understood that in no event will the Purchaser be entitled to seek or receive both an injunction or grant of specific performance and such amounts).  Seller agrees, to the extent the Purchaser is successful on the merits, to pay all reasonable costs, expenses and fees, including, without limitation, all reasonable attorneys’ fees which may be incurred by the Purchaser in enforcing its rights under Section 10.6(a).  All other claims, rights and causes of action, including any right to seek monetary damages, by the Purchaser, Parent, the Seller or their respective Affiliates or any other Person against the Purchaser, the Guarantors, Seller, any of their respective Affiliates or any of their or their respective Affiliates’ Representatives or former, current or future general or limited partners, members or stockholders is hereby fully waived, released and forever discharged.

10.7         Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.8         GOVERNING LAW; SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a)           THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT (INCLUDING ANY AMENDMENT, SUPPLEMENT OR WAIVER OF THIS AGREEMENT), OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY AMENDMENT, SUPPLEMENT OR WAIVER OF THIS AGREEMENT) AND THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(b)           EACH OF THE PARTIES:

(i)            SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED WITHIN THE BOROUGH OF MANHATTAN OF THE CITY, COUNTY AND STATE OF NEW YORK

OVER ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND AGREES THAT ALL CLAIMS IN RESPECT OF SUCH DISPUTE OR ANY SUIT, ACTION PROCEEDING RELATED THERETO MAY BE HEARD AND DETERMINED IN SUCH COURTS; PROVIDED, HOWEVER, THAT DURING THE PENDENCY OF THE BANKRUPTCY CASE, THE BANKRUPTCY COURT SHALL HAVE AND RETAIN EXCLUSIVE JURISDICTION TO ENFORCE THE TERMS OF THIS AGREEMENT AND TO DECIDE ANY CLAIMS OR DISPUTES WHICH MAY ARISE OR RESULT FROM, OR BE CONNECTED WITH, THIS AGREEMENT, ANY BREACH OR DEFAULT HEREUNDER, OR THE TRANSACTIONS CONTEMPLATED HEREBY;

(ii)           WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE;

(iii)          AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW;

(iv)          IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT; AND

(v)           CONSENTS TO PROCESS BEING SERVED BY ANY PARTY TO THIS AGREEMENT IN ANY SUIT, ACTION OR PROCEEDING BY THE DELIVERY OF A COPY THEREOF IN ACCORDANCE WITH THE PROVISIONS OF SECTION 10.4.

10.9         Treatment as Administrative Expenses.  Any amounts at any time payable under Section 3.5 or any other provision of this Agreement shall be deemed allowed administrative claims in the Bankruptcy Case of any Seller that is a Debtor, with priority over any and all claims of the kind specified in 11 U.S.C. §§ 503(b) and 507(b) pursuant to 11 U.S.C. § 364(c)(1), which claim shall be senior to, and have priority over, all other claims other than any claims arising under that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of September 17, 2008, by and among LBHI, Barclays Bank plc and BarCap.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

IMD PARENT LLC

By:	/s/ Allen Thorpe
	Name:	Allen Thorpe
	Title:	Co-President

By:	/s/ Philip H. Loughlin
	Name:	Philip H. Loughlin
	Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS HOLDINGS INC.

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LB I GROUP INC.

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN ALI INC.

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS ASSET MANAGEMENT LLC

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS ASSET MANAGEMENT INC.

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS AIM HOLDINGS LLC

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS AIM HOLDINGS II LLC

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS AIM HOLDINGS III LLC

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

NEUBERGER BERMAN HOLDINGS LLC

By:	/s/ Joseph Amato
	Name:	Joseph Amato
	Title:	Managing Director

[SIGNATURE PAGE TO AMENDED AND RESTATED PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

NEUBERGER BERMAN ASSET MANAGEMENT LLC

By:	/s/ Joseph Amato
	Name:	Joseph Amato
	Title:	Managing Director

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

NEUBERGER BERMAN MANAGEMENT LLC

By:	/s/ Joseph Amato
	Name:	Joseph Amato
	Title:	Managing Director

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

NEUBERGER BERMAN, LLC

By:	/s/ Joseph Amato
	Name:	Joseph Amato
	Title:	Managing Director

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS CAYMAN GP LTD.

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

By:	/s/ James P. Fogarty
	Name:	James P. Fogarty
	Title:	Authorized Signatory

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS OFFSHORE PARTNERS LTD

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

By:	/s/ James P. Fogarty
	Name:	James P. Fogarty
	Title:	Authorized Signatory

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS PRIVATE EQUITY ADVISERS LLC

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS PRIVATE FUND MANAGEMENT, LP

By:	/s/ Anthony D. Tutrone
	Name:	Anthony D. Tutrone
	Title:	Managing Director

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS PRIVATE FUNDS INVESTMENT COMPANY GP, LLC

By:	/s/ Anthony D. Tutrone
	Name:	Anthony D. Tutrone
	Title:	Managing Director

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS PRIVATE FUNDS INVESTMENT COMPANY LP, LLC

By:	/s/ Anthony D. Tutrone
	Name:	Anthony D. Tutrone
	Title:	Managing Director

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

THE MAIN OFFICE MANAGEMENT COMPANY II, LP

By:	/s/ Anthony D. Tutrone
	Name:	Anthony D. Tutrone
	Title:	Managing Director

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS PACIFIC HOLDINGS PTE LTD (SINGAPORE)

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

By:	/s/ James P. Fogarty
	Name:	James P. Fogarty
	Title:	Authorized Signatory

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS UK HOLDINGS (DELAWARE) INC.

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

[signature page to amended and restated purchase agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.

LEHMAN BROTHERS ASSET MANAGEMENT (IRELAND) LTD.

By:	/s/ D. J. Coles
	Name:	D. J. Coles
	Title:	Authorized Signatory

By:	/s/ James P. Fogarty
	Name:	James P. Fogarty
	Title:	Authorized Signatory

[signature page to amended and restated purchase agreement]